As filed with the Securities and Exchange Commission on August 11, 2004
Registration No. 333-116627

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2
TO THE

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Naugatuck Valley Financial Corporation

and
Naugatuck Valley Savings and Loan, S.B. Employee Savings Plan
(Exact name of registrant as specified in its charter)

United States	6035	To Be Applied For
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

333 Church Street

Naugatuck, Connecticut 06770
(860) 720-5000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

John C. Roman

President and Chief Executive Officer
Naugatuck Valley Financial Corporation
333 Church Street
Naugatuck, Connecticut 06770
(203) 720-5000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Douglas P. Faucette, Esquire

Victor L. Cangelosi, Esquire
Muldoon Murphy Faucette & Aguggia LLP
5101 Wisconsin Avenue, N.W.
Washington, D.C. 20016
(202) 362-0840

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to	Offering Price	Aggregate	Registration
Securities to be Registered	be Registered	Per Unit	Offering Price(1)	Fee

Common Stock $.01 par value	3,421,968 Shares	$10.00	$34,219,680	$4,336(2)

Participation Interests	(3)	—		$(4)

(1)	Includes shares to be issued to the Naugatuck Valley Savings and Loan Foundation, a private foundation.

(2)	The total registration fee is $4,336, of which $3,771 was previously paid upon the initial filing of the Form S-1 on June 18, 2004 and $565 of which is being paid in connection with this filing.

(3)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(4)	The securities of Naugatuck Valley Financial Corporation to be purchased by Naugatuck Valley Savings and Loan, S.B. Employee Savings Plan are included in the amount shown for common stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

INTERESTS IN
NAUGATUCK VALLEY SAVINGS AND LOAN
401(k) PROFIT SHARING PLAN AND TRUST
AND
OFFERING OF ________ SHARES OF
NAUGATUCK VALLEY FINANCIAL CORPORATION
COMMON STOCK

     This prospectus supplement relates to the offer and sale to participants in the Naugatuck Valley Savings and Loan 401(k) Profit Sharing Plan and Trust of participation interests and shares of common stock of Naugatuck Valley Financial Corporation in connection with the Company’s initial public offering.

     401(k) Plan participants may now direct the trustee of the 401(k) Plan to use their current account balances to subscribe for and purchase shares of Naugatuck Valley Financial Corporation common stock through a new investment fund, the Naugatuck Valley Financial Corporation Stock Fund. Based upon the value of the 401(k) Plan assets as of June 30, 2004, the trustee of the 401(k) Plan may purchase up to 100,500 shares of Naugatuck Valley Financial Corporation common stock, assuming a purchase price of $10.00 per share. This prospectus supplement relates to the election of 401(k) Plan participants to direct the trustee of the 401(k) Plan to their existing 401(k) Plan accounts in Naugatuck Valley Financial Corporation common stock, as offered in Naugatuck Valley Financial Corporation’s initial public offering.

     The prospectus dated ___, 2004 of Naugatuck Valley Financial Corporation, which accompanies this prospectus supplement, includes detailed information regarding the offering of shares of Naugatuck Valley Financial Corporation common stock and the financial condition, results of operations and business of Naugatuck Valley Savings and Loan. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

     Please refer to “Risk Factors” beginning on page ___of the prospectus.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit
Insurance Corporation, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

     This prospectus supplement may be used only in connection with offers and sales by Naugatuck Valley Financial Corporation of participation interests or shares of common stock under the 401(k) Plan to participants in the 401(k) Plan during the stock offering. No one may use this prospectus supplement to re-offer or resell interests or shares of common stock acquired through the 401(k) Plan.

     You should rely only on the information contained in this prospectus supplement and the prospectus. Neither Naugatuck Valley Financial Corporation, Naugatuck Valley Mutual, MHC, Naugatuck Valley Savings and Loan nor the 401(k) Plan have authorized anyone to provide you with information that is different.

     This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Naugatuck Valley Savings and Loan or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this Prospectus Supplement is __________, 2004.

THE OFFERING

Securities Offered

     The securities offered in connection with this prospectus supplement are participation interests in the 401(k) Plan. Given the offering price of $10.00 per share, the trustee may acquire up to 101,500 shares of Naugatuck Valley Financial Corporation common stock for the Naugatuck Valley Financial Corporation Stock Fund. The participation interests offered under this prospectus supplement are conditioned on the completion of the Reorganization and Stock Offering of Naugatuck Valley Savings and Loan. Certain subscription rights and purchase limitations also govern your investment in the Naugatuck Valley Financial Corporation Stock Fund in connection with the Reorganization and Stock Offering. See: Persons Who Can Order Stock in the Offering” and “Purchase Limitations” in the prospectus accompanying this prospectus supplement for further discussion of these subscription rights and purchase limitations.

     This prospectus supplement contains information regarding the 401(k) Plan. The prospectus contains information regarding the Reorganization and Stock Offering and the financial condition, results of operations and business of Naugatuck Valley Savings and Loan. The address of the principal executive office of Naugatuck Valley Savings and Loan is 333 Church Street, Naugatuck, Connecticut 06770. The telephone number of Naugatuck Valley Savings and Loan is (203) 720-5000.

Election to Purchase Naugatuck Valley Financial Corporation Common Stock in the Reorganization and Stock Offering

     In connection with the Reorganization and Stock Offering of Naugatuck Valley Savings and Loan, you may direct the trustee of the 401(k) Plan to transfer all or part of the funds that represent your current beneficial interest in the assets of the 401(k) Plan to the Naugatuck Valley Financial Corporation Stock Fund. The 401(k) Plan trustee will subscribe for Naugatuck Valley Financial Corporation common stock offered for sale in connection with the Reorganization and Stock Offering in accordance with each participant’s direction. However, please note that, in order to maintain a cash buffer within the Naugatuck Valley Financial Corporation Stock Fund, seven percent (7%) of your investment direction will be held in cash. Therefore, for every dollar you direct toward the purchase of Naugatuck Valley Financial Corporation common stock, approximately $.93 will be used to purchase units in the Stock Fund and $.07 will be held in cash. In other words, for every $107.00 you invest in the Stock Fund, the trustee will purchase 10 shares of stock at $10.00 per share and hold $7.00 in cash.

     Prior to the completion of the Reorganization and Stock Offering, the funds that you elect to transfer to the Stock Fund will be transferred to the Plan’s money market fund. If there is not enough common stock in the Reorganization and Stock Offering to fill all subscriptions, the common stock will be apportioned and the trustee for the 401(k) Plan may not be able to purchase all of the common stock you requested. In such a case, a portion of the funds you elected to transfer into the Stock Fund will not be used to purchase Common Stock, and will remain in the money market fund. After the close of the Reorganization and Stock Offering, you may reinvest the funds held in the money market among the Plan’s other investment funds, including the Stock Fund.

Persons who may Purchase Naugatuck Valley Financial Corporation Common Stock in the Reorganization and Stock Offering

     Plan participants are eligible to direct a transfer of funds to the Naugatuck Valley Financial Corporation Stock Fund. However, as mentioned above, your transfer directions are subject to subscription rights and purchase priorities. Your order for shares in the Stock Offering will be filled

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based on your purchase priority in the initial public offering. Naugatuck Valley Financial Corporation has granted rights to subscribe for shares of Naugatuck Valley Financial Corporation common stock to the following persons in the following order of priority: (1) persons with $50 or more on deposit at Naugatuck Valley Savings and Loan as of April 30, 2003; (2) the Naugatuck Valley Savings and Loan Employee Stock Ownership Plan; (3) persons with $50 or more on deposit at Naugatuck Valley Savings and Loan as of ___, 2004; and (4) Naugatuck Valley Savings and Loan’s depositors as of     . If you fall into one of the above subscription offering categories, you have subscription rights to purchase shares of common stock in the offering. If you choose, you may use funds in your 401(k) Plan account to pay for your purchase of shares of Naugatuck Valley Financial Corporation common stock.

     In addition to using funds allocated to your 401(k) plan accounts, you may also purchase shares of common stock using other funds if you fall into one of the above categories of priority. You have received or will soon receive stock offering materials in the mail, including a Stock Order Form. If you choose to place an order for stock in the offering using funds other than those in your 401(k) Plan accounts, you must complete and submit a separate Stock Order Form to the location and by the deadline indicated on that form.

     The limitations on the total amount of common stock that you may purchase in the offering, as described in the prospectus (see “Limitations on Purchases of Shares") will be calculated based on the aggregate amount that you directly subscribed for or purchased in the offering consisting of (a) the amount subscribed for with funds in your 401(k) Plan accounts and (b) the amount subscribed for in the offering outside of the 401(k) Plan. Whether you place an order through the 401(k) Plan, outside of the plan, or both, the determination of how many shares of common stock, if any, that you will receive will be made in accordance with a formula based on your purchase priority and the allocation priorities described in the prospectus. For example, if oversubscription occurs in the first priority category (i.e., persons with $50 or more on deposit at Naugatuck Valley Savings and Loan as of April 30, 2003), only subscribers in this category will receive shares in the offering. If you were eligible to subscribe in the first category, your order placed outside the 401(k) Plan would be considered in the allocation calculation. If, as a result of the calculation, you are allocated insufficient shares to fill both your orders, available shares will be allocated between your orders on a pro rata basis.

Value of Participation Interests

     As of June 30, 2004, the market value of the assets of the 401(k) Plan equaled approximately $1,005,000. The plan administrator has informed each participant of the value of his or her beneficial interest in the 401(k) Plan. The value of 401(k) Plan assets represents past contributions made to the 401(k) Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals and loans.

Method of Electing to Purchase Stock in the Offering

     Enclosed is a form for you to direct a transfer to the Naugatuck Valley Financial Corporation Stock Fund (the “Investment Form”). If you wish to transfer all, or part, of your beneficial interest in the assets of the 401(k) Plan to the Naugatuck Valley Financial Corporation Stock Fund, you should complete the Investment Form. If you do not wish to invest in the Stock Fund through the 401(k) Plan, you do not need to take any action.

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Deadline to Deliver Investment Form

     You must submit your Investment Form for the Naugatuck Valley Financial Corporation Stock Fund by the deadline of 5:00 p.m. on August 31, 2004. You should return the Investment Form to Kathleen A. McPadden in the Human Resources Department and keep a copy of the form for your records. Please call Ms. McPadden at (203) 720-5000 if you have any questions.

Irrevocability of Transfer Direction

     Once you submit your Investment Form, you cannot change your directions to transfer amounts credited to your accounts under the 401(k) Plan to the Naugatuck Valley Financial Corporation Stock Fund prior to the completion of the Reorganization and Stock Offering. You may change your investments in other investment funds under the 401(k) Plan in accordance with the terms of the plan. Following the closing of the Reorganization and Stock offering and the initial purchase of units in the Naugatuck Valley Financial Corporation Stock Fund, and subject to the terms and requirements of the 401(k) Plan, you may direct the investment of additional funds into the Stock Fund, which will continue to be an investment option under the 401(k) Plan.

Purchase Price of Naugatuck Valley Financial Corporation Common Stock

     The trustee will use the funds transferred to the Naugatuck Valley Financial Corporation Stock Fund to purchase shares of Naugatuck Valley Financial Corporation common stock in the Reorganization and Stock Offering. The Naugatuck Valley Financial Corporation Stock Fund will be comprised of stock units and a cash buffer, as discussed above. The trustee will pay $10.00 per share for Naugatuck Valley Financial Corporation common stock, the same price as all other persons who purchase shares of Naugatuck Valley Financial Corporation common stock in the offering. If there is not enough common stock in the offering to fill all subscriptions, the common stock will be apportioned and the trustee for the 401(k) Plan may not be able to purchase all of the common stock you requested.

Nature of a Participant’s Interest in Naugatuck Valley Financial Corporation Common Stock

     The trustee will hold Naugatuck Valley Financial Corporation common stock in the name of the 401(k) Plan. The trustee will credit units of the Naugatuck Valley Financial Corporation Stock Fund shares of common stock acquired at your investment direction to your account under the 401(k) Plan.

Voting and Tender Rights of Naugatuck Valley Financial Corporation Common Stock

     The trustee generally will exercise voting and tender rights attributable to all Naugatuck Valley Financial Corporation common stock held by the Naugatuck Valley Financial Corporation Stock Fund, as directed by participants with interests in the Naugatuck Valley Financial Corporation Stock Fund. With respect to each matter as to which holders of Naugatuck Valley Financial Corporation common stock have a right to vote, you will have voting instruction rights that reflect your proportionate interest in the Naugatuck Valley Financial Corporation Stock Fund. The number of shares of Naugatuck Valley Financial Corporation common stock held in the Naugatuck Valley Financial Corporation Stock Fund voted for and against each matter will be proportionate to the number of voting instruction rights exercised. If there is a tender offer for Naugatuck Valley Financial Corporation common stock, the 401(k) Plan allots each participant a number of tender instruction rights reflecting the participant’s proportionate interest in the Naugatuck Valley Financial Corporation Stock Fund. The percentage of shares of Naugatuck Valley Financial Corporation common stock held in the Naugatuck Valley Financial Corporation Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights exercised in favor of the tender offer. The remaining shares of Naugatuck Valley

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Financial Corporation common stock held in the Naugatuck Valley Financial Corporation Stock Fund will not be tendered. The 401(k) Plan provides that participants will exercise their voting instruction rights and tender instruction rights on a confidential basis.

DESCRIPTION OF THE 401(K) PLAN

Introduction

     Naugatuck Valley Savings and Loan originally adopted the 401(k) Plan effective May 1, 1997. The 401(k) Plan was subsequently amended and restated, most recently, effective January 1, 2002. Naugatuck Valley Savings and Loan intends for the 401(k) Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended, or “ERISA.” Naugatuck Valley Savings and Loan may change the 401(k) Plan from time to time in the future to ensure continued compliance with these laws. Naugatuck Valley Savings and Loan may also amend the 401(k) Plan from time to time in the future to add, modify, or eliminate certain features of the plan, as it sees fit. Federal law provides you with various rights and protections as a participant in the 401(k) Plan, which is governed by ERISA. However, the Pension Benefit Guaranty Corporation does not guarantee your benefits under the 401(k) Plan.

     Reference to Full Text of the Plan. The following portions of this prospectus supplement summarize the material provisions of the 401(k) Plan. Naugatuck Valley Savings and Loan qualifies this summary in its entirety by reference to the full text of the 401(k) Plan. You may obtain copies of the full 401(k) Plan document including any amendments to the plan and a summary plan description, by contacting Kathleen A. McPadden in the Human Resources Department. You should carefully read the 401(k) Plan documents to understand your rights and obligations under the plan.

Eligibility and Participation

     Eligible employees of Naugatuck Valley Savings and Loan who have attained age 21 and completed 6 months of employment with Naugatuck Valley Savings and Loan may begin to make pre-tax salary deferrals into the 401(k) Plan as of the earlier of the January 1st or July 1st coinciding with or next following the date they have satisfied the eligibility requirements.

     As of June 1, 2004, 60 of the 80 employees of Naugatuck Valley Savings and Loan participated in the 401(k) Plan.

Contributions Under the 401(k) Plan

     Employee Pre-Tax Salary Deferrals. Subject to certain IRS limitations, the 401(k) Plan permits each participant to make pre-tax salary deferrals to the 401(k) Plan each payroll period of up to 100% of the participant’s pay. For purposes of the 401(k) Plan, a participant’s “pay” is defined as a participant’s wages, tips, and other compensation reportable on IRS Form W-2, including salary elective deferrals and excluding compensation paid while not a participant in the 401(k) Plan. Participants may change their rate of pre-tax deferrals on the first day of January and July by completing a form and submitting it to the Human Resources Department.

     Naugatuck Valley Savings and Loan Matching Contributions. The 401(k) Plan provides that Naugatuck Valley Savings and Loan will make matching contributions on behalf of each participant equal to a discretionary percentage of a participant’s elective deferrals to the 401(k) Plan. Naugatuck Valley Savings and Loan makes matching contributions only for those participants who make elective deferrals

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to the 401(k) Plan. If a participant stops making deferrals to the 401(k) Plan, Naugatuck Valley Savings and Loan will cease its matching contributions on the participant’s behalf.

     Naugatuck Valley Savings and Loan Discretionary Contributions. Naugatuck Valley Savings and Loan, in its sole discretion, may also make additional discretionary contributions, in amounts specified by the Board of Directors of Naugatuck Valley Savings and Loan. These discretionary contributions are allocated to each participant in the 401(k) Plan who is actively employed by Naugatuck Valley Savings and Loan on the last business day of the Plan Year and has completed a year of service for Naugatuck Valley Savings and Loan during the Plan Year.

     Rollover Contributions. Naugatuck Valley Savings and Loan allows employees who receive a distribution from a previous employer’s tax-qualified employee benefit plan to deposit that distribution into a Rollover Contribution account under the 401(k) Plan, provided the rollover contribution satisfies IRS requirements.

Limitations on Contributions

     Limitation on Employee Salary Deferrals. Although the 401(k) Plan permits you to defer up to 100% of your pay, by law your total deferrals under the 401(k) Plan, together with similar plans, may not exceed $13,000 for 2004. Employees who are age 50 and over may also make additional, “catch-up” contributions to the plan, up to a maximum of $3,000 for 2004. The Internal Revenue Service periodically increases these limitations. A participant who exceeds these limitations must include any excess deferrals in gross income for federal income tax purposes in the year of deferral. In addition, the participant must pay federal income taxes on any excess deferrals when distributed by the 401(k) Plan to the participant, unless the plan distributes the excess deferrals and any related income no later than the first April 15th following the close of the taxable year in which the participant made the excess deferrals. Any income on excess deferrals distributed before such date is treated, for federal income tax purposes, as earned and received by the participant in the taxable year of the distribution.

     Limitation on Annual Additions and Benefits. As required by the Internal Revenue Code, the 401(k) Plan provides that the total amount of contributions and forfeitures (annual additions) credited to a participant during any year under all defined contribution plans of Naugatuck Valley Savings and Loan (including the 401(k) Plan and the proposed Naugatuck Valley Savings and Loan Employee Stock Ownership Plan) may not exceed the lesser of 100% of the participant’s annual compensation or $41,000 for 2004.

     Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of pre-tax and matching contributions that may be made to the 401(k) Plan in any year on behalf of highly compensated employees, in relation to the amount of pre-tax and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. If pre-tax and matching contributions exceed these limitations, the plan must adjust the contribution levels for highly compensated employees.

     In general, a highly compensated employee includes any employee who (1) was a five percent owner of the sponsoring employer at any time during the year or the preceding year, or (2) had compensation for the preceding year in excess of $90,000 and, if the sponsoring employer so elects, was in the top 20% of employees by compensation for such year. The preceding dollar amount applies for 2004, and may be adjusted periodically by the IRS.

     Top-Heavy Plan Requirements. If the 401(k) Plan is a Top-Heavy Plan for any calendar year, Naugatuck Valley Savings and Loan may be required to make certain minimum contributions to the

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401(k) Plan on behalf of non-key employees. In general, the 401(k) Plan will be treated as a “Top-Heavy Plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of Key Employees exceeds 60% of the aggregate balance of the accounts of all employees under the plan. A Key Employee is generally any employee who, at any time during the calendar year or any of the four preceding years, is:

(1)	an officer of Naugatuck Valley Savings and Loan whose annual compensation exceeds $130,000;

(2)	a 5% owner of the employer, meaning an employee who owns more than 5% of the outstanding stock of Naugatuck Valley Financial Corporation, or who owns stock that possesses more than 5% of the total combined voting power of all stock of Naugatuck Valley Financial Corporation; or

(3)	a 1% owner of the employer, meaning an employee who owns more than 1% of the outstanding stock of Naugatuck Valley Financial Corporation, or who owns stock that possesses more than 1% of the total combined voting power of all stock of Naugatuck Valley Financial Corporation, and whose annual compensation exceeds $150,000.

     The foregoing dollar amounts are for 2004.

401(k) Plan Investments

     Assets in the 401(k) Plan Trust are currently invested in the funds specified below. The annual percentage return on these funds (net of fees) for the prior three years was:

Equity Funds	2003	2002	2001
Europacific Growth Fund-Class R-3-496	31.06%	(14.83%)	(13.42%)
ING VP International Value Portfolio — Class I-228	28.57%	(16.26%)	(12.60%)
Janus Aspen Series Worldwide Growth Portfolio-Institutional Shares-123	22.33%	(26.50%)	(23.48%)
Oppenheimer Global Fund-Class A - 945	41.37%	(23.37%)	(12.86%)
AIM V.I. Capital Appreciation Fund — Series I Shares-076	27.78%	(25.37%)	(24.32%)
FTVIP Franklin Small Cap Value Securities Fund Class 2-073	30.55%	(10.35%)	12.44%
Fidelity Advisor Mid Cap Fund-ClassT-212	42.25%	(19.57%)	(14.10%)
ING Baron Small Cap Growth Portfolio-Initial Class-430	32.20%	N/A	N/A
Lord Abbett Series Fund-Mid-Cap Value Portfolio-Class VC Shares-075	23.08%	(10.99%)	6.60%
Fidelity VIP Contrafund Portfolio-Initial Class-133	26.74%	(10.57%)	(13.43%)
ING T. Rowe Price Growth Equity Portfolio-Initial Class-111	29.18%	(24.32%)	(11.43%)
The Growth Fund of America-ClassR-3-482	31.00%	(22.96%)	(13.18%)
ING VP Index Plus LargeCap Portfolio-Class I-035	24.82%	(22.35%)	(14.53%)
Lord Abbett Series Fund-Growth and Income Portfolio-Class VC Shares-226	29.26%	(19.13%)	(7.98%)
Washington Mutual Investors FundSM-Class R-3-482	23.98%	(16.44%)	.50%
Calvert Social Balanced Portfolio-101	17.72%	(13.33%)	(8.19%)
ING VP Strategic Allocation Balanced Portfolio-Class I-032	18.23%	(10.48%)	(7.97%)
ING VP Strategic Allocation Growth Portfolio-Class I-031	23.04%	(14.66%)	(12.47%)
ING VP Strategic Allocation Income Portfolio — Class I-033	12.46%	(5.34%)	(3.40%)
ING PIMCO Total Return Portfolio — Initial Class-433	3.07%	N/A	N/A
Pioneer High Yield Fund-Class A-948	30.65%	(3.83%)	15.34%
ING Fixed Account (F)-Base, Fund 027	4.27%	5.00%	5.39%
ING VP Money Market Portfolio-Class I-003	(.55%)	0.16%	2.43%

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*	VP refers to Variable Portolio

*	VI refers to Variable Insurance

*	VIP refers to Variable Insurance Product Fund

     EuroPacific Growth Fund-Class R-3-496. This fund seeks to provide long-term growth of capital by investing in companies based outside the United States.

     ING VP International Value Portfolio-Class I-228. This fund seeks long-term capital appreciation.

     Janus Aspen Series Worldwide Growth Portfolio — Institutional Shares-123. This fund seeks long-term growth of capital in a manner consistent with the preservation of capital.

     Oppenheimer Global Fund-Class A-945. This fund seeks capital appreciation.

     AIM V.I. Capital Appreciation Fund-Series I Shares-076. This fund seeks growth of capital.

     FTVIP Franklin Small Cap Value Securities Fund-Class 2-073. This fund seeks long-term total return.

     Fidelity Advisor Mid Cap Fund-Class T-212. This fund seeks long-term growth of capital.

     ING Baron Small Cap Growth Portfolio-Initial Class-430. This fund seeks capital appreciation.

     Lord Abbett Series Fund-Mid-Cap Value Portfolio-Class VC Shares-226. Seeks capital appreciation through investments, primarily in equity securities, which are believed to be undervalued in the marketplace.

     Fidelity VIP Contrafund Portfolio — Initial Class-133. This fund seeks long-term capital appreciation.

     ING T. Rowe Price Growth Equity Portfolio-Initial Class-111. Seeks long-term capital growth, and secondarily, increasing dividend income.

     The Growth Fund of America-ClassR-3-487. This fund seeks to provide long-term growth of capital through a diversified portfolio of common stocks.

     ING VP Index Plus LargeCap Portfolio-Class I-035 - Class R. Seeks to outperform the total return performance of the Sstandard & Poor’s 500 Composite Index (S&P 500), while maintaining a market level of risk.

     Lord Abbett Series Fund-Growth and Income Portfolio-Class VC Shares-226. Seeks long-term growth of capital and income without excessive fluctuations in market value.

     Washington Mutual Investors FundSM-Class R-3-482. This fund seeks to produce income and to provide an opportunity for growth of principal consistent with sound common stock investing.

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     Calvert Social Balanced Portfolio-Class I-101. Seeks to achieve a competitive total return through an actively managed nondiversified portfolio of stocks, bonds and money market instruments which offer income and capital growth opportunity and which satisfy the investment and social criteria for the Portfolio.

     ING VP Strategic Allocation Balanced Portfolio-Class I-032. Seeks to provide total return (i.e., income and capital appreciation, both realized and unrealized).

     ING VP Strategic Allocation Growth Portfolio-Class I-031. Seeks to provide capital appreciation.

     ING VP Strategic Allocation Income Portfolio-Class I-033. Seeks to provide total return consistent with preservation of capital.

     ING PIMCO Total Return Portfolio-Initial Class-433. Seeks maximum total return, consistent with capital preservation and prudent investment management.

     Pioneer High Yield Fund-ClassA-948. This fund seeks to maximize total return through a combination of income and capital appreciation.

     ING Fixed Account (F)-Base, Fund 027. Stability of principal is the primary objective of this investment option.

     ING VP Money Market Portfolio-Class I-003. Seeks to provide high current return, consistent with preservation of capital and liquidity, through investment in high-quality money market instruments.

     The 401(k) Plan now offers the Naugatuck Valley Financial Corporation Stock Fund as an additional choice to the investment alternatives described above. The Naugatuck Valley Financial Corporation Stock Fund invests primarily in the common stock of Naugatuck Valley Financial Corporation. Participants in the 401(k) Plan may direct the trustee to invest all or a portion of their 401(k) Plan account balances in the Naugatuck Valley Financial Corporation Stock Fund.

     The Naugatuck Valley Financial Corporation Stock Fund consists of investments in the common stock of Naugatuck Valley Financial Corporation made on the effective date of the Reorganization and Stock Offering. Each participant’s proportionate undivided beneficial interest in the Naugatuck Valley Financial Corporation Stock Fund is measured by units. The daily unit value is calculated by determining the market value of the common stock held and adding to that any cash held by the trustee. This total will be divided by the number of units outstanding to determine the unit value of the Naugatuck Valley Financial Corporation Stock Fund.

     Upon payment of a cash dividend, the trustee will determine the unit value prior to distributing the dividend. The trustee may use the dividend to purchase shares of Naugatuck Valley Financial Corporation common stock. The trustee will, to the extent practicable, use amounts held in the Naugatuck Valley Financial Corporation Stock Fund to purchase shares of the common stock. Pending investment in the common stock, assets held in the Naugatuck Valley Financial Corporation Stock Fund will be placed in bank deposits and other short-term investments.

     As of the date of this prospectus supplement, no shares of Naugatuck Valley Financial Corporation common stock have been issued or are outstanding, and there is no established market for Naugatuck Valley Financial Corporation common stock. Accordingly, there is no record of the historical

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performance of the Naugatuck Valley Financial Corporation Stock Fund. Performance of the Naugatuck Valley Financial Corporation Stock Fund depends on a number of factors, including the financial condition and profitability of Naugatuck Valley Savings and Loan and general stock market conditions.

     Once you have submitted your Investment Form, you may not change your investment directions until after the completion of the Reorganization and Stock Offering. After the Reorganization and Stock Offering, you may change your investment directions in accordance with the terms of the 401(k) Plan.

Benefits Under the 401(k) Plan

     Vesting. All participants are 100% vested in their pre-tax salary deferral and matching contribution account balances in the 401(k) Plan. This means that participants have a non-forfeitable right to these funds and any earnings on the funds at all times. Plan participants vest in their discretionary contributions (if any) at a rate of 20% after the first two years of employment and 20% each additional year thereafter.

Withdrawals and Distributions From the 401(k) Plan

     Withdrawals Before Termination of Employment. You may receive in-service distributions from the 401(k) Plan under limited circumstances in the form hardship withdrawals and participant loans.

     In order to qualify for a hardship withdrawal, you must have an immediate and substantial need to meet certain expenses and have no other reasonably available resources to meet the financial need. If you qualify for a hardship distribution, the trustee will make the distribution proportionately from the investment funds in which you have invested your account balances.

     Participant loans are approved by the 401(k) Plan administrator. If you qualify for a participant loan, the trustee will make a distribution proportionately from the investment funds in which you have invested your account balances. You may obtain information on the participant loan program from the Human Resources Department.

     Distribution Upon Retirement or Disability. The standard form of benefit upon retirement or disability is a lump sum payment. However, if the value of a participant’s accounts under the 401(k) Plan exceeds $5,000, the participant may elect to defer the lump sum payment until after retirement. However, the IRS requires that participants receive at least a portion of their plan accounts by the April 1st of the calendar year following the calendar year in which they retire (or terminate service due to a disability) or the calendar year in which they reach age 70 1/2. Participants may also choose to roll over all or a portion of their plan accounts to an Individual Retirement Account (IRA), or to another employer’s qualified plan, if the other employer’s plan permits rollover contributions.

     Distribution Upon Death. A participant’s designated beneficiary will receive the full value of a participant’s accounts under the 401(k) Plan upon the participant’s death. If the participant did not make a valid election regarding the form of payment prior to death, the beneficiary will receive a lump sum payment as soon as administratively possible. If the participant made a valid payment election, or was otherwise scheduled to receive a deferred lump sum payment, the beneficiary will generally receive a lump sum payment on the date elected by the participant. Under certain circumstances, however, payment may be made on an earlier date.

     Distribution Upon Termination for Any Other Reason. If your 401(k) Plan accounts total $5,000 or less, you will receive a lump sum payment as soon as administratively possible after your termination of employment. If the value of your 401(k) Plan accounts exceeds $5,000, you will receive a

9

lump sum payment on your normal retirement date. However, you may elect to receive the value of your vested accounts in a lump sum payment prior to your normal retirement date. You may also request that the trustee transfer the value of your accounts to an Individual Retirement Account (IRA) or to another employer’s qualified plan, if the other employer’s plan permits rollover contributions.

     Nonalienation of Benefits. Except with respect to federal income tax withholding, and as provided for under a qualified domestic relations order, benefits payable under the 401(k) Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan will be void.

     Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the plan before your termination of employment with Naugatuck Valley Savings and Loan. Federal law may also impose an excise tax on withdrawals from the 401(k) Plan before you attain 59 1/2 years of age, regardless of whether the withdrawal occurs during your employment with Naugatuck Valley Savings and Loan or after your termination of employment.

ADMINISTRATION OF THE 401(k) PLAN

Trustee

     The trustee of the 401(k) Plan is the named fiduciary of the 401(k) Plan for purposes of ERISA. The board of directors of Naugatuck Valley Savings and Loan appoints the trustee to serve at its pleasure. The board of directors has appointed ING National Trust as the trustee for the Naugatuck Valley Savings and Loan 401(k) Profit Sharing Plan and the Naugatuck Valley Financial Corporation Stock Fund.

     The trustee receives, holds and invests the contributions to the 401(k) Plan in trust and allocates them to participants and beneficiaries in accordance with the terms of the 401(k) Plan and the directions of the plan administrator. The trustee is responsible for the investment of the trust assets, as directed by the participants.

Reports to 401(k) Plan Participants

     The plan administrator furnishes participants quarterly statements that show the balance in their accounts as of the statement date, contributions made to their accounts during that period and any additional adjustments required to reflect earnings or losses.

Plan Administrator

     Naugatuck Valley Savings and Loan currently acts as plan administrator for the 401(k) Plan. The plan administrator handles the following administrative functions: interpreting the provisions of the plan, prescribing procedures for filing applications for benefits, preparing and distributing information explaining the plan, maintaining plan records, books of account and all other data necessary for the proper administration of the plan, preparing and filing all returns and reports required by the U.S. Department of Labor and the IRS and making all required disclosures to participants, beneficiaries and others under ERISA.

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Amendment and Termination

     Naugatuck Valley Savings and Loan expects to continue the 401(k) Plan indefinitely. Nevertheless, Naugatuck Valley Savings and Loan may terminate the 401(k) Plan at any time. If Naugatuck Valley Savings and Loan terminates the 401(k) Plan in whole or in part, all affected participants become fully vested in their accounts, regardless of other provisions of the 401(k) Plan. Naugatuck Valley Savings and Loan reserves the right to make, from time to time, changes which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries. Naugatuck Valley Savings and Loan may also amend the plan as necessary or desirable, in order to comply with ERISA or the Internal Revenue Code.

Merger, Consolidation or Transfer

     If the 401(k) Plan merges or consolidates with another plan or transfers the trust assets to another plan, and either the 401(k) Plan or the other plan is subsequently terminated, the 401(k) Plan requires that you receive a benefit immediately after the merger, consolidation or transfer that would equal or exceed the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the 401(k) Plan had terminated at that time.

Federal Income Tax Consequences

     The following summarizes only briefly the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences of the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, applicable state and local income tax laws may have different tax consequences than the federal income tax laws. 401(k) Plan participants should consult a tax advisor with respect to any transaction involving the 401(k) Plan, including any distribution from the 401(k) Plan.

     As a “tax-qualified retirement plan,” the Internal Revenue Code affords the 401(k) Plan certain tax advantages, including the following:

(1)	The sponsoring employer may take an immediate tax deduction for the amount contributed to the plan each year;

(2)	Participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3)	Earnings of the plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

     Naugatuck Valley Savings and Loan administers the 401(k) Plan to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If Naugatuck Valley Savings and Loan should receive an adverse determination letter from the IRS regarding the 401(k) Plan’s tax exempt status, all participants would generally recognize income equal to their vested interests in the 401(k) Plan, the participants would not be permitted to transfer amounts distributed from the 401(k) Plan to an Individual Retirement Account or to another qualified retirement plan, and Naugatuck Valley Savings and Loan would be denied certain tax deductions taken in connection with the 401(k) Plan.

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     Lump Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant qualifies as a lump sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2; and consists of the balance credited to the participant under this plan and all other profit sharing plans, if any, maintained by Naugatuck Valley Savings and Loan. The portion of any lump sum distribution included in taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution, less the amount of after-tax contributions, if any, made to any other profit-sharing plans maintained by Naugatuck Valley Savings and Loan, if the distribution includes those amounts.

     Naugatuck Valley Financial Corporation Common Stock Included in Lump Sum Distribution. If a lump sum distribution includes Naugatuck Valley Financial Corporation common stock, the distribution generally is taxed in the manner described above. The total taxable amount is reduced, however, by the amount of any net unrealized appreciation on Naugatuck Valley Financial Corporation common stock; that is, the excess of the value of Naugatuck Valley Financial Corporation common stock at the time of the distribution over the cost or other basis of the securities to the trust. The tax basis of Naugatuck Valley Financial Corporation common stock, for purposes of computing gain or loss on a subsequent sale, equals the value of Naugatuck Valley Financial Corporation common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Naugatuck Valley Financial Corporation common stock, to the extent of the net unrealized appreciation at the time of distribution, is long-term capital gain, regardless of how long you hold the Naugatuck Valley Financial Corporation common stock, or the “holding period.” Any gain on a subsequent sale or other taxable disposition of Naugatuck Valley Financial Corporation common stock that exceeds the amount of net unrealized appreciation upon distribution is considered long-term capital gain, regardless of the holding period. Any gain on a subsequent sale or other taxable disposition of Naugatuck Valley Financial Corporation common stock that exceeds the amount of net unrealized appreciation at the time of distribution is considered either short-term or long-term capital gain, depending upon the length of the holding period. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed under IRS regulations.

     We have provided you with a brief description of the material federal income tax aspects of the 401(k) Plan that are generally applicable under the Internal Revenue Code. We do not intend this description to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you should consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.

Restrictions on Resale

     Any “affiliate” of Naugatuck Valley Financial Corporation under Rules 144 and 405 of the Securities Act of 1933, as amended, who receives a distribution of common stock under the 401(k) Plan, may re-offer or resell such shares only under a registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption from these registration requirements. An “affiliate” of Naugatuck Valley Savings and Loan is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Naugatuck Valley Savings and Loan. Generally, a director, principal officer or major shareholder of a corporation is deemed to be an “affiliate” of that corporation.

     Any person who may be an “affiliate” of Naugatuck Valley Savings and Loan may wish to consult with counsel before transferring any common stock they own. In addition, participants should consult with counsel regarding the applicability to them of Section 16 of the Securities Exchange Act of

12

1934, as amended, which may restrict the sale of Naugatuck Valley Financial Corporation common stock acquired under the 401(k) Plan or other sales of Naugatuck Valley Financial Corporation common stock.

     Persons who are not deemed to be “affiliates” of Naugatuck Valley Savings and Loan at the time of resale may resell freely any shares of Naugatuck Valley Financial Corporation common stock distributed to them under the 401(k) Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptions available under federal law. A person deemed an “affiliate” of Naugatuck Valley Savings and Loan at the time of a proposed resale may publicly resell common stock only under a “re-offer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 of the Securities Act of 1933, as amended, or some other exemption from registration, and may not use this prospectus in connection with any such resale. In general, Rule 144 restricts the amount of common stock which an affiliate may publicly resell in any three-month period to the greater of one percent of Naugatuck Valley Financial Corporation common stock then outstanding or the average weekly trading volume reported on the Nasdaq Stock Market during the four calendar weeks before the sale. Affiliates may sell only through brokers without solicitation and only at a time when Naugatuck Valley Financial Corporation is current in filing all required reports under the Securities Exchange Act of 1934, as amended.

SEC Reporting and Short-Swing Profit Liability

     Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons who beneficially own more than ten percent of public companies such as Naugatuck Valley Financial Corporation. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten days of becoming a person required to file reports under Section 16(a), such person must file a Form 3 reporting initial beneficial ownership with the Securities and Exchange Commission. Such persons must also report periodically certain changes in beneficial ownership involving the allocation or reallocation of assets held in their 401(k) Plan accounts, either on a Form 4 within two days after a transaction, or annually on a Form 5 within 45 days after the close of a company’s fiscal year.

     In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by Naugatuck Valley Financial Corporation of profits realized from the purchase and sale or sale and purchase of its common stock within any six-month period by any officer, director or person who beneficially owns more than ten percent of the common stock.

     The SEC has adopted rules that exempt many transactions involving the 401(k) Plan from the “short-swing” profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or person who beneficially owns more than ten percent of the common stock.

     Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are subject to Section 16(b) may be required, under limited circumstances involving the purchase of common stock within six months of the distribution, to hold the shares of common stock distributed from the 401(k) Plan for six months after the distribution date.

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LEGAL OPINION

     The validity of the issuance of the common stock of Naugatuck Valley Financial Corporation will be passed upon by Muldoon Murphy Faucette & Aguggia LLP, Washington, D.C. Muldoon Murphy Faucette & Aguggia LLP acted as special counsel for Naugatuck Valley Savings and Loan in connection with the Stock Offering.

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***SPECIAL ONE-TIME FORM FOR USE IN STOCK OFFERING***

NAUGATUCK VALLEY SAVINGS AND LOAN
401(K) PROFIT SHARING PLAN AND TRUST
INVESTMENT FORM

Name of Plan Participant: (Please Print)

Social Security Number:

     1.     Instructions. In connection with the offering to the public of the common stock of Naugatuck Valley Financial Corporation (the “Common Stock”), the Naugatuck Valley Savings and Loan 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”) now permits participants to direct their current 401(k) Plan account balances into a new fund: the Naugatuck Valley Financial Corporation Stock Fund (the “Stock Fund”). The percentages of your accounts that you direct to be transferred into the Stock Fund will be used to purchase shares of Common Stock in the offering. Please note that approximately seven percent (7%) of the total amount that you transfer into the Stock Fund will not be used to purchase shares of Common Stock, but will instead be held as cash, as discussed on Page 1 of the attached Prospectus Supplement. Approximately ninety-three percent (93%) of the total amount will be used to purchase Common Stock in the offering, rounded down to the nearest $10.00 increment, with any remainder also held in cash within the Stock Fund.

     To transfer all or part of your 401(k) Plan funds to the Stock Fund, you should complete and file this form with Kathleen A. McPadden in the Human Resources Department. The form must be received no later than 5:00 p.m. on August 31, 2004. If you need any assistance in completing this form, please contact Ms. McPadden at (203) 720-5000, ext. 209. If you do not complete and return this form by 5:00 p.m. on August 31, 2004, your 401(k) Plan funds will continue to be invested in accordance with your prior investment directions, or in accordance with the terms of the 401(k) Plan if you have not provided investment directions. You need not submit this form if you do not wish to purchase Common Stock in the offering with your 401(k) Plan funds. PLEASE KEEP A COPY OF THE COMPLETED FORM FOR YOUR RECORDS.

     2.     Purchaser Information. Your ability to purchase Common Stock in the offering and to direct your 401(k) Plan funds into the Stock Fund may be based upon your subscription rights. Please indicate only the earliest date that applies to you:

•	Check here if you had $50.00 or more on deposit with Naugatuck Valley Savings and Loan as of April 30, 2003.

•	Check here if you had $50.00 or more on deposit with Naugatuck Valley Savings and Loan as of ___, 2004.

•	Check here if you had $50 or more on deposit with Naugatuck Valley Savings and Loan as of ___, 2004.

     3.     Investment Directions. I hereby authorize the Plan Administrator to direct the Trustee to transfer the following percentages (in whole percentages only) of each of my 401(k) Plan account balances into the Stock Fund:

Equity Funds	Percentage
Europacific Growth Fund-Class R-3-496 (U9)	—%
ING VP International Value Portfolio-Class I-228	—%
Janus Aspen Series Worldwide Growth Portfolio-Institutional Shares-123 (JD)	—%
Oppenheimer Global Fund-Class A-945 (I3)	—%
AIM V.I. Capital Appreciation Fund- Series I Shares-076 (01)	—%
FTVIP Franklin Small Cap Value Securities Fund-Class 2-073 (CE)	—%
Fidelity Advisor Mid Cap Fund-Class T-212 (RR)	—%
ING Baron Small Cap Growth Portfolio-Initial Class-430 (7J)	—%
Lord Abbett Series Fund-Mid-Cap Value Portfolio-Class VC Shares-075 (L7)	—%
Fidelity VIP Contrafund Portfolio-Initial Class-133 (RD)	—%
ING T. Rowe Price Growth Equity Portfolio-Initial Class-111 (S4)	—%
The Growth Fund of America-Class R-3-487 (VF)	—%
ING VP Index Plus LargeCap Portfolio-Class I-035 (MK)	—%
Lord Abbett Series Fund-Growth and Income Portfolio-Class VC Shares-226 (L6)	—%
Washington Mutual Investors FundSM-Class R-3-482 (VB)	—%
Calvert Social Balanced Portfolio-101 (V1)	—%
ING VP Strategic Allocation Balanced Portfolio-Class I-032 (MI)	—%
ING VP Strategic Allocation Growth Portfolio-Class I-031 (MH)	—%
ING VP Strategic Allocation Income Portfolio-Class I-033 (MJ)	—%
ING PIMCO Total Return Portfolio- Initial Class-433 (7M)	—%
Pioneer High Yield Fund-Class A-948 (PD)	—%
ING Fixed Account (F)-Base, Fund 027 (GY)	—%
ING VP Money Market Portfolio-Class I-003 (ME)	—%

     I understand that, if there is not enough Common Stock available in the stock offering to fill my subscription pursuant to the investment directions above, any funds not used to purchase Common Stock will remain in the Plan’s money market fund until reinvested in accordance with the terms of the 401(k) Plan.

     4.     Acknowledgment of Participant. I understand that this Investment Form shall be subject to all of the terms and conditions of the Plan. I acknowledge that I have received a copy of the Prospectus and the Prospectus Supplement.

Signature of Participant	Date

Acknowledgment of Receipt by Administrator. This Investment Form was received by the Human Resources Department on the date noted below.

By:
Date

     THE PARTICIPATION INTERESTS REPRESENTED BY THE COMMON STOCK OFFERED HEREBY ARE NOT DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY AND ARE NOT GUARANTEED BY NAUGATUCK VALLEY FINANCIAL CORPORATION, NAUGATUCK VALLEY MUTUAL, MHC, OR NAUGATUCK VALLEY SAVINGS AND LOAN. THE COMMON STOCK IS SUBJECT TO AN INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

PROSPECTUS	[LOGO]

Naugatuck Valley Financial Corporation
(Proposed Holding Company for Naugatuck Valley Savings and Loan)
Up to 2,843,375 Shares of Common Stock

     Naugatuck Valley Financial Corporation is offering common stock for sale in connection with the reorganization of Naugatuck Valley Savings and Loan, S.B. into the mutual holding company form of organization. The shares we are offering represent 43% of the outstanding common stock of Naugatuck Valley Financial. Naugatuck Valley Savings and Loan will form Naugatuck Valley Financial to own Naugatuck Valley Savings and Loan as part of the reorganization. Naugatuck Valley Mutual Holding Company, the federally chartered mutual holding company parent to be formed by Naugatuck Valley Savings and Loan, will own 55% of the outstanding common stock of Naugatuck Valley Financial. As part of the reorganization, we also intend to contribute 2% of the common stock issued in the reorganization to the Naugatuck Valley Savings and Loan Foundation, a charitable foundation we will form in connection with the reorganization. We have applied to have our common stock listed for trading on the Nasdaq National Market under the symbol “NVSL.”

     If you are or were a depositor of Naugatuck Valley Savings and Loan:

•	You may have priority rights to purchase shares of common stock.

     If you are a participant in the Naugatuck Valley Savings and Loan, S.B. Employee Savings Plan:

•	You may direct that all or part of your current account balances in this plan be invested in shares of common stock.

•	You will be receiving separately a supplement to this prospectus that describes your rights under this plan.

     If you fit none of the categories above, but are interested in purchasing shares of our common stock:

•	You may have an opportunity to purchase shares of common stock after priority orders are filled.

     We are offering up to 2,843,375 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 2,101,625 shares to complete the offering. We may sell up to 3,269,881 shares without resoliciting subscribers because of regulatory considerations, demand for the shares or changes in market conditions. The offering is expected to terminate at 10:00 a.m., Eastern Time, on [Expiration Date]. We may extend this expiration date without notice to you until [Extension Date #1], unless the Office of Thrift Supervision approves a later date, which will not be beyond [Extension Date #2].

     Ryan Beck & Co., Inc. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares are offered for sale at a price of $10.00 per share.

     The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [Extension Date #1]. If the offering is extended beyond [Extension Date #1], subscribers will have the right to modify or rescind their purchase orders. Funds received before completion of the offering will be held in an escrow account at Naugatuck Valley Savings and Loan and will earn interest at our passbook rate. If we terminate the offering, or if we extend the offering beyond [Extension Date #1] and you rescind your order, we will promptly return your funds with interest at our passbook rate.

     We expect our directors and executive officers, together with their associates, to subscribe for 94,000 shares, which equals 3.80% of the shares that will be sold in the offering at the midpoint of the offering range and issued to our charitable foundation.

OFFERING SUMMARY
Price Per Share: $10.00

			Maximum
	Minimum	Maximum	As Adjusted
Number of shares	2,101,625	2,843,375	3,269,881
Gross offering proceeds	$21,016,250	$28,433,750	$32,698,810
Estimated offering expenses	$791,000	$854,000	$855,000
Estimated net proceeds	$20,225,250	$27,579,750	$31,843,810
Estimated net proceeds per share	$9.62	$9.70	$9.74

This investment involves a degree of risk, including the possible loss of principal.
Please read “Risk Factors” beginning on page __.

     These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

     Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Ryan Beck & Co.

For assistance, please contact the Stock Information Center at __________________.

The date of this prospectus is __________, 2004

[map of Connecticut showing office locations of Naugatuck Valley Savings and Loan appears here]

Questions and Answers about the Stock Offering

     The following are answers to frequently asked questions. You should read this entire prospectus, including “Risk Factors” beginning on page ___. The sections entitled “Summary” and “The Reorganization and Stock Offering” beginning on page ___and page ___, respectively, provide detailed information about the stock offering.

Q.	What will happen as a result of Naugatuck Valley Savings and Loan’s reorganization?

A.	Naugatuck Valley Savings and Loan is undergoing a transaction referred to as a mutual holding company reorganization. In addition, in connection with the reorganization, Naugatuck Valley Savings and Loan is undergoing a charter conversion. Currently, Naugatuck Valley Savings and Loan is a Connecticut- chartered mutual (meaning no stockholders) savings bank. As a result of the reorganization and charter conversion, Naugatuck Valley Savings and Loan will become a federally chartered stock savings bank in the mutual holding company structure with two holding companies. Naugatuck Valley Savings and Loan will form a new federally chartered stock holding company, Naugatuck Valley Financial, that will sell 43% of its common stock to the public and the Naugatuck Valley Savings and Loan employee stock ownership plan and will issue 55% of its common stock to Naugatuck Valley Mutual, a mutual holding company to be formed by Naugatuck Valley Savings and Loan. As part of the reorganization, we also intend to contribute 2% of the common stock issued in the reorganization to the Naugatuck Valley Savings and Loan Foundation, a charitable foundation we will form. After the reorganization, Naugatuck Valley Financial will own 100% of Naugatuck Valley Savings and Loan’s common stock.

Q.	Will the reorganization affect my deposit accounts or loans?

A.	No. The reorganization will not affect the balance or terms of deposit or loan accounts and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation up to the maximum legal limits. Deposit accounts are not being converted to stock.

Q.	How many shares of stock are being offered for sale and at what price?

A.	We are offering for sale up to 2,843,375 shares of common stock at a price of $10.00 per share. We must sell at least 2,101,625 shares. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines our market value has increased, we may sell up to 3,269,881 shares without giving you further notice or the opportunity to change or cancel your order.

Q.	Who may purchase shares of common stock in the offering?

A.	Rights to subscribe for common stock have been granted under our plan of reorganization to the following persons in the following descending order of priority:

1.	Naugatuck Valley Savings and Loan depositors with $50.00 or more on deposit as of April 30, 2003;

2.	Our tax-qualified employee stock benefit plans, including our employee stock ownership plan;

3.	Naugatuck Valley Savings and Loan depositors with $50.00 or more on deposit as of [Supplemental ERD]; and

4.	Naugatuck Valley Savings and Loan depositors as of [Voting RD].

If the above persons do not subscribe for all of the shares offered for sale, we may offer the remaining shares in a community offering to the general public, giving preference to people who reside in Fairfield and New Haven Counties, Connecticut.

Q.	What factors should I consider when deciding whether to purchase shares of stock in this offering?

A.	There are many important factors for you to consider before making an investment decision. You should read this entire prospectus, including the “Risk Factors” section, before making your investment decision.

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Q.	Will I be charged a commission?

A.	No. You will not be charged a commission or fee to purchase shares in the offering.

Q.	How much stock may I buy?

A.	The minimum order is 25 shares. Generally, the individual purchase limitation is $150,000 of common stock (which equals 15,000 shares) in the offering. Furthermore, no person, together with associates and persons acting in concert with such person, may purchase more than $200,000 of common stock (which equals 20,000 shares) in all categories of the offering combined.

Q.	Will my stock be insured by deposit insurance or guaranteed by any government agency?

A.	No. Unlike insured deposit accounts at Naugatuck Valley Savings and Loan, our common stock, like other common stock, will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Q.	When is the deadline for subscribing for stock?

A.	We must receive at our Stock Information Center a properly signed and completed order form with the required payment no later than 10:00 a.m., Eastern Time, on [Expiration Date]. Delivery of a stock order form may be made by: (1) mail, using the order reply envelope provided, (2) overnight delivery to the Stock Information Center address noted on the stock order form, or (3) hand-delivery to the Stock Information Center located at the main office of Naugatuck Valley Savings and Loan. Order forms may not be delivered to our branch offices.

Q.	Can I change my mind after I place my stock order?

A.	No. Once we receive your order, you cannot cancel or change it.

Q.	How can I pay for the stock?

A.	You have two options described on the order form: (1) you can pay by personal or bank check or money order, which will be cashed upon receipt; or (2) you can authorize a withdrawal from Naugatuck Valley Savings and Loan deposit accounts without checkwriting privileges. There will be no penalty for early withdrawal of certificate accounts. The amount(s) designated by you for withdrawal must be available within your account(s) at the time we receive the stock order form. Funds will not be withdrawn prior to completion of the offering period, but a hold will be placed on the dollar amounts designated, so the amounts will not be available to you for checkwriting or other purposes.

Q.	May I obtain a loan from Naugatuck Valley Savings and Loan to pay for my stock?

No. Federal law prohibits Naugatuck Valley Savings and Loan from knowingly loaning funds to purchase stock in the offering. You may not submit a check drawn on a Naugatuck Valley Savings and Loan line of credit as payment for shares. However, another financial institution may loan you money.

Q.	Can I subscribe for stock using funds in my individual retirement account at Naugatuck Valley Savings and Loan?

A.	You might be able to use IRA funds, however using them for this type of purchase requires special arrangements and additional processing time. If you are interested in using IRA funds held at Naugatuck Valley Savings and Loan or elsewhere, please promptly call the Stock Information Center for assistance by ___. Your ability to use retirement funds may depend on timing constraints and, possibly, limitations imposed by the IRA trustee.

Q.	Does Naugatuck Valley Financial plan to pay dividends on the common stock?

A.	Yes. After the offering, we intend to adopt a policy of paying regular cash dividends, but we have not yet decided on the amount or frequency of payments or when payments may begin.

ii

Q.	What happens if there are not enough shares of stock to fill all orders?

A.	If there is an oversubscription, then you might not receive any or all of the shares you ordered. We will allocate shares in the order of priority established in our plan of reorganization. Orders received in the subscription offering will have priority. If we are unable to fill your order, or can only fill your order in part, you will receive an appropriate refund, with interest. If you paid by check or money order, we will issue you a refund/interest check. If you paid by authorizing withdrawal from your Naugatuck Valley Savings and Loan deposit account(s), we will only withdraw the funds necessary to pay for the shares you receive. Unused funds, along with accrued interest, will remain in your account(s).

Q.	How do I sell my stock after I purchase it?

A.	After the shares begin trading, you may contact a firm offering investment services in order to buy or sell shares. We have applied to list our stock for trading on the Nasdaq National Market under the trading symbol “NVSL.” We cannot assure you that you will be able to sell your shares at or above the $10.00 per share offering price.

Q.	Who can help answer any other questions I might have about the stock offering?

A.	We encourage you to read this prospectus. You may direct questions to our Stock Information Center at (___) ___. You may also visit our Stock Information Center, which is located at our main office, 333 Church Street, Naugatuck, Connecticut. The Stock Information Center is open Monday through Friday, except for bank holidays, from 9:30 a.m. to 4:00 p.m., Eastern Time. Our branches will not have offering materials and cannot accept order forms.

iii

Summary

     This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully. In certain instances where appropriate, the terms “we,” “us” and “our” refer collectively to Naugatuck Valley Mutual, Naugatuck Valley Financial and Naugatuck Valley Savings and Loan or any of these entities, depending on the context. For assistance, please contact our Stock Information Center at (___) ___-___.

The Companies

Naugatuck Valley Mutual Holding Company 333 Church Street Naugatuck, Connecticut 06770 (203) 720-5000	Naugatuck Valley Mutual will be formed upon completion of the reorganization. After completion of the reorganization, Naugatuck Valley Mutual will become our federally chartered mutual holding company parent and will own 55% of Naugatuck Valley Financial’s common stock. So long as Naugatuck Valley Mutual exists, it will own a majority of the voting stock of Naugatuck Valley Financial. Naugatuck Valley Mutual is not currently an operating company. Naugatuck Valley Mutual will have no stockholders and depositors of Naugatuck Valley Savings and Loan will become members of Naugatuck Valley Mutual. We do not expect that Naugatuck Valley Mutual will engage in any business activity other than owning a majority of the common stock of Naugatuck Valley Financial.

Naugatuck Valley Financial Corporation 333 Church Street Naugatuck, Connecticut 06770 (203) 720-5000	This offering is made by Naugatuck Valley Financial. Naugatuck Valley Financial will be formed upon completion of the reorganization. After completion of the reorganization, Naugatuck Valley Financial will become our federally chartered mid-tier stock holding company. Naugatuck Valley Financial is not currently an operating company. After the reorganization, Naugatuck Valley Financial will own all of Naugatuck Valley Savings and Loan’s capital stock and will direct, plan and coordinate Naugatuck Valley Savings and Loan’s business activities. In the future, Naugatuck Valley Financial might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.

Naugatuck Valley Savings and Loan, S.B. 333 Church Street Naugatuck, Connecticut 06770 (203) 720-5000	Naugatuck Valley Savings and Loan is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within our market area. We engage primarily in the business of attracting deposits from the general public and using such funds to originate loans. We emphasize the origination of loans secured by first mortgages on owner-occupied, residential real estate. To a lesser extent, we originate other types of real estate loans, commercial loans and consumer loans. We currently operate from our main office in Naugatuck, Connecticut and four branch offices in New Haven and Fairfield Counties. At March 31, 2004, we had total assets of $242.1 million, deposits of $187.5 million and total capital of $21.7 million.

Naugatuck Valley Savings and Loan Foundation (page ___)	To continue our long-standing commitment to our local communities, we intend to establish a charitable foundation, the Naugatuck Valley Savings and Loan Foundation, as a non-stock Delaware corporation in connection with the reorganization. We will fund the foundation with 2% of the shares of our common stock issued in the reorganization. Based on the purchase price of $10.00 per share, we would fund the foundation with $1.2 million of common stock at the midpoint of the offering. Our contribution to the foundation would reduce net earnings by $759,000, after tax, in the year in which the foundation is established, which is expected to be fiscal 2004. The Naugatuck Valley Savings and Loan Foundation will make grants and donations to non-profit and community groups and projects located within our market area. The amount of common stock that we would offer for sale would be greater if the stock offering were to be completed without the formation of the Naugatuck Valley Savings and Loan Foundation. The establishment of the foundation requires the affirmative vote of a majority of the votes eligible to be cast by our depositors. For a further discussion of the financial impact of the foundation, including its effect on those who purchase shares in the offering, see “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation” on page ___.

Our Operating Strategy (page ___)	Our mission is to operate and grow a profitable community-oriented financial institution serving primarily retail customers and small businesses in our market area. After the reorganization, we plan to continue our strategy of:

•	operating as an independent community-oriented financial institution;

•	expanding our branch network and upgrading our existing branches;

•	pursuing opportunities to increase and diversify lending in our market area;

•	applying conservative underwriting practices to maintain the high quality of our loan portfolio;

•	managing our net interest margin and interest rate risk;

•	increasing core deposits; and

•	increasing noninterest income.

The Reorganization

Description of the Reorganization (page ___)	Currently, we are a Connecticut-chartered mutual savings bank with no stockholders. Our board of corporators currently has the right to vote on certain matters such as the election of directors.

The mutual holding company reorganization and charter conversion process that we are now undertaking involves a series of transactions by which we will convert our organization from the state-chartered mutual form of organization to the federally chartered mutual holding company form of organization. In the mutual holding company structure, Naugatuck Valley Savings and Loan will be a federally chartered stock savings bank and all of its stock will be owned by Naugatuck Valley Financial. In addition, 45% of Naugatuck Valley Financial’s stock will be owned by the public, our employee stock ownership plan and our charitable foundation and 55% of Naugatuck Valley Financial’s stock will be owned by Naugatuck Valley Mutual. Our depositor members on the closing date of the reorganization will become members of Naugatuck Valley Mutual and will have similar voting rights in Naugatuck Valley Mutual as the board of corporators currently has in Naugatuck Valley Savings and Loan.

After the reorganization, our ownership structure will be as follows:

Our normal business operations will continue without interruption during the reorganization and the same officers and directors who currently serve us will continue to serve us after the reorganization.

Reasons for the Reorganization (page ___)	Our primary reasons for the reorganization are to:

•	structure our business in a form that will enable us to access capital markets;

•	permit us to control the amount of capital being raised to enable us to prudently deploy the proceeds of the offering;

•	support future lending and growth;

•	enhance our ability to attract and retain qualified directors, management and other employees through stock-based compensation plans; and

•	support future branching activities and/or the acquisition of other financial institutions or financial services companies or their assets.

Although we are interested in finding new possible branch locations, we do not have any specific plans or arrangements for further branch expansion, other than the branch expansion plans discussed in “Our Business — Properties” that are already underway, are subject to regulatory approval and financing for which is not contingent on this offering. We do not have any specific acquisition plans at this time.

The Purchase Price is $10.00	The purchase price is $10.00 per share. We determined this per share price in order to achieve as wide a distribution of stock as possible. You will not pay a commission to buy any shares in the offering.

Number of Shares to be Sold	We are offering for sale between 2,101,625 and 2,843,375 shares of common stock in this offering. With regulatory approval, we may increase the number of shares to be sold to 3,269,881 shares without giving you further notice or the opportunity to change or cancel your order. The Office of Thrift Supervision will consider the level of and changes in market conditions in connection with a request to increase the offering size.

How We Determined the Offering Range (page ___)	The offering range is based on an independent appraisal of Naugatuck Valley Savings and Loan by Keller & Company, Inc., an appraisal firm experienced in appraisals of savings institutions. Keller & Company’s estimate of our market value was based in part upon our financial the effect of the capital raised in this offering. Keller & Company’s appraisal, dated as of May 21, 2004, as updated August 5, 2004, estimated our pro forma market value on a fully converted basis to be between $48,875,000 and $66,125,000, with a midpoint of $57,500,000. Subject to regulatory approval, our pro forma market value on a fully converted basis may increase to $76,043,750 without notice to you. Based on the sale of 43% of our common stock in the offering, Keller & Company estimated the pro forma market value of our common stock being offered to be between $21,016,250 and $28,433,750, with a midpoint of $24,725,000. Subject to regulatory value of our common stock being offered may increase to $32,698,810 without notice to you.

The independent appraisal does not indicate market value. We cannot guarantee that anyone who purchases shares in the offering will be able to sell their shares at or above the $10.00 purchase price.

The Office of Thrift Supervision will consider the appraisal and may require adjustments to the ratio and/or appraisal value.

The following table summarizes the fully converted pricing ratios as of August 5, 2004 and price to pro forma per share data for us. Fully converted equivalent ratios and data assume the sale of 100% of the company’s stock to the public. See “Pro Forma Data” for a description of the assumptions we used in making these calculations.

	Fully Converted
	Equivalent Pro Forma
	Price To	Price To
	Core Earnings	Book Value
	Per Share	Per Share
Peer group company trading multiples
Average	18.73x	124.33%
Median	19.03x	118.05%
Naugatuck Valley Financial upon issuance of 100% of its stock for the twelve months ended March 31, 2004
Minimum	27.53x	73.89%
Maximum	36.11x	80.55%

For a presentation of the mutual holding company pricing ratios (not on a fully converted basis), see “-Mutual Holding Company Pricing Ratios.”

Mutual Holding Company Pricing Ratios	Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and the ratio of the offering price to the issuer’s annual core net income. Keller & Company, in preparing its appraisal, and our Board of Directors, in approving the appraisal, considered these ratios, among other factors. Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. Keller & Company’s appraisal also incorporates an analysis of a peer group of publicly traded mutual holding companies that Keller & Company considered comparable to us.

The following table summarizes mutual holding company pricing ratios as of August 5, 2004 and price to pro forma per share data for us. See “Pro Forma Data” for a description of the assumptions we used in making these calculations.

	Price To	Price To
	Core Earnings	Book Value
	Per Share	Per Share
National mutual holding company trading multiples
Average (1)	47.30x	194.84%
Median (1)	41.24x	181.39%
Naugatuck Valley Financial upon sale of 43% of its stock for the three months ended March 31, 2004
Minimum	32.5x	124.55%
Maximum	44.77x	144.70%
Naugatuck Valley Financial upon sale of 43% of its stock for the year ended December 31, 2003
Minimum	27.09x	125.96%
Maximum	32.12x	146.10%

(1)	The information for national mutual holding companies may not be meaningful for investors because it presents average and median information for mutual holding companies that may have issued a different percentage of their stock in their offerings than the 43% that we are offering. In addition, stock repurchases also affect the ratios to a greater or lesser degree depending upon repurchase activity. Additionally, many factors that historically have affected pricing for mutual holding companies may not impact our trading price. See “—After-Market Performance Information Provided By Independent Appraiser” and “Risk Factors — Risks Related to the Reorganization — As a result of the amount of capital we are raising, we expect our return on equity and our stock price performance to be negatively affected.”

After-Market Performance Information Provided by Independent Appraiser	As part of its appraisal, Keller & Company provided the following information to our Board of Directors and to the Office of Thrift Supervision. The following table presents for all mutual holding company minority stock issuances and mutual-to-stock conversions from January 1, 2003 to May 21, 2004 the average and median percentage stock price appreciation from the initial stock trading date to the dates presented in the table.

This table is not intended to be indicative of how our stock price may perform. Many factors affect stock price appreciation, including, but not limited to, the factors set forth below. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the Risk Factors beginning on page ___.

Year of	Number
Initial	of	Average Percentage Stock				Median Percentage Stock
Trading	Trans-	Price Appreciation				Price Appreciation
Date	actions	from IPO Price				from IPO Price
		After One	After One	After One	Through	After One	After One	After One	Through
		Day	Week	Month	May 21, 2004	Day	Week	Month	May 21, 2004
2004	10	23.90%	24.91%	20.00%	12.51%	23.10%	27.50%	15.10%	15.30%
2003	13	34.69	35.28	36.53	42.50	20.00	23.10	25.00	47.00

While stock prices of other institutions that have engaged in similar transactions have, on average, increased for the periods presented, we cannot assure you that our stock price will appreciate the same amount, if at all. We also cannot assure you that our stock price will not trade below $10.00 per share, as has been the case for some reorganized and converted thrift institutions. In addition, the transactions underlying the data occurred primarily during a falling interest rate environment, during which market prices for financial institutions typically increase. If interest rates continue to rise, our net interest income and the value of our assets could be reduced, negatively affecting our stock price. See “Risk Factors — Risks Related to Our Business — Rising interest rates may hurt our profits and asset value.”

The increase in a company’s stock price is subject to various factors, including the amount of proceeds a company raises (see “Risk Factors — Risks Related to the Reorganization — As a result of the amount of capital we are raising, we expect our return on equity and our stock price performance to be negatively affected”), the quality of management and management’s ability to deploy proceeds (such as through investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). See “Risk Factors — Risks Related to Our Business — We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.” In addition, stock prices may be affected by general market conditions, the interest rate environment, the market for financial institutions and merger or acquisition transactions, the presence of professional and other investors who purchase stock on speculation, regulatory developments, as well as other unforeseeable events not necessarily in the control of management.

Finally, you should be aware that historically savings associations could be acquired within a three year period following a full conversion. Regulatory restrictions now generally prohibit a holding company regulated by the Office of Thrift Supervision, like us, from being acquired within three years following its full conversion from mutual to stock form, which may also have a negative impact on stock price performance.

We carefully reviewed the information that Keller & Company provided us through the appraisal process, but did not make any determinations regarding whether or not prior mutual holding company minority stock issuances have been undervalued on a price to book basis, nor did we draw any conclusions regarding how the historical data reflected above may have an impact on the appraisal. Instead, we hired Keller & Company to help us understand the regulatory process and to advise us as to how much capital we would likely be required to raise in the offering under the Office of Thrift Supervision’s appraisal guidelines. Our ability to control the amount of capital we will raise is limited by the regulatory framework established by the Office of Thrift Supervision, which requires that we hire an independent appraiser and permit the independent appraiser to arrive at a value without undue influence from outside parties, including us. We fully complied with the Office of Thrift Supervision’s guidelines and permitted Keller & Company to arrive at the appraised value independently, which we also understood would be subject to Office of Thrift Supervision review and approval. Keller & Company is an independent appraisal firm expert in the appraisal guidelines of the Office of Thrift Supervision and considered all factors that may appropriately be considered under the Office of Thrift Supervision’s appraisal guidelines when arriving at our appraised value.

Our Board of Directors recognize the duty of care it owes to Naugatuck Valley Savings and Loan and its depositors to proceed with the reorganization transaction in an informed manner and with the best interests of Naugatuck Valley Savings and Loan and its depositors paramount in its deliberations and decision making. We worked closely with Keller & Company to understand the methodology used by Keller & Company and to consider the appropriateness of the assumptions used by Keller & Company in determining the appraised value with the understanding that assuming the assumptions used were appropriate and the methodology employed was consistent with the Office of Thrift Supervision’s appraisal guidelines, the appraisal, once approved by the Office of Thrift Supervision, would fairly estimate our pro forma market value.

The Board has a business plan that reflects how we could deploy the net proceeds in a prudent manner consistent with safety and soundness principles.

Possible Change in Offering Range (page ___)	Keller & Company’s independent appraisal will be updated before the reorganization is completed. If the pro forma market value of the common stock being offered at that time is either below $21,016,250 or above $32,698,810, we will notify subscribers, who will have the opportunity to confirm, modify or cancel their order. Each subscriber would be required to affirmatively confirm or modify his or her order within a specified resolicitation period or else it would be cancelled. If we are unable to sell at least the number of shares at the minimum of the offering range, as the range may be amended, the reorganization would be terminated and all subscriptions would be cancelled and funds returned promptly with interest.

Conditions to Completing the Reorganization and Charter Conversion	We are conducting the reorganization under the terms of our plan of reorganization. We cannot complete the reorganization and related offering unless:

•	the plan of reorganization is approved by at least a majority of votes eligible to be cast by depositors of Naugatuck Valley Savings and Loan;

•	we sell at least the minimum number of shares offered;

•	and we receive the final approval of the Office of Thrift Supervision to complete the reorganization and offering.

We are conducting the charter conversion under the terms of our plan of charter conversion. We cannot complete the charter conversion unless:

•	the plan of charter conversion is approved by at least two-thirds of our board of corporators;

•	we receive the final approval of the Office of Thrift Supervision to complete the charter conversion; and

•	we receive the final approval of the State of Connecticut Department of Banking to complete the charter conversion.

Benefits of the Reorganization to Management (page ___)	We intend to adopt the following benefit plans and employment agreements:

•	Employee Stock Ownership Plan. We intend to establish an employee stock ownership plan that will purchase 3.92% of the shares issued in the reorganization, including shares issued to Naugatuck Valley Mutual and our charitable foundation. We will allocate these shares to our employees over a period of 15 years in proportion to their compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

•	Stock-Based Incentive Plan. We intend to implement a stock-based incentive plan no earlier than six months after the reorganization. Approval of this plan by a majority of the total votes eligible to be cast by our stockholders, other than by Naugatuck Valley Mutual, will be required if we present the plan to stockholders within one year of the reorganization subject to applicable regulations. Approval of this plan by a majority of the votes cast by our stockholders, including Naugatuck Valley Mutual, will be required if we present the plan to our stockholders more than a year from the date of the reorganization. Under this plan, we may award stock options and shares of restricted stock to key employees and directors. Shares of restricted stock, in an amount up to 1.96% of the shares issued in the reorganization, including shares issued to Naugatuck Valley Mutual and our charitable foundation, may be awarded at no cost to the recipient. Stock options, in an amount up to 4.90% of the shares issued in the reorganization, including shares issued to Naugatuck Valley Mutual and our charitable foundation, may be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. The Financial Accounting Standards Board has issued an exposure draft of new accounting standards that would require expensing of stock options beginning in fiscal 2005. However, it is uncertain if and when these new accounting standards will be adopted and, if adopted, how to account for the expensing of stock options. Due to this uncertainty, we do not intend to expense any stock options that we may grant before the approval of final accounting standards. If and when expensing of stock option accounting standards are approved, it would negatively affect net income.

•	Employment and Change in Control Agreements. We intend to enter into a three-year employment agreement with John C. Roman, our President and Chief Executive Officer. We also intend to enter into two- and three-year change in control agreements with several senior executive officers. These agreements will provide for severance benefits if the executives are terminated following a change in control involving us, such as an acquisition of Naugatuck Valley Financial. Based solely on current cash compensation and excluding any benefits that would be payable under any employee benefit plan, if a change in control occurred, and we terminated all officers covered by the employment agreements and the change in control agreements, the total payments due under the employment agreement and the change in control agreements would equal approximately $475,000 and $975,000, respectively.

•	Employee Severance Compensation Plan. This plan will provide severance benefits to eligible employees if there is a change in control involving us. Based solely on current cash compensation and excluding any benefits that would be payable under any employee benefit plan, if a change in control occurred, and we terminated all employees, the total payment due under the employee severance compensation plan would equal approximately $2.0 million.

The following table summarizes at the maximum of the offering range the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards that are expected to be available under the stock-based incentive plan. The table does not include a value for the options because their exercise price would be equal to the fair market value of the common stock on the day that the options are granted. As a result, financial gains can be realized on an option only if the market price of the common stock increases above the price at which the option is granted.

	Number of Shares to be
	Granted or Purchased
		As a % of
	At	Common Stock	Total
	Maximum	Outstanding	Estimated
	of Offering	After	Value of
	Range	Reorganization	Grants(1)

Employee stock ownership plan	259,210	3.92%	$2,592,100
Restricted stock awards	129,605	1.96	1,269,050
Stock options	324,012	4.90	1,269,050

Total	712,827	11.78%	$3,888,150

(1)	Assumes the value of our common stock is $10.00 per share. Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors. There can be no assurance that our stock price will appreciate in the same manner as other mutual holding companies, if at all. See “Summary — After-Market Performance Information Provided by Independent Appraiser” and “Risk Factors — Risks Related to the Reorganization — As a result of the amount of capital we are raising, we expect our return on equity and our stock price performance to be negatively affected” for more information regarding factors that could negatively affect our stock appreciation.

The Offering Will Not Be Taxable to Us or to Persons Receiving Subscription Rights (page ___)	As a general matter, the reorganization will not be a taxable transaction for purposes of federal or state income taxes to us or to persons who receive or exercise subscription rights. Our special counsel, Muldoon Murphy Faucette & Aguggia LLP, has issued an opinion to us that, among other items, for federal income tax purposes:

•	the reorganization will qualify as a tax free reorganization and no gain or loss will be recognized by us as a result of the reorganization;

•	no gain or loss will be recognized by our account holders upon the issuance to them of deposit accounts in Naugatuck Valley Savings and Loan immediately after the reorganization;

•	it is more likely than not that the fair market value of the rights to subscribe for shares of our common stock is zero and, accordingly, that no income will be realized by our depositors upon the issuance or exercise of the subscription rights;

•	it is more likely than not that the tax basis to the purchasers in the offering will be the amount paid for our common stock, and that the holding period for shares of common stock will begin on the date of completion of the offering; and

•	the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

We have also received an opinion from Snyder & Haller, P.C. stating that, assuming the reorganization does not result in any federal income tax liability to us, or our account holders, implementation of the plan of reorganization will not result in any Connecticut income tax liability to those entities or persons. See “The Reorganization and Stock Offering—Material Income Tax Consequences.”

The Offering

Persons Who Can Order Stock in the Offering (page ___)	We have granted rights to subscribe for our shares of common stock in a “subscription offering” to the following persons in the following order of priority:

1.	Persons with $50 or more on deposit at Naugatuck Valley Savings and Loan as of April 30, 2003.

2.	Our employee stock ownership plan, which provides retirement benefits to our employees.

3.	Persons with $50 or more on deposit at Naugatuck Valley Savings and Loan as of [Supplemental ERD].

4.	Naugatuck Valley Savings and Loan’s depositors as of [Voting Record Date].

We may offer shares not sold in the subscription offering to the general public in a community offering. People who are residents of New Haven and Fairfield Counties, Connecticut, will have first preference to purchase shares in a community offering. The community offering, if held, may begin concurrently, during or immediately after the end of the subscription offering.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or partially fill your order. Shares will be allocated first to categories in the subscription offering under a formula outlined in the plan of reorganization and as described in “The Reorganization and Stock Offering.”

The Deadline for Ordering Stock is [Expiration Date] (page ___)	The offering will end at 10:00 a.m., Eastern Time, on [Expiration Date]. We must receive at our Stock Information Center a properly signed and completed order form with the required payment no later than 10:00 a.m., Eastern Time, on [Expiration Date]. You may submit your order form using the enclosed return envelope, by bringing your order form to the Stock Information Center or by overnight delivery to the address noted on the order form. Order forms may not be delivered to our branch offices.

Minimum and Maximum Purchase Limitations (page ___)	Our plan of reorganization establishes limitations on the purchase of stock in the offering. These limitations include the following:

The minimum purchase is 25 shares.

No individual may purchase more than $150,000 of common stock (which equals 15,000 shares). If any of the following persons purchase stock, their purchases when combined with your purchases cannot exceed $200,000 of common stock (which equals 20,000 shares):

•	Your spouse or relatives of you or your spouse living in your house;

•	Companies, trusts or other entities in which you have a controlling interest or hold a position; or

•	Other persons who may be associates or acting in concert with you.

All persons sharing a qualifying joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by an individual, and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to the overall purchase limitation.

Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase limitations at any time.

How to Purchase Common Stock (page ___)	If you want to place an order for shares in the offering, you must complete an original stock order form and send it to us together with full payment. Once we receive your order, you cannot cancel or change it.

We may, in our sole discretion, reject orders received in the community offering either in whole or in part.

You may pay for shares in the subscription offering or the community offering in the following ways:

•	By personal or bank check or money order made payable to Naugatuck Valley Financial Corporation; or

•	By authorizing withdrawal from a deposit account without checkwriting privileges at Naugatuck Valley Savings and Loan. To use funds in an Individual Retirement Account at Naugatuck Valley Savings and Loan, you may not authorize direct withdrawal on the order forms. You must transfer your funds to an unaffiliated institution able to hold self-directed IRAs. Please promptly contact the Stock Information Center for assistance with IRA related orders.

Checks and money orders will be deposited upon receipt. We will pay interest on your funds submitted by check or money order at the rate we pay on passbook accounts from the date we receive your funds until the offering is completed or terminated. All funds authorized for withdrawal from deposit accounts with us will remain in the accounts and continue to earn interest at the applicable account rate and will be withdrawn upon completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds otherwise unavailable to you during the offering period. If, as a result of a withdrawal from a certificate account, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our passbook rate. There will be no early withdrawal penalty for withdrawals from certificate accounts used to pay for stock. Federal law prohibits us from knowingly loaning funds to purchase stock in the offering. In addition, you may not submit a check drawn on a Naugatuck Valley Savings and Loan line of credit.

Subscription Rights Are Not Transferable	You are not allowed to transfer or sell your subscription rights and we will act to ensure that you do not do so. We will not accept any stock orders that we believe involve the transfer of subscription rights.

Delivery of Stock Certificates	Certificates representing shares of common stock sold in the offering will be mailed to the persons entitled to the certificates at the certificate registration address noted on the order form as soon as practicable following consummation of the offering. It is possible that, until certificates for the common stock are delivered to purchasers, purchasers might not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

How We Will Use the Proceeds of this Offering (page ___)	The following table summarizes how we will use the proceeds of this offering, based on the sale of shares at the minimum and maximum of the offering range.

	2,101,625	2,843,375
	Shares at	Shares at
	$10.00	$10.00
	Per Share	Per Share
	(In thousands)
Offering proceeds	$21,016	$28,434
Less: offering expenses	791	854

Net offering proceeds	20,225	27,580
Less:
Proceeds contributed to Naugatuck Valley Savings and Loan	10,113	13,790
Proceeds used for loan to employee stock ownership plan	1,916	2,592
Proceeds to Naugatuck Valley Mutual	100	100

Proceeds remaining for Naugatuck Valley Financial	$8,096	$11,098

We may use the portion of the proceeds that we do not contribute to Naugatuck Valley Savings and Loan to, among other things, invest in securities, pay cash dividends or buy back shares of common stock, subject to regulatory restrictions. Naugatuck Valley Savings and Loan may use the portion of the proceeds that it receives to fund new loans, open or acquire new branches, invest in securities and expand its business activities. We may also use the proceeds of the offering to diversify our business and acquire other companies, although we have no specific plans to do so at this time.

Directors and Executive Officers Intend to Subscribe for 94,000 Shares (page ___)	We expect that our directors and executive officers, together with their associates, will subscribe for 94,000 shares, which equals 3.80% of the shares that would be sold in the offering at the midpoint of the offering range and issued to our charitable foundation. Directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering.

Market for Naugatuck Valley Financial Common Stock (page ___)	We have applied to list our common stock for trading on the Nasdaq National Market under the symbol “NVSL.” Ryan Beck & Co. currently intends to become a market maker in the common stock and will assist us in obtaining additional market makers. After shares of the common stock begin trading, you may contact a firm offering investment services in order to buy or sell shares.

Naugatuck Valley Financial’s Dividend Policy (page ___)	After the reorganization, we intend to adopt a policy of paying regular cash dividends, but have not yet decided on the amount or frequency of payments or when payments may begin. Based upon our estimate of offering expenses and other assumptions described in “Pro Forma Data,” we expect to have between $8.1 million and $11.1 million in net proceeds, at the minimum and the maximum of the offering, respectively, that, subject to annual earnings and expenses, we could potentially use to pay dividends.

Possible Conversion of Naugatuck Valley Mutual to Stock Form (page ___)	In the future, Naugatuck Valley Mutual may convert from the mutual (meaning no stockholders) to capital stock form of organization, in a transaction commonly known as a “second-step conversion.” In a second-step conversion, members of Naugatuck Valley Mutual would have subscription rights to purchase common stock of Naugatuck Valley Financial or its successor, and the public stockholders of Naugatuck Valley Financial would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted Naugatuck Valley Mutual. This percentage may be adjusted to reflect any assets owned by Naugatuck Valley Mutual. Naugatuck Valley Financial’s public stockholders, therefore, would own approximately the same percentage of the resulting entity as they owned before the second-step conversion. As a result of a second-step transaction, our stock’s liquidity would increase and we would have additional capital that could be used to facilitate business growth. In addition, as a fully converted stock holding company, we would have greater flexibility in structuring mergers and acquisitions. A second-step conversion would also eliminate the anti-takeover effect inherent in the mutual holding company structure because Naugatuck Valley Mutual would no longer have voting control because it would no longer exist. We have no current plan to undertake a second-step conversion transaction.

Delivery of Prospectus	To ensure that you receive a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days before such date or hand-deliver any prospectuses later than two days before that date. Stock order forms may only be distributed with or preceded by a prospectus. Subscription rights expire at 10:00 a.m., Eastern Time, on [Expiration Date], whether or not we have located each person entitled to such rights.

Stock Information Center	If you have any questions regarding the offering or our reorganization, please call the Stock Information Center at (___) ___-___. You may also visit our Stock Information Center, which is located at our main office in Naugatuck, Connecticut. The Stock Information Center is open Monday through Friday, except for bank holidays, from 9:30 a.m. to 4:00 p.m., Eastern Time.

Risk Factors

     You should consider carefully the following risk factors before purchasing Naugatuck Valley Financial common stock.

Risks Related to the Reorganization

As a result of the amount of capital we are raising, we expect our return on equity and our stock price performance to be negatively affected.

     We are raising net proceeds of up to $27.6 million at the maximum, as adjusted, of the offering. The amount of capital we are raising may have several consequences, including the following:

•	Return on equity may decline. Return on equity, which equals net income divided by average equity, is a ratio that many investors use to compare the performance of a particular company with other companies. For the three months ended March 31, 2004, our annualized return on average equity was 6.99%. For the year ended December 31, 2003, our return on average equity was 8.45%. The net proceeds from the reorganization will significantly increase our equity capital, which will further decrease our return on equity, which on a pro forma basis at the midpoint of the offering is 3.37% for the three months ended March 31, 2004 (annualized) and 4.11% for the year ended December 31, 2003 compared to a 7.30% median for our peer group. It will take time for us to fully use the new capital in our business operations to increase net income. Consequently, you should not expect a competitive return on equity in the near future.

•	Stock price may decline. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of this offering.

Additional public company and annual stock employee compensation and benefit expenses following the reorganization may reduce our profitability and stockholders’ equity.

     Following the reorganization, our noninterest expense is likely to increase as a result of the financial accounting, legal and various other additional expenses usually associated with operating as a public company, which will adversely affect our profitability and stockholders’ equity. In addition, we will recognize additional annual material employee compensation and benefit expenses stemming from the shares granted to employees and executives under new benefit plans. We cannot predict the actual amount of these new expenses because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. We would recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and would recognize expenses for restricted stock awards over the vesting period of the awards. These expenses in the first year following the reorganization have been estimated to be approximately $285,000 at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share offering price as fair market value. Actual expenses, however, may be higher or lower, depending on the then-prevailing price of our common stock. In addition, proposed changes in accounting guidelines may require us to recognize expenses relating to stock option grants. For further discussion of these plans, see “Our Management—Benefit Plans.”

Issuance of shares for benefit programs may dilute your ownership interest.

     We intend to adopt a stock-based incentive plan following the offering. If our stockholders approve the new stock-based incentive plan, we intend to issue shares to our officers and directors through this plan. If the restricted stock awards under the stock-based incentive plan are funded from authorized but unissued stock, your ownership interest in shares held by persons other than Naugatuck Valley Mutual could be diluted by up to approximately 4.17%, assuming awards of common stock equal to 1.96% of the shares issued in the reorganization, including shares issued to Naugatuck Valley Mutual and our charitable foundation, are awarded under the plan. If the shares issued upon the exercise of stock options under the stock-based incentive plan are issued from authorized but unissued stock, your ownership interest in shares held by persons other than Naugatuck Valley Mutual could be diluted by up to approximately 4.90%, assuming stock option grants equal to 9.82% of the shares issued in the reorganization, including shares issued to Naugatuck Valley Mutual and our charitable foundation, are granted under the plan. See “Pro Forma Data” and “Our Management—Benefit Plans.”

Naugatuck Valley Mutual will own a majority of our common stock and will be able to exercise voting control over most matters put to a vote of stockholders, including preventing sale or merger transactions you may like or a second-step conversion by Naugatuck Valley Mutual.

     Naugatuck Valley Mutual will own a majority of our common stock after the reorganization and, through its Board of Directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and officers will manage Naugatuck Valley Financial, Naugatuck Valley Savings and Loan and Naugatuck Valley Mutual. As a federally chartered mutual holding company, the Board of Directors of Naugatuck Valley Mutual must ensure that the interests of depositors of Naugatuck Valley Savings and Loan are represented and considered in matters put to a vote of stockholders of Naugatuck Valley Financial. Therefore, the votes cast by Naugatuck Valley Mutual may not be in your personal best interests as a stockholder. For example, Naugatuck Valley Mutual may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares, prevent a second-step conversion transaction by Naugatuck Valley Mutual or defeat a stockholder nominee for election to the Board of Directors of Naugatuck Valley Financial. The matters as to which stockholders other than Naugatuck Valley Mutual will be able to exercise voting control are limited and include any proposal to implement a stock-based incentive plan.

     In addition, Office of Thrift Supervision regulations prohibit, for three years following the completion of a stock offering by a company such as Naugatuck Valley Financial, the acquisition of more than 10% of any class of equity security of the company without the prior approval of the Office of Thrift Supervision. Even after this three- year period, Office of Thrift Supervision regulations would likely prevent an acquisition of Naugatuck Valley Financial other than by another mutual holding company.

Office of Thrift Supervision policy on remutualization transactions could prohibit the merger or an acquisition of us, which may lower our stock price.

     Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. The possibility of a remutualization transaction has recently resulted in a degree of takeover speculation for mutual holding companies which is reflected in the stock prices of mutual holding companies. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and as raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or otherwise restrict these transactions in the future, our stock price may be adversely affected. We have no current plans to undertake a remutualization transaction.

Our stock price may decline when trading commences.

     We cannot guarantee that if you purchase shares in the offering that you will be able to sell them at or above the $10.00 offering price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions of Naugatuck Valley Financial, and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

There may be a limited market for our common stock, which may lower our stock price.

     We have applied to list our shares of common stock for trading on the Nasdaq National Market. We cannot guarantee that the shares will be regularly traded. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock on short notice and the sale of a large number of shares at one time could temporarily depress the market price.

Risks Related to the Formation of Our Foundation

The contribution to the Naugatuck Valley Savings and Loan Foundation will hurt our profits for fiscal year 2004 and means that a stockholder’s ownership interest will be up to 4.44% less after the contribution.

     We intend to contribute 2% of the shares of our common stock issued in the reorganization to the Naugatuck Valley Savings and Loan Foundation. This contribution will be an additional operating expense and will reduce net income during the fiscal year in which the Naugatuck Valley Savings and Loan Foundation is established, which is expected to be the year ending December 31, 2004. Based on the pro forma assumptions, the contribution to the Naugatuck Valley Savings and Loan Foundation would reduce net earnings by $759,000 at the midpoint of the offering, after tax, in fiscal year 2004. In addition, purchasers of shares in the offering will have their ownership and voting interests diluted by up to 4.44% at the close of the offering when we contribute the shares of our common stock to the Naugatuck Valley Savings and Loan Foundation. For a further discussion regarding the effect of the contribution to the charitable foundation, see “Pro Forma Data” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Our contribution to the Naugatuck Valley Savings and Loan Foundation may not be tax deductible, which could hurt our profits.

     We believe that our contribution to the Naugatuck Valley Savings and Loan Foundation, valued at $1.2 million at the midpoint of the offering, pre-tax, will be deductible for federal income tax purposes. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully.

Failure to approve the Naugatuck Valley Savings and Loan Foundation may materially affect our pro forma market value, which may delay the completion of the reorganization.

     The establishment and funding of the foundation as part of the reorganization is subject to the approval of our depositors. If our depositors approve the reorganization, but not the foundation, we may determine to complete the reorganization without the establishment of the foundation and may do so without amending the plan of reorganization or obtaining any further vote of our depositors. Keller & Company, which performed the appraisal of us on which this offering is based, has informed us that our value would be greater if we did not form the charitable foundation and fund it with shares of our common stock. Therefore, if our depositors do not approve the foundation, our pro forma market value will increase. If our pro forma market value increases above $32,698,810 for any reason, all subscribers will be resolicited and given the chance to change or cancel their orders. A resolicitation would delay the completion of the stock offering.

Risks Related to Our Business

Our increased emphasis on commercial and construction lending and the unseasoned nature of these loans may expose us to increased lending risks and could impact the level of our allowance for loan losses.

     Since December 31, 2000, our commercial real estate, commercial business and residential construction loan portfolio has increased $26.4 million, or 335.0% and at March 31, 2004, $34.3 million, or 18.4%, of our loan portfolio consisted of these real estate, construction and commercial business loans. We intend to continue to emphasize these types of lending. These types of loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers for commercial business loans and for construction loans, the accuracy of the estimate of the property’s value at completion of construction and the estimated cost of construction. These factors can be impacted by many variables including economic events beyond the borrowers’ control. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Also, many of our commercial and construction borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

     Because of our planned continued emphasis on commercial and construction lending and the unseasoned nature of many of these loans, we may determine it necessary to increase the level of our allowance for loan losses. We make various judgments about the collectibility of our loans, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for our loans. In determining the amount of the allowance for loan losses, we review our loans and our loan loss and delinquency experience, and we evaluate economic conditions. However, as a result of our recent expansion, a significant portion of our commercial and construction loans are unseasoned, with the risk that these loans may not have had sufficient time to perform to properly indicate the potential magnitude of losses. If our judgments are incorrect, our allowance for loan losses may not be sufficient to cover future losses, which will result in additions to our allowance through increased provisions for loan losses. In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Increased provisions for loan losses would increase our expenses and reduce our profits. Finally, during our recent expansion, we have also experienced a historically low interest rate environment. Our unseasoned adjustable rate loans have not, therefore, been subject to a rising interest rate environment which could cause them to adjust to their maximum interest rate level. Such an increase could increase collection risks resulting from potentially higher payment obligations by the borrower.

Rising interest rates may hurt our profits and asset value.

     Interest rates are at historically low levels, but have risen recently. If interest rates continue to rise, our net interest income likely would be reduced since, due to the generally shorter terms of interest-bearing liabilities, interest expense paid on interest-bearing liabilities, such as deposits and borrowings, increases more quickly than interest income earned on interest-earning assets, such as loans and investments. In addition, rising interest rates may hurt our income because they may reduce the demand for new loans, the demand for refinancing loans and the interest and fee income earned on new loans and refinancings. If there is an increasing interest rate environment, our interest rate spread and net interest margin could be compressed, which would have a negative effect on our profitability until our loan portfolio reprices with higher rates.

     Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of fixed-rate securities fluctuates inversely with changes in interest rates. Unrealized gains and losses on securities available for sale are reported as separate component of equity. Decreases in the fair value of securities available for sale resulting from increases in interest rates therefore could have an adverse effect on shareholders’ equity.

If we do not achieve profitability on new branches, the new branches may negatively impact our earnings.

     We have received regulatory approval for a new branch in Seymour, Connecticut which we expect will open in the fourth quarter of 2004. We have also signed an agreement for the purchase of a parcel of land in Southbury, Connecticut where we expect to open a new branch by the third quarter of 2005. We intend to continue to pursue opportunities to pursue expansion of our branch network, as well as to upgrade our current branch facilities. We cannot assure you that our this branch expansion strategy and our branch upgrading will be accretive to our earnings, or that it will be accretive to earnings within a reasonable period of time. Numerous factors contribute to the performance of a new branch, such as a suitable location, qualified personnel and an effective marketing strategy. Additionally, it takes time for a new branch to generate significant deposits and make sufficient loans to produce enough income to offset expenses, some of which, like salaries and occupancy expense, are relatively fixed costs. In addition to branch employees, we will hire lending and other employees to support our expanded infrastructure.

Strong competition within our market area could hurt our profits and slow growth.

     Although we consider ourselves competitive in the Greater Naugatuck Valley, which we consider our market area, we face intense competition both in making loans and attracting deposits. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which reduces net interest income. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area. For more information about our market area and the competition we face, see “Our Business—Market Area” and “Our Business—Competition.”

We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.

     We intend to contribute approximately 50% of the net proceeds of the offering to Naugatuck Valley Savings and Loan. We expect to use a portion of the net proceeds to fund the employee stock ownership plan’s purchases of shares in the offering and to capitalize Naugatuck Valley Mutual. We may use the remaining net proceeds to pay dividends to shareholders, repurchase common stock, purchase investment securities, finance the acquisition of other financial institutions or other businesses that are related to banking, or for other general corporate purposes. Naugatuck Valley Savings and Loan may use the proceeds it receives to fund new loans, purchase investment securities, establish or acquire new branches, acquire financial institutions or other businesses that are related to banking, or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

     We are subject to extensive government regulation, supervision and examination. Such regulation, supervision and examination govern the activities in which we may engage, and is intended primarily for the protection of the deposit insurance fund and our depositors. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

A Warning About Forward-Looking Statements

     This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

     These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets; and

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies or the Financial Accounting Standards Board.

     Forward-looking statements that we make in this prospectus and in other public statements we make may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Selected Financial and Other Data

     The summary financial information presented below is derived in part from our financial statements. The following is only a summary and you should read it in conjunction with the financial statements and notes beginning on page F-1. The information at December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at December 31, 2001, 2000 and 1999 for the years ended December 31, 2000 and 1999 is derived in part from audited consolidated financial statements that do not appear in this prospectus. The operating data for the three months ended March 31, 2004 and 2003 was not audited, but, in the opinion of our management, reflects all adjustments necessary for a fair presentation. No adjustments were made other than normal recurring entries. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At	At December 31,
	March 31,
	2004	2003	2002	2001	2000	1999
	(In thousands)
Financial Condition Data:
Total assets	$242,148	$243,956	$227,998	$201,105	$177,449	$169,710
Securities held-to-maturity	2,511	1,561	1,364	596	723	1,004
Securities available-for-sale	30,403	37,166	32,512	20,407	12,132	11,784
Loans receivable, net	182,311	180,378	166,046	158,456	145,831	138,171
Cash and cash equivalents	11,918	9,775	18,158	12,643	11,242	10,748
Deposits	187,474	183,455	173,231	156,662	136,452	131,153
FHLB advances	30,138	34,990	31,119	23,372	22,036	21,690
Total capital	21,656	21,217	19,850	17,497	15,984	14,135

	For the Three Months
	Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(In thousands)
Operating Data:
Interest and dividend income	$3,026	$3,256	$12,644	$13,178	$12,631	$12,318	$11,358
Interest expense	936	1,172	4,241	5,299	6,178	5,923	5,272

Net interest income	2,090	2,084	8,403	7,879	6,453	6,395	6,086
Provision for loan losses	—	45	45	231	80	73	110

Net interest income after provision for loan losses	2,090	2,039	8,358	7,648	6,373	6,322	5,976
Noninterest income	333	257	1,115	972	743	601	523
Noninterest expense	1,879	1,650	6,845	5,820	5,392	4,497	4,157

Income before provision for income taxes	544	646	2,628	2,800	1,724	2,426	2,342
Provision for income taxes	166	217	822	880	542	807	1,513

Net income	$378	$429	$1,806	$1,920	$1,182	$1,619	$829

	At or For the Three
	Months Ended
	March 31,		At or For the Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Performance Ratios:
Return on average assets (1)	0.63%	0.76%	0.77%	0.91%	0.65%	0.96%	0.50%
Return on average equity (1)	6.99	8.45	8.59	10.23	6.95	10.71	5.98
Interest rate spread (1)(2)	3.72	3.81	3.77	3.77	3.50	3.78	3.64
Net interest margin (1)(3)	3.77	3.92	3.85	3.90	3.71	3.98	3.88
Noninterest expense to average assets (1)	3.16	2.94	2.94	2.75	2.96	2.68	2.49
Efficiency ratio (1)(4)	77.20	70.21	71.62	65.20	74.43	63.58	62.01
Average interest-earning assets to average interest-bearing liabilities	102.93	104.77	103.69	105.20	105.87	105.57	107.34
Capital Ratios:
Total capital to risk-weighted assets	16.26	16.27	16.21	15.37	14.74	15.50	15.13
Tier I capital to risk-weighted assets	15.01	15.02	14.96	14.12	13.47	14.25	13.88
Tier I capital to average assets	8.83	8.59	8.64	8.30	8.40	8.83	8.25
Total equity to total assets	8.84	8.74	8.70	8.71	8.70	9.01	8.33
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.98	1.17	0.99	1.19	1.16	1.18	1.38
Allowance for loan losses as a percent of nonperforming loans	213.31	206.17	199.78	162.91	144.66	171.14	130.22
Net charge-offs (recoveries) to average loans outstanding during the period	—	0.02	0.13	0.05	(0.02)	0.18	0.34
Nonperforming loans as a percent of total loans	0.46	0.57	0.50	0.73	0.80	0.69	1.06
Nonperforming assets as a percent of total assets	0.40	0.44	0.46	0.58	0.72	0.65	1.11
Other Data:
Number of:
Deposit accounts	22,481	22,295	22,447	22,059	21,823	21,228	20,713
Full service customer service facilities	5	5	5	4	3	3	3

(1)	These ratios are annualized for the three months ended March 31, 2004 and 2003.

(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Represents net interest income as a percent of average interest-earning assets.

(4)	Represents noninterest expense (less intangible amortization) divided by the sum of net interest income and noninterest income.

Recent Developments

     The following tables contain certain information concerning the financial position and results of operations of Naugatuck Valley Savings and Loan. The data at June 30, 2004 and for the three and six months ended June 30, 2004 and 2003 was not audited, but, in the opinion of our management, reflects all adjustments necessary for a fair presentation. No adjustments were made other than normal recurring entries. The results of operations for the three and six months ended June 30, 2004 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At June 30,	At December 31,
	2004	2003	% change
	(In thousands)
Financial Condition Data:
Total assets	$253,653	$243,956	3.97%
Securities held-to-maturity	5,170	1,561	231.20
Securities available-for-sale	30,589	37,166	(17.70)
Loans receivable, net	189,833	180,378	5.24
Cash and cash equivalents	12,459	9,775	27.46
Deposits	198,923	183,455	8.43
FHLB advances	28,631	34,990	(18.17)
Total capital	21,577	21,217	1.70

	For the Three Months			For the Six Months
	Ended June 30,			Ended June 30,
	2004	2003	% change	2004	2003	% change
	(In thousands)
Operating Data:
Interest and dividend income	$3,057	$3,161	(3.29)%	$6,083	$6,417	(5.20)%
Interest expense	916	1,090	(15.96)	1,852	2,262	(18.13)

Net interest income	2,141	2,071	3.38	4,231	4,155	1.83
Provision for loan losses	—	—	—	—	45	(100.00)

Net interest income after provision for loan losses	2,141	2,071	3.38	4,231	4,110	2.94
Noninterest income	306	333	(8.11)	639	590	8.31
Noninterest expense	1,865	1,681	10.95	3,744	3,331	12.40

Income before provision for income taxes	582	723	(19.50)	1,126	1,369	(17.75)
Provision for income taxes	182	231	(21.21)	348	448	(22.32)

Net income	$400	$492	(18.70)%	$778	$921	(15.53)%

	At or For the Three Months		At or For the Six Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
Performance Ratios:
Return on average assets (1)	0.65%	0.84%	0.64%	0.81%
Return on average equity (1)	7.24	9.52	7.12	8.99
Interest rate spread (1)(2)	3.73	3.80	3.75	3.85
Net interest margin (1)(3)	3.76	3.84	3.78	3.90
Noninterest expense to average assets (1)	3.02	2.88	3.09	2.91
Efficiency ratio (1)(4)	75.87	69.57	76.53	69.84
Average interest-earning assets to average interest-bearing liabilities	101.81	102.02	101.87	102.76
Capital Ratios:
Total capital to risk-weighted assets	15.73%	15.76%	15.73%	15.76%
Tier I capital to risk-weighted assets	14.50	14.51	14.50	14.51
Tier I capital to average assets	8.68	8.47	8.68	8.47
Total equity to total assets	8.51	8.80	8.51	8.80
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.95%	1.07%	0.95%	1.07%
Allowance for loan losses as a percent of nonperforming loans	198.80	182.98	198.80	182.98
Net charge-offs (recoveries) to average loans outstanding during the period	0.01	(0.13)	0.01	(0.15)
Nonperforming loans as a percent of total loans	0.48	0.58	0.48	0.58
Nonperforming assets as a percent of total assets	0.39	0.42	0.39	0.42
Other Data:
Number of:
Deposit accounts	22,624	22,297	22,624	22,297
Full service customer service facilities	5	5	5	5

(1)	Performance ratios for the three and six months ended June 30, 2004 and 2003 are annualized.

(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Represents net interest income as a percent of average interest-earning assets.

(4)	Represents noninterest expense (less intangible amortization) divided by the sum of net interest income and noninterest income.

Comparison of Financial Condition at December 31, 2003 and June 30, 2004

     Total assets increased by $9.7 million during the period from December 31, 2003 to June 30, 2004, primarily due to an increase in loans of $9.5 million. The increase in loans primarily reflects an increase in our multi-family and commercial loans of $6.0 million, or 21.8%, due primarily to an increase in subdivision lending and individual builder lending and an increase in our consumer loans of $4.2 million, or 20.0%, due to promotions of home equity lines of credit and second mortgage loans. These increases were partially offset by a decrease in our one- to four-family loans of $694,000, or 0.5%, due to the sale of one group of loans in 2004. The increase in the loan portfolio was funded by an increase in deposits of $15.5 million partially offset by a decrease in borrowings of $6.4 million. Deposits increased primarily due to the continued growth of our new Derby branch, which opened in February 2003, increased advertising and competitive interest rates. Capital increased by $360,000, or 1.7%, from $21.2 million at December 31, 2003 to $21.6 million at June 30, 2004 as a result of net income offset by a decrease in unrealized gains on available-for-sale securities.

Comparison Of Operating Results For The Three and Six Months Ended June 30, 2004 and 2003

     General. Net income decreased $92,000 or 18.7% for the three months ended June 30, 2004 as compared to the three months ended June 30, 2003, primarily due to an increase in noninterest expense and a decrease in noninterest income, partially offset by an increase in net interest income.

     Net income decreased $143,000, or 15.5%, for the six months ended June 30, 2004 as compared to the six months ended June 30, 2003, primarily due to an increase in noninterest expense partially offset by increases in net interest income and in noninterest income.

     Net Interest Income. Net interest income increased $70,000, or 3.4%, to $2.1 million for the three months ended June 30, 2004. Net interest income increased $76,000, or 1.8%, to $4.2 million for the six months ended June 30, 2004. The primary reason for the increase in net interest income for both the three and six month periods was the decrease in interest expense. Interest expense decreased in both periods as we were able to lower rates on all categories of deposit accounts in 2004 and as maturing certificates of deposit renewed at lower rates. We also experienced an increase in lower rate core deposit accounts as a result of promotion of low-cost or no-cost checking accounts for businesses and consumers, which decreased our cost of funds.

     The following table summarizes changes in interest income and expense for the three and six months ended June 30, 2004 and 2003.

	Three Months			Six Months
	Ended June,			Ended June 30,
	2004	2003	% change	2004	2003	% change
	(Dollars in thousands)
Interest income:
Loans	$2,712	$2,769	(2.06)%	$5,407	$5,646	(4.23)
Fed Funds sold	13	27	(51.85)	24	46	(47.83)
Investment securities	325	353	(7.93)	635	700	(9.29)
Federal Home Loan Bank stock	7	12	(41.67)	17	25	(32.00)

Total interest income	3,057	3,161	(3.29)	6,083	6,417	(5.20)
Interest expense:
Certificate accounts	439	606	(27.56)	892	1,262	(29.32)
Regular savings accounts	49	57	(14.04)	96	130	(26.15)
Checking and NOW accounts	10	20	(50.00)	25	48	(47.92)
Money market savings accounts	64	59	8.47	119	121	(1.65)

Total interest-bearing deposits	562	742	(24.26)	1,132	1,561	(27.48)
FHLB advances	354	348	1.72	720	701	2.71

Total interest expense	916	1,090	(15.96)	1,852	2,262	(18.13)

Net interest income	$2,141	$2,071	3.38%	$4,231	$4,155	1.83%

     The following table summarizes average balances and average yields and costs for the three and six months ended June 30, 2004 and 2003.

	Three Months Ended June 30,				Six Months Ended June 30,
	2004		2003		2004		2003
	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Cost	Balance	Cost	Balance	Cost	Balance	Cost
	(Dollars in thousands)
Interest-earning assets:
Loans	$184,350	5.88%	$166,626	6.65	$182,574	5.92%	$167,315	6.75%
Fed Funds sold	5,539	0.94	9,403	1.15	5,277	0.91	8,266	1.11
Investment securities	36,130	3.60	37,863	3.73	34,099	3.72	35,696	3.92
Federal Home Loan Bank stock	1,779	1.57	1,561	3.07	1,768	1.92	1,561	3.20

Total interest-earning assets	$227,798	5.37	$215,453	5.87	$223,718	5.44	$212,838	6.03

Interest-bearing liabilities:
Certificate accounts	$85,737	2.05%	$91,260	2.66%	$85,950	2.08%	$90,686	2.78%
Regular savings accounts	45,229	0.43	41,228	0.55	43,704	0.44	39,811	0.65
Checking and NOW accounts	36,275	0.11	30,408	0.26	33,968	0.15	29,216	0.33
Money market savings accounts	27,043	0.95	20,579	1.15	25,949	0.92	19,764	1.22

Total interest-bearing deposits	194,284	1.16	183,475	1.62	189,571	1.19	179,477	1.74
FHLB advances	29,467	4.81	27,717	5.02	30,051	4.79	27,651	5.07

Total interest-bearing liabilities	$223,751	1.64	$211,192	2.06	$219,622	1.69	$207,128	2.18

     Interest and dividend income decreased $104,000, or 3.3%, for the three months ended June 30, 2004 as a result of a decrease in the average yield on interest-earning assets to 5.37% from 5.87% partially offset by an increase in the average balance of interest-earning assets to $227.8 million from $215.5 million. Interest and dividend income decreased $334,000, or 5.2%, for the six months ended June 30, 2004 as a result of a decrease in the average yield on interest-earning assets to 5.44% from 6.03% partially offset by an increase in the average balance of interest- earning assets to $223.7 million from $212.8 million. Interest on loans decreased during the three and six months ended June 30, 2004 due to the decrease in the average yield on loans partially offset by the increase in the average balance of those assets. Interest on securities decreased during the three and six months ended June 30, 2004 due to the decrease in the average yield on securities and the decrease in the average balance of those assets. During the three and six months ended June 30, 2004, we originated loans at lower interest rates and our securities had lower average yields due to the prevailing low interest rate environment.

     Net interest income decreased $174,000, or 16.0%, for the three months ended June 30, 2004 as a result of a decrease in the average yield on interest-bearing liabilities to 1.64% from 2.06% partially offset by an increase in the average balance of interest-earning assets to $223.8 million from $211.2 million. Interest expense decreased $410,000, or 18.1%, for the six months ended June 30, 2004 as a result of a decrease in the average yield on interest-bearing liabilities to 1.69% from 2.18% partially offset by an increase in the average balance of interest-earning assets to $219.6 million from $207.1 million. Rates paid on interest-bearing liabilities decreased during both the three and six months ended June 30, 2004 due to a decline in market interest rates.

     Provision for Loan Losses. The following table summarizes the activity in the allowance for loan losses and provision for loan losses for the three and six months ended June 30, 2004 and 2003.

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
	(Dollars in thousands)
Allowance at beginning of period	$1,811	$2,006	$1,810	$1,994
Provision for loan losses	—	—	—	45
Charge-offs	(20)	(213)	(20)	(264)
Recoveries	34	2	35	20

Net charge-offs	14	(211)	15	(244)

Allowance at end of period	$1,825	$1,795	$1,825	$1,795

     We did not record a provision for loan losses for either the three or six month period ended June 30, 2004. The lack of provision in 2004 reflected lower charge-offs and decreased non-performing assets. The charge-offs during the 2003 periods are due to a one time charge to write down to market value loans for which we had previously established specific allowance. An analysis of the changes in the allowance for loan losses is presented under “Management’s Discussion and Analysis of Results of Operations and Financial Condition-Allowance for Loan Losses and Asset Quality.”

     The following table provides information with respect to our nonperforming assets at the dates indicated. We did not have any troubled debt restructurings or any accruing loans past due 90 days or more at the dates presented.

	At June 30,	At December 31,
	2004	2003	% change
	(Dollars in thousands)
Nonaccrual loans	$918	$906	1.32%
Real estate owned	71	208	(65.87)

Total nonperforming assets	$989	$1,114	(11.22)

Total nonperforming loans to total loans	0.48%	0.50%	(4.00)
Total nonperforming loans to total assets	0.36%	0.37%	(2.70)
Total non performing assets to total assets	0.39%	0.46%	(15.22)

     Noninterest Income. The following table summarizes noninterest income for the three and six months ended June 30, 2004 and 2003.

	Three Months			Six Months
	Ended June 30,			Ended June 30,
			%			%
	2004	2003	Change	2004	2003	Change
	(Dollars in thousands)
Loan fees and service charges	$216	$211	2.37%	$427	$432	(1.16)%
Income from bank owned life insurance	49	44	11.36	97	44	120.45
Gain on sale of mortgages	—	50	(100.00)	5	67	(92.54)
Gain on sale of investments	—	6	(100.00)	24	6	300.00
Income from investment advisory services, net	26	—	N/A	57	—	N/A
Other income	15	22	(31.82)	29	41	(29.27)

Total	$306	$333	(8.11)	$639	$590	8.31

     Noninterest income decreased during the three months ended June 30, 2004 primarily as a result of the lack of gain on sale of mortgages because our asset sensitive interest rate sensitivity position allowed us to hold fixed- rate mortgage loans in portfolio. The lack of gain on sale of mortgages was partially offset by income from investment advisory services. In the third quarter of 2003, we began offering investment advisory services through a third party registered broker-dealer. Noninterest income increased during the six months ended June 30, 2004 primarily as a result of income from investment advisory services and income from bank owned life insurance. During 2003 we purchased life insurance policies, from which we derive income, on certain key executives.

     Noninterest Expense. The following table summarizes noninterest expense for the three and six months ended June 30, 2004 and 2003.

	Three Months			Six Months
	Ended June 30,			Ended June 30,
			%			%
	2004	2003	Change	2004	2003	Change
	(Dollars in thousands)
Compensation, taxes and benefits	$1,080	$981	10.09%	$2,202	$1,866	18.01%
Office occupancy	275	270	1.85	558	540	3.33
Computer processing	124	131	(5.34)	270	246	9.76
Federal insurance premiums	7	7	—	14	14	—
(Gain) loss on foreclosed real estate, net	(5)	(6)	(16.67)	(37)	(2)	1,750.00
Other expenses	384	298	28.86	737	667	10.49

Total	$1,865	$1,681	10.95	$3,744	$3,331	12.40

     Noninterest expense increased in both the three and six months ended June 30, 2004 primarily as a result of an increase in compensation, taxes and benefits due to an increase in employees, the resulting payroll taxes and increased pension expense. The increase in employees is primarily a result of the opening of our Derby branch office in February 2003. Other expenses increased due to increases in advertising, fees for an asset/liability management consulting agreement, fees for a new outsourced internal audit function and expenses relating to our charter conversion.

     Income Taxes. The provision for income taxes decreased in both the three and six month periods ended June 30, 2004 due to a decrease in taxable income and decreases in the effective tax rates. The effective tax rates were 31.2% and 30.9% for the three and six month periods ended June 30, 2004 compared to 32.0% and 32.7% for the three and six month periods ended June 30, 2003. The decreases in the effective tax rates for both 2004 periods are the result of increases in tax exempt bank owned life insurance income.

Use of Proceeds

     The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the actual expenses of the offering. Payments for shares made through withdrawals from deposit accounts will reduce our deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

				15% Above
	Minimum of	Midpoint of	Maximum of	Maximum of
	Offering	Offering	Offering	Offering
	Range	Range	Range	Range
	2,101,625	2,472,500	2,843,375	3,269,881
	Shares at	Shares at	Shares at	Shares at
	$10.00	$10.00	$10.00	$10.00
	Per Share	Per Share	Per Share	Per Share
	(In thousands)
Offering proceeds	$21,016	$24,725	$28,434	$32,699
Less: estimated offering expenses	791	823	854	855

Net offering proceeds	20,225	23,902	27,580	31,844
Less:
Proceeds contributed to Naugatuck Valley Savings and Loan	10,113	11,951	13,790	15,922
Proceeds used for loan to employee stock ownership plan	1,916	2,254	2,592	2,981
Proceeds to Naugatuck Valley Mutual	100	100	100	100

Proceeds remaining for Naugatuck Valley Financial	$8,096	$9,597	$11,098	$12,841

     We may use the proceeds we retain from the offering:

•	to invest in securities;

•	to pay dividends to stockholders;

•	to repurchase shares of our common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking; and

•	for general corporate purposes.

     Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the reorganization, except to fund stock-based benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

     Naugatuck Valley Savings and Loan may use the proceeds that it receives from the offering, which is shown in the table above as the amount contributed to Naugatuck Valley Savings and Loan:

•	to fund new loans;

•	to invest in securities;

•	to finance the possible expansion of its business activities, including developing or acquiring new branch locations; and

•	for general corporate purposes.

     We may need regulatory approvals to engage in some of the activities listed above. We currently have no specific plans or agreements regarding any expansion activities or acquisitions other than the branch office openings and relocations disclosed in “Our Business — Properties” that are already underway, are subject to regulatory approval and financing for which is not contingent on this offering.

     We do not have any other specific plans for the investment of the proceeds of this offering. For a discussion of our business reasons for undertaking the reorganization, see “The Reorganization and Stock Offering—Reasons for the Reorganization.”

Our Dividend Policy

     Following the reorganization, we intend to adopt a policy of paying regular cash dividends, but we have not decided on the amount or frequency of payments or when the payments may begin. In addition, we may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, we will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards, and economic conditions. The regulatory restrictions that affect the payment of dividends by Naugatuck Valley Savings and Loan to Naugatuck Valley Financial discussed below will also be considered. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future. Based upon our estimate of offering expenses and other assumptions described in “Pro Forma Data,” we expect to have between $8.1 million and $11.1 million in net proceeds, at the minimum and the maximum of the offering, respectively, that, subject to annual earnings and expenses, we could potentially use to pay dividends.

     If we pay dividends to our shareholders, we also will be required to pay dividends to Naugatuck Valley Mutual, unless Naugatuck Valley Mutual elects to waive the receipt of dividends. We anticipate that Naugatuck Valley Mutual will waive receipt of any dividends that we may pay. Any decision to waive dividends will be subject to regulatory approval. Under Office of Thrift Supervision regulations, public shareholders would not be diluted in a “second-step conversion” transaction by Naugatuck Valley Mutual as a result of any dividends waived by Naugatuck Valley Mutual. See “Regulation and Supervision—Holding Company Regulation.”

     Naugatuck Valley Financial will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. However, its ability to pay dividends may depend, in part, upon dividends it receives from Naugatuck Valley Savings and Loan because it initially will have no source of income other than dividends from Naugatuck Valley Savings and Loan and earnings from the investment of the net proceeds from the offering that it retains. Office of Thrift Supervision regulations limit dividends and other distributions by Naugatuck Valley Savings and Loan. In addition, Naugatuck Valley Savings and Loan may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the offering. Naugatuck Valley Savings and Loan may not make a capital distribution if, after making the distribution, it would be undercapitalized. See “Regulation and Supervision—Regulation of Federal Savings Associations—Limitation on Capital Distributions.”

     Any payment of dividends by Naugatuck Valley Savings and Loan that would be deemed to be drawn out of Naugatuck Valley Savings and Loan’s bad debt reserves would require Naugatuck Valley Savings and Loan to pay federal income taxes at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and note 9 of the notes to financial statements included in this prospectus. We do not contemplate any distribution by Naugatuck Valley Savings and Loan that would result in this type of tax liability.

Market for the Common Stock

     We have not previously issued common stock. Upon completion of the reorganization, we expect that our shares of common stock will trade on the Nasdaq National Market under the symbol “NVSL.” Ryan Beck & Co. intends to become a market maker in our common stock following the reorganization. Ryan Beck & Co. also will assist us in obtaining other market makers after the reorganization. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

     The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

Capitalization

     The following table presents the historical capitalization of Naugatuck Valley Savings and Loan at March 31, 2004 and the capitalization of Naugatuck Valley Financial reflecting the reorganization (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares under the proposed stock-based incentive plan. A change in the number of shares to be issued in the reorganization may materially affect pro forma capitalization. We are offering our common stock on a best efforts basis. We must sell a minimum of 2,101,625 shares to complete the offering.

		Naugatuck Valley Financial Pro Forma
		Capitalization Based Upon the Sale of
				Maximum	15% Above
		Minimum	Midpoint of	of	Maximum
		of Offering	Offering	Offering	of Offering
		Range	Range	Range	Range
	Naugatuck Valley
	Savings and Loan	2,101,625	2,472,500	2,843,375	3,269,881
	Capitalization	Shares at	Shares at	Shares at	Shares at
	at	$10.00	$10.00	$10.00	$10.00
	March 31, 2004	Per Share	Per Share	Per Share	Per Share
	(In thousands)
Deposits (1)	$187,474	$187,474	$187,474	$187,474	$187,474
Advances from Federal Home Loan Bank	30,138	30,138	30,138	30,138	30,138

Total deposits and borrowed funds	$217,612	$217,612	$217,612	$217,612	$217,612

Stockholders’ equity:
Preferred stock:
1,000,000 shares, $.01 par value per share, authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock:
25,000,000, $.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding (2)	—	49	58	66	76
Additional paid-in capital	—	20,176	23,844	27,514	31,768
Retained earnings (3)	21,325	21,325	21,325	21,325	21,325
Net unrealized gain on available-for-sale securities, net	331	331	331	331	331
Plus: shares issued to the Foundation	—	978	1,150	1,323	1,521
Less:
Capitalization of Naugatuck Valley Mutual	—	100	100	100	100
Foundation contribution expense, net (4)	—	645	759	873	1,004
Common stock acquired by employee stock ownership plan (5)	—	1,916	2,254	2,592	2,981
Common stock to be acquired by stock-based incentive plan (6)	—	958	1,127	1,296	1,490

Total stockholders’ equity	$21,656	$39,240	$42,468	$45,698	$49,446

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.

(2)	Amounts represent the number of shares of common stock issued in the reorganization, including shares issued to Naugatuck Valley Mutual and our charitable foundation (4,887,500, 5,750,000, 6,612,500 and 7,604,375 shares at the minimum, midpoint and maximum, as adjusted, of the offering range, respectively), multiplied by the $0.01 par value per share.

(3)	Retained earnings are restricted by applicable regulatory capital requirements.

(4)	Represents the expense, net of tax, of the contribution of common stock to the Naugatuck Valley Savings and Loan Foundation based on an estimated tax rate of 34.0%. The realization of the tax benefit is limited annually to 10% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(5)	Assumes that 3.92% of the common stock issued in the reorganization, including shares issued to Naugatuck Valley Mutual and our charitable foundation, will be acquired by the employee stock ownership plan in the reorganization with funds borrowed from Naugatuck Valley Financial. Under generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital. As shares are released to plan participants’ accounts, a corresponding reduction in the charge against capital will occur. Since the funds are borrowed from Naugatuck Valley Financial, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the consolidated financial statements of Naugatuck Valley Financial. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(6)	Assumes the purchase in the open market at $10.00 per share, under the proposed stock-based incentive plan, of a number of shares equal to 1.96% of the shares of common stock issued in the reorganization, including shares issued to Naugatuck Valley Mutual and our charitable foundation. The shares are reflected as a reduction of stockholders’ equity. The stock-based incentive plan will be submitted to shareholders for approval at a meeting following the reorganization. See “Risk Factors — Risks Related to the Reorganization — Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Benefit Plans—Future Stock-Based Incentive Plan.”

Regulatory Capital Compliance

     At March 31, 2004, Naugatuck Valley Savings and Loan was subject to, and exceeded, the regulatory capital requirements of the Federal Deposit Insurance Corporation. See note 10 to the notes to the financial statements. Following the reorganization, Naugatuck Valley Savings and Loan will be subject to the regulatory capital requirements of the Office of Thrift Supervision. The following table presents Naugatuck Valley Savings and Loan’s capital position relative to the regulatory capital requirements of the Office of Thrift Supervision at March 31, 2004, on a historical and a pro forma basis, assuming that Naugatuck Valley Savings and Loan was subject to the regulatory capital requirements at March 31, 2004. The table reflects receipt by Naugatuck Valley Savings and Loan of 50% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan and the cost of the shares expected to be awarded under the stock-based incentive plan as restricted stock are deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to Naugatuck Valley Savings and Loan, see “Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements.”

			Pro Forma at March 31, 2004
									15% Above
			Minimum of		Midpoint of		Maximum of		Maximum of Offering
			Offering Range		Offering Range		Offering Range		Range
	Historical at		2,101,625		2,472,500		2,843,375		3,269,881
	March 31, 2004		at $10.00 Per Share		at $10.00 Per Share		at $10.00 Per Share		at $10.00 Per Share
				Percent		Percent		Percent		Percent
		Percent of		of		of		of		of
	Amount	Assets(1)	Amount	Assets	Amount	Assets	Amount	Assets	Amount	Assets
	(Dollars in thousands)
Generally accepted accounting principles capital	$21,656	8.9%	$28,895	11.6%	$30,226	12.1%	$31,558	12.5%	$33,106	13.1%
Tangible Capital:
Capital level (2)	$21,044	8.7%	$28,283	11.4%	$29,614	11.8%	$30,946	12.3%	$32,494	12.8%
Requirement	3,628	1.5	3,737	1.5	3,757	1.5	3,777	1.5	3,800	1.5

Excess	$17,416	7.2%	$24,546	9.9%	$25,857	10.3%	$27,169	10.8%	$28,695	11.3%

Core Capital:
Capital level (2)	$21,044	8.7%	$28,283	11.4%	$29,614	11.8%	$30,946	12.3%	$32,494	12.8%
Requirement	9,675	4.0	9,984	4.0	10,017	4.0	10,071	4.0	10,133	4.0

Excess	$11,369	4.7%	$18,318	7.4%	$19,596	7.8%	$20,875	8.3%	$22,362	8.8%

Total Risk-Based Capital:
Total risk-based capital (3)	$22,797	16.3%	$30,036	21.2%	$31,367	22.1%	$32,698	23.0%	$34,247	24.0%
Requirement	11,218	8.0	11,334	8.0	11,356	8.0	11,377	8.0	11,402	8.0

Excess	$11,578	8.3%	$18,701	13.2%	$20,011	14.1%	$21,322	15.0%	$22,846	16.0%

(1)	Tangible capital and core capital levels are shown as a percentage of adjusted total assets of $242.1 million. Risk-based capital levels are shown as a percentage of risk-weighted assets of $140.2 million.

(2)	A portion of the net unrealized gains on available-for-sale securities accounts for the difference between capital calculated under generally accepted accounting principles and each of tangible capital and core capital. See note 10 to the notes to financial statements for additional information.

(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

Pro Forma Data

     The following tables show information about our net income and stockholders’ equity (“book value”) reflecting the reorganization based on the sale of common stock at the minimum of the offering range, the midpoint of the offering range, the maximum of the offering range and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the reorganization is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

•	All shares of stock will be sold in the subscription and community offerings;

•	Our employee stock ownership plan will purchase a number of shares equal to 3.92% of the shares issued in the reorganization, including shares issued to Naugatuck Valley Mutual and our charitable foundation, with a loan from Naugatuck Valley Financial that will be repaid in equal installments over 15 years;

•	Total expenses of the offering, including fees and expenses paid to Ryan Beck & Co., will be $854,000 at the maximum of the offering; and

•	We will make a charitable contribution of 2% (132,250 shares at the maximum of the offering range) of the shares of our common stock issued in the reorganization to the Naugatuck Valley Savings and Loan Foundation, with an assumed value of $10.00 per share.

     Actual expenses may vary from this estimate, and the fees paid will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares, and other factors.

     Pro forma net income for the three months ended March 31, 2004 and the year ended December 31, 2003 has been calculated as if the reorganization was completed at the beginning of each period, and the net proceeds had been invested at 1.25% for the three months ended March 31, 2004 and for the year ended December 31, 2003, which represents the three-year treasury rate. While Office of Thrift Supervision regulations call for the use of a yield equal to the arithmetic average of the average yield earned by us on our interest-earning assets and the average rate paid on our deposits, we believe that the three-year treasury rate represents a more realistic yield on the investment of the offering proceeds.

     A pro forma after-tax return of 0.83% is used for both the three months ended March 31, 2004 and the year ended December 31, 2003, after giving effect to a combined federal and state income tax rate of 34.0%. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

     When reviewing the following tables you should consider the following:

•	The final column gives effect to a 15% increase in the offering range, which may occur without any further notice, if Keller & Company increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations or changes in market conditions after the offering begins. See “The Reorganization and Stock Offering — How We Determined the Offering Range and the $10.00 Purchase Price.”

•	Since funds on deposit with us may be withdrawn to purchase shares of common stock, the amount of funds available to us for investment will be reduced by the amount of such withdrawals. The pro forma tables do not reflect withdrawals from deposit accounts.

•	Historical per share amounts have been computed as if the shares of common stock expected to be issued in the reorganization had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed stock-based incentive plan.

•	Pro forma stockholders’ equity (“pro forma book value”) represents the difference between the stated amounts of our assets and liabilities. Pro forma book value amounts do not represent fair market values or amounts available for distribution to shareholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of our special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of our common stock.

•	The amounts shown do not account for the shares to be reserved for issuance upon the exercise of stock options that may be granted under our proposed stock-based incentive plan, which requires shareholder approval at a meeting following the reorganization. Under the stock-based incentive plan, an amount equal to 4.90% of the common stock issued in the reorganization, including shares issued to Naugatuck Valley Mutual and our charitable foundation, will be reserved for future issuance upon the exercise of options to be granted under the plan.

     The following pro forma data, which are based on our historical capital at March 31, 2004 and December 31, 2003, and our historical net income for the three months ended March 31, 2004 and year ended December 31, 2003, may not represent the actual financial effects of the reorganization or our operating results after the reorganization. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to shareholders if we are liquidated after the reorganization.

     We are offering our common stock on a best efforts basis. We must sell a minimum of 2,101,625 shares to complete the offering.

	Three Months Ended March 31, 2004
				15% Above
	Minimum of	Midpoint of	Maximum of	Maximum of
	Offering	Offering	Offering	Offering
	Range	Range	Range	Range
	2,101,625	2,472,500	2,843,375	3,269,881
	Shares	Shares	Shares	Shares
	at $10.00	at $10.00	at $10.00	at $10.00
	Per Share	Per Share	Per Share	Per Share
	(Dollars in thousands, except per share amounts)
Gross proceeds	$21,016	$24,725	$28,434	$32,699
Less: estimated expenses	(791)	(823)	(854)	(855)
Estimated net proceeds	20,225	23,902	27,580	31,844
Less: cash to Naugatuck Valley Mutual	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan (1)(4)	(1,916)	(2,254)	(2,592)	(2,981)
Less: common stock to be acquired by stock-based incentive plan (3)(4)	(958)	(1,127)	(1,296)	(1,490)

Net investable proceeds	$17,251	$20,421	$23,592	$27,273

Pro Forma Net Income:
Pro forma net income (2):
Historical	$378	$378	$378	$378
Pro forma income on net investable proceeds	36	42	49	56
Less: pro forma employee stock ownership plan adjustments (1)(4)	(21)	(25)	(29)	(33)
Less: pro forma stock-based incentive plan adjustments (3)(4)(6)	(32)	(37)	(43)	(49)

Pro forma net income	$361	$358	$355	$352

Pro forma net income per share (2):
Historical	$0.08	$0.07	$0.06	$0.05
Pro forma income on net investable proceeds	0.01	0.01	0.01	0.01
Less: pro forma employee stock ownership plan adjustments (1)(4)	0.00	0.00	0.00	0.00
Less: pro forma stock-based incentive plan adjustments (3)(4)(6)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma net income per share	$0.08	$0.07	$0.06	$0.05

Offering price as a multiple of pro forma net income per share	32.54x	38.61x	44.77x	51.93x
Number of shares used to calculate pro forma net income per share (5)	4,699,103	5,528,357	6,357,610	7,311,251
Pro Forma Stockholders’ Equity:
Pro forma stockholders’ equity (book value):
Historical	$21,656	$21,656	$21,656	$21,656
Estimated net proceeds	20,225	23,902	27,580	31,844
Plus: shares issued to the foundation	978	1,150	1,323	1,521
Less: after-tax cost of foundation	(645)	(759)	(873)	(1,004)
Less: capitalization of Naugatuck Valley Mutual	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan (1)(4)	(1,916)	(2,254)	(2,592)	(2,981)
Less: common stock to be acquired by stock-based incentive plan (3)(4)(6)	(958)	(1,127)	(1,296)	(1,490)

Pro forma stockholders’ equity	$39,240	$42,468	$45,698	$49,446

Pro forma stockholders’ equity per share:
Historical	$4.43	$3.77	$3.28	$2.85
Estimated net proceeds	4.14	4.16	4.17	4.19
Plus: shares issued to the foundation	0.20	0.20	0.20	0.20
Less: after-tax cost of foundation	(0.13)	(0.13)	(0.13)	(0.13)
Less: capitalization of Naugatuck Valley Mutual	(0.02)	(0.02)	(0.02)	(0.01)
Less: common stock acquired by employee stock ownership plan (1)(4)	(0.39)	(0.39)	(0.39)	(0.39)
Less: common stock to be acquired by stock-based incentive plan (3)(4)(6)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share	$8.03	$7.39	$6.91	$6.51

Offering price as a percentage of pro forma stockholders’ equity per share	124.55%	135.40%	144.70%	153.79%
Number of shares used to calculate pro forma stockholders’ equity per share	4,887,500	5,750,000	6,612,500	7,604,375

	Year Ended December 31, 2003
				15% Above
	Minimum of	Midpoint of	Maximum of	Maximum of
	Offering	Offering	Offering	Offering
	Range	Range	Range	Range
	2,101,625	2,472,500	2,843,375	3,269,881
	Shares	Shares	Shares	Shares
	at $10.00	at $10.00	at $10.00	at $10.00
	Per Share	Per Share	Per Share	Per Share
	(Dollars in thousands, except per share amounts)
Gross proceeds	$21,016	$24,725	$28,434	$32,699
Less: estimated expenses	(791)	(823)	(854)	(855)

Estimated net proceeds	20,225	23,902	27,580	31,844
Less: cash to Naugatuck Valley Mutual	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan (1)(4)	(1,916)	(2,254)	(2,592)	(2,981)
Less: common stock to be acquired by stock-based incentive plan (3)(4)	(958)	(1,127)	(1,296)	(1,490)

Net investable proceeds	$17,251	$20,421	$23,592	$27,273

Pro Forma Net Income:
Pro forma net income (2):
Historical	1,806	1,806	1,806	1,806
Pro forma income on net investable proceeds	142	168	195	225
Less: pro forma employee stock ownership plan adjustments (1)(4)	(84)	(99)	(114)	(131)
Less: pro forma stock-based incentive plan adjustments (3)(4)(6)	(126)	(149)	(171)	(197)

Pro forma net income	$1,738	$1,726	$1,716	$1,703

Pro forma net income per share (2):
Historical	$0.38	0.33	0.28	0.25
Pro forma income on net investable proceeds	0.03	0.03	0.03	0.03
Less: pro forma employee stock ownership plan adjustments (1)(4)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma stock-based incentive plan adjustments (3)(6)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share	$0.36	$0.31	$0.26	$0.23

Offering price as a multiple of pro forma net income per share	27.09x	32.10x	37.12x	43.02x
Number of shares used to calculate pro forma net income per share (5)	4,708,683	5,539,627	6,370,571	7,326,156
Pro Forma Stockholders’ Equity:
Pro forma stockholders’ equity (book value):
Historical	$21,217	$21,217	$21,217	$21,217
Estimated net proceeds	20,225	23,902	27,580	31,844
Plus: shares issued to the foundation	978	1,150	1,323	1,521
Less: after-tax cost of foundation	(645)	(759)	(873)	(1,004)
Less: capitalization of Naugatuck Valley Mutual	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan (1)(4)	(1,916)	(2,254)	(2,592)	(2,981)
Less: common stock to be acquired by stock-based incentive plan (3)(4)(6)	(958)	(1,127)	(1,296)	(1,490)

Pro forma stockholders’ equity(6)	$38,801	$42,029	$45,259	$49,007

Pro forma stockholders’ equity per share:
Historical	$4.34	$3.69	$3.21	$2.79
Estimated net proceeds	4.14	4.16	4.17	4.19
Plus: shares issued to the foundation	0.20	0.20	0.20	0.20
Less: after-tax cost of foundation	(0.13)	(0.13)	(0.13)	(0.13)
Less: capitalization of Naugatuck Valley Mutual	(0.02)	(0.02)	(0.02)	(0.01)
Less: common stock acquired by employee stock ownership plan (1)(4)	(0.39)	(0.39)	(0.39)	(0.39)
Less: common stock to be acquired by stock-based incentive plan (3)(4)(6)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share	$7.94	$7.31	$6.84	$6.45

Offering price as a percentage of pro forma stockholders’ equity per share	125.96%	136.81%	146.10%	155.17%
Number of shares used to calculate pro forma stockholders’ equity per share	4,887,500	5,750,000	6,612,500	7,604,375

(1)	Assumes that the employee stock ownership plan will acquire an amount of stock equal to 3.92% of the shares of common stock issued in the reorganization, including shares issued to Naugatuck Valley Mutual and our charitable foundation. The number of shares of common stock issued in the reorganization, including shares issued to Naugatuck Valley Mutual and our charitable foundation, is 4,250,000 shares, 4,887,500 shares, 5,750,000 shares, 6,612,500 shares and 7,604,375 shares at the minimum, midpoint, maximum and maximum, as adjusted, respectively, of the offering range. The employee stock ownership plan will borrow the funds to acquire these shares from the net offering proceeds that Naugatuck Valley Financial will retain. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently ___%. Naugatuck Valley Savings and Loan intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. As the debt is paid down, stockholders’ equity will be increased. The payment of the employee stock ownership plan debt is based upon equal installments of principal over a 15 year period, assuming a combined federal and state income tax rate of 34.0%. Interest income that Naugatuck Valley Financial will earn on the loan will offset the interest paid on the loan by Naugatuck Valley Savings and Loan. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. See “Our Management-Benefit Plans-Employee Stock Ownership Plan.”

(2)	Does not give effect to the non-recurring expense that will be recognized in fiscal 2004 as a result of the contribution of common stock to the Naugatuck Valley Savings and Loan Foundation. The following table shows the estimated after-tax expense associated with the contribution to the Naugatuck Valley Savings and Loan Foundation, as well as pro forma net income and pro forma net income per share assuming the contribution to the Naugatuck Valley Savings and Loan Foundation was expensed during the periods presented. The pro forma data assumes that we will realize 100% of the income tax benefit as a result of the contribution to the Naugatuck Valley Savings and Loan Foundation based on a 34.0% tax rate. The realization of the tax benefit is limited annually to 10% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

				15% Above
	Minimum	Midpoint	Maximum	Maximum
	of Offering	of Offering	of Offering	of Offering
	Range	Range	Range	Range
	(Dollars in thousands, except per share amounts)
After-tax expense of contribution to foundation:
Three months ended March 31, 2004	$645	$759	$873	$1,004
Year ended December 31, 2003	645	759	873	1,004
Pro forma net income:
Three months ended March 31, 2004	$(284)	$(401)	$(518)	$(652)
Year ended December 31, 2003	1,093	967	843	699
Pro forma net income per share:
Three months ended March 31, 2004	$(0.06)	$(0.07)	$(0.08)	$(0.09)
Year ended December 31, 2003	0.23	0.18	0.13	0.10

(3)	In calculating the pro forma effect of the restricted stock awards, it is assumed that the required shareholder approval has been received, that we acquired the shares used to fund the awards (1.96% of the shares issued in the reorganization, including shares issued to Naugatuck Valley Mutual and our charitable foundation) at the beginning of the respective period in open market purchases at the $10.00 per share purchase price, that 20% of the amount contributed was an amortized expense during the period, and that the combined federal and state income tax rate is 34.0%. We may fund the stock-based incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of common stock. The funds for the purchase of any restricted stock awards in the open market would be contributed to the trust by Naugatuck Valley Financial. The issuance of authorized but unissued shares of the common stock instead of open market purchases would dilute the ownership interests of existing shareholders, other than Naugatuck Valley Mutual, by approximately 4.17%.

For purposes of the pro forma tables, shares of restricted stock issued under the stock-based incentive plan vest 20% per year and compensation expense is recognized on a straight-line basis over each vesting period. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the stock-based incentive plan, total stock-based incentive plan expense would be greater. The total estimated expense was multiplied by 20%, which is the total percent of shares for which expense is recognized in the first year.

The following table shows the estimated pro forma net income and stockholders’ equity per share if restricted shares awarded under the stock-based incentive plan were authorized but unissued shares instead of repurchased shares. The table also shows the estimated pre-tax stock-based incentive plan expense. The number of shares used to calculate pro forma net income per share in the following table is the total number of shares issued at the indicated point in the offering range, minus the number of shares sold to the employee stock ownership plan assumed not to be committed to be released within one year following the reorganization and plus the number of shares that may be awarded as restricted stock under the planned stock-based incentive plan. The number of shares used to calculate pro forma stockholders’ equity per share in the following table is the total number of shares issued at the indicated point in the offering range, plus the number of shares that may be awarded as restricted stock under the planned stock-based incentive plan.

				15% Above
	Minimum	Midpoint	Maximum	Maximum
	of Offering	of Offering	of Offering	of Offering
	Range	Range	Range	Range
	(Dollars in thousands, except per share data)
Pro forma net income per share:
Three months ended March 31, 2004	$0.08	$0.06	$0.06	$0.05
Year ended December 31, 2003	0.36	0.31	0.27	0.23
Number of shares used to calculate pro forma net income per share:
At March 31, 2004	4,794,898	5,641,057	6,487,215	7,460,297
At December 31, 2003	4,804,478	5,652,327	6,500,176	7,475,202
Pro forma stockholders’ equity per share:
At March 31, 2004	$8.07	$7.44	$6.97	$6.57
At December 31, 2003	7.98	7.36	6.91	6.51
Number of shares used to calculate pro forma stockholders’ equity per share:
At March 31, 2004	4,983,295	5,862,700	6,742,105	7,753,421
At December 31, 2003	4,983,295	5,862,700	6,742,105	7,753,421
Pre-tax stock-based incentive plan expense:
Three months ended March 31, 2004	$48	$56	$65	$75
Year ended December 31, 2003	192	225	259	298

(4)	Assumes the value of our common stock is $10.00 per share for purposes of determining the total estimated value of the common stock acquired by the employee stock ownership plan and the restricted stock awards.

(5)	The following table shows how we derived the number of shares used to calculate pro forma net income per share.

				15% Above
	Minimum	Midpoint	Maximum	Maximum
	of Offering	of Offering	of Offering	of Offering
	Range	Range	Range	Range
Three Months Ended March 31, 2004:
Shares issued in the reorganization	4,887,500	5,750,000	6,612,500	7,604,375
Less: shares purchased by the employee stock ownership plan	191,590	225,400	259,210	298,092
Plus: shares committed to be released by the employee stock ownership plan	3,193	3,757	4,320	4,968

Number of shares used to calculate pro forma net income per share	4,699,103	5,528,357	6,357,610	7,311,251

Year Ended December 31, 2003:
Shares issued in the reorganization	4,887,500	5,750,000	6,612,500	7,604,375
Less: shares purchased by the employee stock ownership plan	191,590	225,400	259,210	298,092
Plus: shares committed to be released by the employee stock ownership plan	12,773	15,027	17,281	19,873

Number of shares used to calculate pro forma net income per share	4,708,683	5,539,627	6,370,571	7,326,156

(6)	In calculating the pro forma effect of the stock-based incentive plan, no effect has been given to the exercise of stock options that may be granted under the stock-based incentive plan. The number of options available under the stock-based incentive plan will be equal to 4.90% of the number of shares issued in the reorganization, including shares issued to Naugatuck Valley Mutual and our charitable foundation. The issuance of authorized but unissued shares of common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders, other than Naugatuck Valley Mutual, by approximately 9.82%.

The following table shows the estimated pro forma net income and stockholders’ equity per share based on the following assumptions: (a) all of the options available under the stock-based incentive plan are granted; (b) all of the options granted are exercised at the beginning of the period presented; (c) the exercise price is $10.00 per share; and (d) shares issued upon the exercise of stock options are authorized but unissued shares.

				15% Above
	Minimum	Midpoint	Maximum	Maximum
	of Offering	of Offering	of Offering	of Offering
	Range	Range	Range	Range
Pro forma net income per share:
Three months ended March 31, 2004	$0.07	$0.06	$0.05	$0.05
Year ended December 31, 2003	0.35	0.30	0.26	0.22
Number of shares used to calculate pro forma net income per share:
Three months ended March 31, 2004	4,938,591	5,810,107	6,681,623	7,683,892
Year ended December 31, 2003	4,948,171	5,821,377	6,694,584	7,698,797
Pro forma stockholders’ equity per share:
At March 31, 2004	$7.65	$7.04	$6.59	$6.20
At December 31, 2003	7.57	6.97	6.52	6.14
Number of shares used to calculate pro forma stockholders’ equity per share:
Three months ended March 31, 2004	5,126,988	6,031,750	6,936,513	7,977,016
Year ended at December 31, 2003	5,126,988	6,031,750	6,936,513	7,977,016

Comparison of Independent Valuation and Pro Forma Financial Information With
and Without the Foundation

     As set forth in the following table, if we do not establish and fund the Naugatuck Valley Savings and Loan Foundation as part of the offering, Keller & Company estimates that our pro forma valuation would be greater, which would increase the amount of common stock offered for sale. If the Naugatuck Valley Savings and Loan Foundation were not established, there is no assurance that the updated appraisal that Keller & Company will prepare at the closing of the reorganization would conclude that our pro forma market value would be the same as the estimate set forth in the table below. The updated appraisal will be based on the facts and circumstances existing at closing time, including, among other things, market and economic conditions.

     The information presented in the following table is for comparative purposes only. It assumes that the reorganization was completed at March 31, 2004, based on the assumptions set forth under “Pro Forma Data.”

							At the Maximum,
	At the Minimum		At the Midpoint		At the Maximum		as Adjusted,
	of Estimated		of Estimated		of Estimated		of Estimated
	Valuation Range		Valuation Range		Valuation Range		Valuation Range
	With	No	With	No	With	No	With	No
	Foundation	Foundation	Foundation	Foundation	Foundation	Foundation	Foundation	Foundation
	(Dollars in thousands, except per share amounts)
Estimated offering amount (1)	$21,016	$22,759	$24,725	$26,775	$28,434	$30,791	$32,699	$35,410
Estimated pro forma valuation	48,875	50,575	57,500	59,500	66,125	68,425	76,044	78,689
Pro forma total assets	271,004	274,912	274,174	271,632	277,345	278,197	281,025	282,007
Pro forma total liabilities	231,764	234,365	231,706	227,626	231,647	230,728	231,579	230,523
Pro forma stockholders’ equity	39,240	40,547	42,468	44,006	45,698	47,469	49,446	51,484
Pro forma net income	361	362	358	360	355	357	352	355
Pro forma stockholders’ equity per share	8.03	8.01	7.39	7.39	6.91	6.94	6.51	6.54
Pro forma net income per share	0.08	0.08	0.07	0.07	0.06	0.06	0.05	0.05
Pro Forma Pricing Ratios:
Offering price as a percentage of pro forma stockholders’ equity	124.55%	124.73%	135.40%	135.21%	144.70%	144.15%	153.79%	152.84%
Offering price as a multiple of pro forma net income per share (annualized)	32.54	33.58	38.61	39.73	44.77	46.07	51.93	53.28
Offering price to assets	18.03	18.62	20.97	21.64	23.84	24.60	27.06	27.90
Pro Forma Financial Ratios:
Return on assets (annualized)	0.53	0.53	0.52	0.53	0.51	0.51	0.50	0.50
Return on stockholders’ equity (annualized)	3.68	3.57	3.37	3.27	3.11	3.01	2.85	2.76
Stockholders’ equity to total assets	14.48	14.75	15.49	16.20	16.48	17.06	17.59	18.26

(1)	Based on independent valuation prepared by Keller & Company as of May 21, 2004, as updated August 5, 2004.

(2)	Does not give effect to the non-recurring expense that will be recognized in fiscal 2004 as a result of the contribution of common stock to the Naugatuck Valley Savings and Loan Foundation.

Our Business

General

     Naugatuck Valley Financial will be organized as a federal corporation at the direction of Naugatuck Valley Savings and Loan upon completion of the reorganization. As a result of the reorganization, Naugatuck Valley Savings and Loan will be a wholly owned subsidiary of Naugatuck Valley Financial. Upon completion of the reorganization, Naugatuck Valley Financial’s business activity will be the ownership of the outstanding capital stock of Naugatuck Valley Savings and Loan and management of the investment of offering proceeds retained from the reorganization. Initially, Naugatuck Valley Financial will neither own nor lease any property but will instead use the premises, equipment and other property of Naugatuck Valley Savings and Loan with the payment of appropriate rental fees, as required by applicable law and regulations. In the future, Naugatuck Valley Financial may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

     Naugatuck Valley Savings and Loan was formed as a Connecticut state-chartered mutual savings and loan association in 1922 under the name Naugatuck Building and Loan. Naugatuck Valley Savings and Loan changed its name to Savings and Loan Association of Naugatuck, Inc. in 1951 and again changed its name to Naugatuck Valley Savings and Loan Association, Inc. in 1974. On January 24, 2003, Naugatuck Valley Savings and Loan converted its charter from a Connecticut state-chartered mutual savings and loan association to a Connecticut state-chartered mutual savings bank. As part of its charter conversion, Naugatuck Valley Savings and Loan changed its name to Naugatuck Valley Savings and Loan, S.B.

     We operate as a community-oriented financial institution offering traditional financial services to consumers and businesses in our market area. We attract deposits from the general public and use those funds to originate one- to four-family, multi-family and commercial real estate, construction, commercial business and consumer loans, which we primarily hold for investment.

     Our website address is www.nvsl.com. Information on our website should not be considered a part of this prospectus.

Market Area

     We are headquartered in Naugatuck, Connecticut, which is located in south-western Connecticut approximately six miles south of Waterbury and 26 miles north of Bridgeport. In addition to our main office, we operate four branch offices in the Greater Naugatuck Valley which we consider our market area. The Greater Naugatuck Valley encompasses the communities in the central and lower Naugatuck Valley regions in New Haven and Fairfield Counties. The 2004 median household income for New Haven and Fairfield Counties was $52,707 and $72,694, respectively. The aggregate 2004 median household income for Connecticut was $59,488. The economy in our market area is primarily oriented to the service, retail, construction, and manufacturing industries. The major employers in the area include Hershey Foods Corporation (Peter Paul Division), Wal-Mart, Coca-Cola Bottling Co. and Pitney Bowes.

Competition

     We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the several financial institutions operating in our market area and, to a lesser extent, from other financial service companies, such as brokerage firms, credit unions and insurance companies. We also face competition for investors’ funds from money market funds and other corporate and government securities. In addition, banks owned by Bank of America Corporation, Wachovia Corporation and J.P. Morgan Chase & Co., all of which are large super-regional bank holding companies, also operate in our market area. These institutions are significantly larger than us and, therefore, have significantly greater resources.

     Our competition for loans comes primarily from financial institutions in our market area and, to a lesser extent, from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

     We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered the barriers to enter new market areas, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

     General. Our loan portfolio consists primarily of one- to four-family residential mortgage loans. To a lesser extent, our loan portfolio includes multi-family and commercial real estate loans, construction loans commercial business loans and consumer loans. Substantially all of our loans are made within Connecticut.

     One- to Four-Family Residential Loans. Our primary lending activity is the origination of mortgage loans to enable borrowers to purchase or refinance existing homes or to construct new residential dwellings in our market area. We offer fixed-rate and adjustable-rate mortgage loans with terms up to 30 years. Borrower demand for adjustable-rate loans versus fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, the difference between the interest rates and loan fees offered for fixed-rate mortgage loans and the initial period interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate mortgage loans and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment and the effect each has on our interest rate risk. The loan fees charged, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

     We offer fixed rate loans with terms of either 15, 20 or 30 years. Our adjustable-rate mortgage loans are based on either a 15, 20 or 30 year amortization schedule and interest rates and payments on our adjustable-rate mortgage loans adjust annually after either a one, three, five or seven year initial fixed period. Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate typically equal to 2.75% above the one-year constant maturity Treasury index. The maximum amount by which the interest rate may be increased or decreased is generally 2% per adjustment period and the lifetime interest rate cap is generally 6% over the initial interest rate of the loan.

     Due to historically low interest rate levels, borrowers generally have preferred fixed-rate loans in recent years. While we anticipate that our adjustable-rate loans will better offset the adverse effects on our net interest income of an increase in interest rates as compared to fixed-rate mortgages, the increased mortgage payments required of adjustable-rate loans in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans help make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

     While one- to four-family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans. As interest rates declined and remained low over the past few years, we have experienced high levels of loan repayments and refinancings.

     We generally do not make conventional loans with loan-to-value ratios exceeding 97% and generally make loans with a loan-to-value ratio in excess of 80% only when secured by first liens on owner-occupied one- to four-family residences. Loans with loan-to-value ratios in excess of 80% generally require private mortgage insurance or additional collateral. We require all properties securing mortgage loans to be appraised by a Board-

approved independent appraiser. We require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, or flood insurance for loans on property located in a flood zone, before closing the loan.

     In an effort to provide financing for first-time buyers, we offer a first-time home buyers program. We offer fixed-rate residential mortgage loans through this program to qualified individuals and originate the loans using modified underwriting guidelines.

     Multi-Family and Commercial Real Estate Loans. We offer fixed rate and adjustable-rate mortgage loans secured by multi-family and commercial real estate. Our multi-family and commercial real estate loans are generally secured by condominiums, apartment buildings, single-family subdivisions and owner-occupied properties used for businesses. We intend to continue to grow this segment of our loan portfolio.

     We originate multi-family and commercial real estate loans for terms generally up to 20 years. Interest rates and payments on adjustable-rate loans adjust every one, three or five years. Interest rates and payment on our adjustable rate loans generally are adjusted to a rate typically equal to 3% above the one-year, three-year or five-year constant maturity Treasury index. There are no adjustment period or lifetime interest rate caps. Loan amounts generally do not exceed 80% of the appraised value.

     Loans secured by multi-family and commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family and commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide annual financial statements on multi-family and commercial real estate loans. In reaching a decision on whether to make a multi-family or commercial real estate loan, we consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We require either an environmental survey or impaired property insurance for all multi-family and commercial real estate loans.

     Construction Loans. We originate loans to individuals to finance the construction of residential dwellings for personal use. Our construction loans generally provide for the payment of interest only during the construction phase, which is usually nine months. At the end of the construction phase, the loan converts to a permanent mortgage loan. Loans generally can be made with a maximum loan to value ratio of 80% of the appraised value with a maximum term of 30 years. The largest outstanding residential construction loan at March 31, 2004 was $350,000, $298,000 of which was outstanding. This loan was performing according to its terms at March 31, 2004. We also make commercial construction loans for commercial development projects, including condominiums, apartments buildings, single family subdivisions, as well as owner-occupied properties used for business. These loans provide for payment of interest only during the construction phase and may, in the case of an apartment or commercial building, convert to a permanent mortgage loan or, in the case of a single family subdivision or construction or builder loan, be paid in full with the sale of the property after construction is complete. In the case of a commercial construction loan, the construction period may be from nine months to two years. Loans are generally made to a maximum of 80% of the appraised value as determined by an appraisal of the property made by an independent licensed appraiser. We also require an inspection of the property before disbursement of funds during the term of the construction loan for both residential and commercial construction loans. The largest outstanding commercial construction loan at March 31, 2004 was $3.2 million, of which $906,000 was outstanding. This loan was performing according to its terms at March 31, 2004.

     We originate land loans to individuals on approved residential building lots for personal use for terms of up to 20 years and to a maximum loan-to-value ratio of 75% of the lower of the appraisal value or purchase price. Our land loans adjust annually after a five year initial fixed period. Interest rates are equal to 3.75% above the one-year constant maturity Treasury index.

     We also originate loans to local contractors and developers for the purpose of making improvements to, and on, approved subdivisions and condominium projects within two years of the date of the original loan. Such loans generally are written with a maximum loan-to-value ratio of 80% of the lower of the appraised value or purchase price of the land. These loans adjust when and as the index changes at a rate that is generally equal to the prime rate as published in The Wall Street Journal plus 1%. We require title insurance and, if applicable, a hazardous waste survey reporting that the land is free of hazardous or toxic waste.

     Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a project having a value which is insufficient to assure full repayment. As a result of the foregoing, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay principal and interest. If we are forced to foreclose on a project before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

     Commercial Business Loans. We make commercial business loans to a variety of professionals, sole proprietorships and small businesses primarily in our market area. We offer a variety of commercial lending products. These loans are typically secured, primarily by business assets. These loans are originated with maximum loan-to-value ratios of 75% of the value of the personal property. We originate one- to seven-year term loans for the acquisition of equipment or business expansion, lines of credit for seasonal financing needs and demand loans for short term financing needs with specific repayment sources. Commercial business loans are usually written at variable rates which use the prime rate as published in The Wall Street Journal as an index and, depending on the qualifications of the borrower, a 0.5% to 3.0% margin is added. These rates will change when and as the index rate changes without caps. Fixed rate loans are written at market rates determined at the time the loan is granted and are based on the length of the term and the qualifications of the borrower. Our largest commercial business loan relationship was a $569,000 loan secured primarily by business assets, including drilling equipment, trucks and commercial real estate. This loan was performing according to its original terms at March 31, 2004.

     When making commercial business loans, we consider the financial statements of the borrower, the borrower’s payment history of both corporate and personal debt, the debt service capabilities of the borrower, the projected cash flows of the business, and viability of the industry in which the customer operates and the value of the collateral.

     Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

     Consumer Loans. We offer a variety of consumer loans, primarily second mortgage loans and home equity lines of credit, and, to a much lesser extent, loans secured by passbook or certificate accounts, automobiles and unsecured loans. Unsecured loans generally have a maximum borrowing limit of $5,000 and a maximum term of three years.

     The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loans. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount. Second mortgage loans have fixed rates of interest for terms of up to 15 years. These loans are originated with maximum loan-to-value ratios of 80% of the appraised value of the property. Home equity lines of credit have adjustable rates of interest that are indexed to the prime rate as published in The Wall Street Journal for terms of up to 10 years. These loans are originated with maximum loan-to-value ratios of 80% of the value of the appraised value of the property and we require that we have a second lien position on the property.

     Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections depend on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

     Loan Originations, Purchases and Sales. Loan originations come from a number of sources. The primary source of loan originations are our in-house loan originators, and to a lesser extent, local mortgage brokers, advertising and referrals from customers. We occasionally purchase loans or participation interests in loans.

     Historically, we have originated loans for investment purposes only. However, as the low interest rate environment continued, we determined to consider loan sales as part of our interest rate risk management efforts. Beginning in 2002, we began selling some of the longer-term fixed-rate loans that we originate. We sell these loans in the secondary market based on prevailing market interest rate conditions, an analysis of the composition and risk of the loan portfolio, liquidity needs and interest rate risk management goals. Generally, loans are sold without recourse and with servicing retained. We sold $1.9 million, $8.9 million and $7.0 million of loans in the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002, respectively. We did not sell any loans in 2001. We occasionally sell participation interests in loans.

     Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our Board of Directors and management.

     For one- to four-family loans and owner occupied residential construction loans, two members of the mortgage loan committee, one of whom must be the President and Chief Executive Officer or a vice president, may approve loans up to $333,700 and a majority of the members of the Board loan committee must approve loans over $333,700. For unsecured commercial business loans, a majority of the members of the Board must approve loans over $500,000 and two members of the Board of Directors loan committee must approve loans over $200,000 and up to $500,000. For secured commercial loans and commercial construction loans, a majority of the members of the Board must approve loans over $1.0 million and two members of the Board of Directors loan committee must approve loans over $500,000 and up to $1.0 million. The Board of Directors must approve all consumer loans over $150,000. Various bank personnel have been delegated authority to approve smaller commercial loans and consumer loans.

     Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is limited, by regulation, to generally 15% of our stated capital and reserves. At March 31, 2004, our regulatory limit on loans to one borrower was $3.5 million. At that date, our largest lending relationship was $3.3 million and included residential mortgage, home equity lines of credit and construction loans, all of which were performing according to the original repayment terms at March 31, 2004.

     Loan Commitments. We issue commitments for fixed-rate and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers and generally expire in 45 days or less.

     Delinquencies. When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. We make initial contact with the borrower when the loan becomes 15 days past due. If payment is not then received by the 30th day of delinquency, additional letters and phone calls generally are made. We send a letter notifying the borrower that we will commence foreclosure proceedings if the loan is not brought current within 91 days. When the loan becomes 91 days past due, we generally commence foreclosure proceedings against any real property that secures the loan or attempt to repossess any personal property that secures a consumer loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. We may consider loan workout arrangements with certain borrowers under certain circumstances.

     Management informs the Board of Directors on a monthly basis of the amount of loans delinquent more than 90 days, all loans in foreclosure and all foreclosed and repossessed property that we own.

Investment Activities

     We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in corporate securities and mutual funds. We also are required to maintain an investment in Federal Home Loan Bank of Boston stock.

     At March 31, 2004, our investment portfolio consisted primarily of U.S. government and agency securities with maturities of five years or less, mortgage-backed securities issued by Fannie Mae, Freddie Mac and Ginnie Mae with stated final maturities of 30 years or less, collateralized mortgage obligations, and insured certificates of deposit at other financial institutions.

     Our investment objectives are to provide and maintain liquidity, to maintain a balance of high quality, diversified investments to minimize risk, to provide collateral for pledging requirements, to establish an acceptable level of interest rate risk, to provide an alternate source of low-risk investments when demand for loans is weak, and to generate a favorable return. Our Board of Directors has the overall responsibility for our investment portfolio, including approval of our investment policy and appointment of our Asset/Liability Committee. The Asset/Liability Committee is responsible for approval of investment strategies and monitoring of investment performance. Our Executive Vice President is the designated investment officer and is responsible for the daily investment activities and is authorized to make investment decisions consistent with our investment policy. The Asset/Liability Committee meets regularly with the Executive Vice President and President and Chief Executive Officer in order to review and determine investment strategies and transactions.

Deposit Activities and Other Sources of Funds

     General. Deposits and loan repayments are the major sources of our funds for lending and other investment purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

     Deposit Accounts. The vast majority of our depositors are residents of the State of Connecticut. Deposits are attracted from within our primary market area through the offering of a broad selection of deposit instruments, including NOW accounts, checking accounts, money market accounts, regular savings accounts, club savings accounts, certificate accounts and various retirement accounts. Generally, we do not utilize brokered funds. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our current strategy is to offer competitive rates, and even higher rates on long-term deposits, but not be the market leader in every type and maturity.

     Borrowings. We borrow from the Federal Home Loan Bank of Boston to supplement our supply of lendable funds and to meet deposit withdrawal requirements. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank of Boston and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness. Under its current credit policies, the Federal Home Loan Bank generally limits advances to 25% of a member’s assets, and short-term borrowings of less than one year may not exceed 10% of the institution’s assets. The Federal Home Loan Bank determines specific lines of credit for each member institution.

     In addition, we occasionally borrow short-term from correspondent banks to cover temporary cash needs.

Properties

     We conduct our business through our main office and branch offices. The following table sets forth certain information relating to these facilities at March 31, 2004.

		Net Book Value
	Year	at	Square	Owned/	Date of Lease
Location	Opened/Acquired	March 31, 2004	Footage	Leased	Expiration
	(Dollars in thousands)
Main Office:
333 Church Street
Naugatuck, Connecticut 06770	1996	$2,775	23,000	Owned	—
Branches:
1009 New Haven Road
Naugatuck, Connecticut 06770	2001	1,368	3,300	Owned	—
127 South Main Street
Beacon Falls, Connecticut 06403	1997	205	960	Owned	—
860 Bridgeport Avenue
Shelton, Connecticut 06484	2001	69	725	Leased	2006	(1)
49 Pershing Drive
Derby, Connecticut 06418	2003	268	1,950	Leased	2013	(2)
Other Properties:
1007 New Haven Road
Naugatuck, Connecticut 06770	1974	42	1,725	Leased	2014	(3)
249 West Street (4)
Seymour, Connecticut 06483	2002	367	N/A	Owned	—
135 South Main Street (5)
Beacon Falls, Connecticut 06403	2003	147	N/A	Owned	—

(1)	We have an option to renew this lease for one additional ten-year period.

(2)	We have an option to renew this lease for three additional five-year periods.

(3)	Former branch site. We have an option to renew this lease for two additional ten-year periods. This property has been leased to a subtenant under a lease that expires in 2006. The tenant has an option to renew this lease for one additional five-year period.

(4)	This property is a future branch site. Construction commenced in July 2004. Based on current estimates, we expect the total cost of the land, construction, furniture, fixtures and equipment to be approximately $2.5 million, $397,000 million of which had been incurred at March 31, 2004.

(5)	This property is designated for future parking, additional access and future expansions of our Beacon Falls branch. Based on current estimates, we expect the total cost of the land and construction to be approximately $175,000, $145,000 of which had been incurred at March 31, 2004.

     We recently leased property in Shelton, Connecticut where we expect to relocate our current Shelton branch by the fourth quarter of 2005. Based on current estimates, we expect the total cost of the lease, construction, furniture, fixtures and equipment to be approximately $575,000, none of which had been incurred at March 31, 2004. In addition, we have signed an agreement for the purchase of a parcel of land in Southbury, Connecticut where we expect to open a branch by the third quarter of 2005. We have yet not completed a cost analysis for this new branch.

Personnel

     At March 31, 2004, we had 68 full-time employees and 12 part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

     Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

     Naugatuck Valley Mortgage Servicing Corporation, established in 1999 under Connecticut law, is a subsidiary of Naugatuck Valley Savings and Loan and is a passive investment corporation organized in order to take advantage of certain tax benefits. Its primary business is to service mortgage loans which we have originated and subsequently transferred to Naugatuck Valley Mortgage Servicing. At March 31, 2004, Naugatuck Valley Mortgage Servicing had $152.2 million in assets.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition

     The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the financial statements and notes to the financial statements that appear at the end of this prospectus.

Overview

     Income. We have two primary sources of pre-tax income. The first is net interest income, which is the difference between interest income, the income that we earn on our loans and investments, and interest expense, the interest that we pay on our deposits and borrowings.

     To a much lesser extent, we also recognize pre-tax income from fee and service charges, which is the compensation we receive from providing products and services. Our primary non-interest income comes from service charges on deposit accounts. We also earn income from bank owned life insurance, sales of loans and investments and service charge income from investment advisory services, ATM charges and other services.

     Expenses. The expenses we incur in operating our business consist of compensation, taxes and benefits, office occupancy, computer processing fees, federal insurance premiums, and other expenses.

     Compensation, taxes and benefits consist primarily of the salaries and wages paid to our employees and directors, payroll taxes and expenses for retirement and other employee benefits.

     Occupancy expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of lease payments, real estate taxes, depreciation charges, maintenance, and costs of utilities.

     Computer processing fees includes fees paid to our third-party data processing servicer and our network security expenses.

     Federal insurance premiums are payments we make to the Federal Deposit Insurance Corporation for insurance of our deposit accounts.

     Other expenses include expenses for attorneys, accountants and consultants, advertising, telephone, charitable contributions, insurance, office supplies, postage and other miscellaneous operating activities.

Critical Accounting Policies

     We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. We consider the following to be critical accounting policies: allowance for loan losses and deferred income taxes.

     Allowance for Loan Losses. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a quarterly basis, at a minimum, and establishes the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectibility of the loan portfolio.

     Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. We engage an independent review of our commercial loan portfolio annually and adjust our loan ratings based upon this review. In addition, our regulatory authorities as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. See notes 1 and 4 of the notes to the financial statements included in this prospectus.

     Deferred Income Taxes. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets, including projections of future taxable income. These judgments and estimates are reviewed continually as regulatory and business factors change. See note 9 of the notes to the financial statements in this prospectus.

Operating Strategy

     Our mission is to operate and grow a profitable community-oriented financial institution serving primarily retail customers and small businesses in our market area. After the reorganization, we plan to continue our strategy of:

•	operating as an independent community-oriented financial institution;

•	expanding our branch network and upgrading our existing branches;

•	pursuing opportunities to increase and diversify lending in our market area;

•	applying conservative underwriting practices to maintain the high quality of our loan portfolio;

•	managing our net interest margin and interest rate risk;

•	increasing core deposits; and

•	increasing noninterest income

     Operating as an independent community-oriented financial institution

     We have a long tradition of focusing on the needs of consumers and small sized businesses in our community and being an active corporate citizen. Unlike some large banks, our decisions are made locally, we have many long time branch employees, and customers have access to senior management. In recent years, we have upgraded our computer systems and expanded our customer service initiatives. In addition to standard conveniences such as ATMs, we offer extended hours, Internet banking, bill payment, and a “voice response” inquiry phone line. We deliver personalized service and respond with flexibility to customer needs. We believe our community orientation is attractive to our customers and distinguishes us from the large regional banks that operate in our market area and we intend to maintain this focus as we grow. We are pleased that the reorganization provides a good opportunity for us to establish the Naugatuck Valley Savings and Loan Foundation as a means of enhancing our long-standing commitment to our local communities. The foundation will be funded with our common stock and will make grants and donations to non-profit and community groups and projects.

     Expanding our branch network and upgrading our existing branches

     In 2000, our branch network consisted of three locations. At that time, we recognized an opportunity to prudently expand to the south. As a result of bank mergers over time, a number of communities ceased to enjoy the services of community banking on both a personal and small business level. In an effort to bring community banking back to the Greater Naugatuck Valley, and in order to take advantage of the expansion of commuting patterns in southwest Connecticut, we expanded our branch network through de novo branching. In June 2001 and February 2003, we opened two new branches in Shelton and Derby, Connecticut, respectively. These profitable branches helped us to increase our low-cost core deposit base. Additionally, our lending programs have benefitted from our presence in Shelton. We intend to increase our presence in the Greater Naugatuck Valley by opening branches in Seymour and Southbury, Connecticut, which we expect to open in the fourth quarter of 2004 and the third quarter of 2005, respectively. In addition to branching, we have focused on upgrading existing facilities. In 2001, we moved a branch to a larger building, and we have leased and acquired properties to be used to relocate our Shelton branch and to expand our Beacon Falls branch in 2005. See “Our Business – Properties” for our current estimates of the costs related to these branch expansion plans. The new, relocated and expanded branches have been and are expected to continue to be funded by cash generated by our business and we do not expect to borrow funds for these expansion projects. Financing for these branches is also not contingent on this offering. We intend to continue to pursue opportunities to upgrade our current branch facilities and to pursue expansion in the Greater Naugatuck Valley in future years through de novo branching and branch acquisitions, and we also may consider exploring expansion opportunities in surrounding counties. Although we do not expect our branch expansion plans to have a material impact on our cash flows, we cannot assure you that this strategy will be accretive to our earnings. See “Risk Factors — Risks Related to Our Business – If we do not achieve profitability on new branches, the new branches may negatively impact our earnings.”

     Pursuing opportunities to increase and diversify lending in our market area

     Our loan portfolio has increased $37.3 million, or 25.0%, since December 31, 2000. In particular, since December 31, 2000, our commercial real estate, commercial business and construction loan portfolio has increased $26.4 million, or 335.0%, and at March 31, 2004 was 18.4% of our total loan portfolio. During this period, we have increased our presence in our market area by expanding our branch network and have taken advantage of the significant growth in both residential and commercial real estate development in parts of our market area. With the additional capital raised in the offering, we expect to continue to expand all of our lending activities and, in particular, intend to continue to pursue the larger lending relationships associated with commercial real estate and construction lending opportunities. We plan to hire additional lending personnel to assist us with this expansion.

     Applying conservative underwriting practices to maintain the quality of our loan portfolio

     We believe that high asset quality is a key to long-term financial success. We have sought to grow and diversify the portfolio, while maintaining a high level of asset quality and moderate credit risk, using underwriting standards which we believe are conservative and diligent monitoring and collection efforts. At March 31, 2004, our nonperforming loans (loans which are 90 or more days delinquent) were 0.46% of our total loan portfolio and 0.35% of our total assets.

     Managing our net interest margin and interest rate risk

     We intend to continue to maximize our net interest margin through the aggressive pursuit of high quality loans in our market area. We will focus especially on the growth of commercial loans because they typically have high yields which increases our net interest margin. Additionally, commercial loans also typically are written with variable rates which reduces our interest rate risk exposure in a rising interest rate environment. Our investment portfolio has been deployed primarily into variable rate instruments or instruments with relatively short maturities with the goal of managing interest rate risk. Commercial loans generally expose a lender to greater risk of non-payment and loss than one- to four-family loans. See “Risk Factors–Risks Related to Our Business — Our increased emphasis on commercial and construction lending and the unseasoned nature of these loans may expose us to increased lending risks and could impact the level of our allowance for loan losses.”

     Increasing core deposits

     Retail deposits are our primary source of funds for investing and lending. We have been successful in increasing our core deposits, which include checking accounts and all other deposit account types except certificate accounts. Core deposits are generally lower cost to us than certificate accounts, and they are generally less sensitive to withdrawal when interest rates fluctuate. At December 31, 2001, core deposits represented 42.7% of deposits and, at March 31, 2004, this percentage had increased to 53.9%. By offering a variety of deposit products and providing exceptional customer service, we seek to attract and maintain deposits. Additionally, we believe that our expanding branch network has and will contribute to increasing core deposits.

     Increasing noninterest income

     Our profits rely heavily on the spread between the interest earned on loans and investments and interest paid on deposits and borrowings. In order to decrease our reliance on interest rate spread income we have pursued initiatives to increase noninterest income. During the third quarter of 2003, we began offering investment advisory services through a third party registered broker-dealer and purchased key executive life insurance policies, from which we derive income. These new initiatives accounted for 23.7% of noninterest income during the three months ended March 31, 2004. We intend to continue to pursue initiatives to increase noninterest income.

Balance Sheet

     Loans. Our primary lending activity is the origination of loans secured by real estate primarily located in our market area. We originate real estate loans secured by one- to four-family residential homes and, to a much lesser extent, we originate multi-family and commercial real estate and construction loans. At March 31, 2004, real estate loans totaled $160.1 million, or 85.8% of total loans compared to $159.7 million, or 86.3% of total loans at December 31, 2003 and $149.3 million, or 88.0% of total loans at December 31, 2002. Real estate loans have increased since December 31, 2001 due to historically low interest rates, our expanding branch network and significant growth in both residential and commercial real estate development, which we believe is attributable to the availability of lower cost land and expansion of commuting patterns in southwest Connecticut.

     The largest segment of our real estate loans is one- to four-family residential loans. At March 31, 2004, these loans totaled $130.1 million and represented 81.2% of real estate loans and 69.7% of total loans compared to $131.4 million, which represented 82.2% of real estate loans and 71.0% of total loans, at December 31, 2003. One- to four-family residential loans decreased $1.3 million, or 0.9%, from December 31, 2003 to March 31, 2004 and decreased $781,000, or 0.6%, from December 31, 2002 to December 31, 2003, reflecting a large volume of loan originations offset by loan repayments and sales of fixed-rate residential loans. In periods of low and falling interest rates, loan demand increases, but repayments of loans also increase as borrowers refinance in order to benefit from lower available interest rates. As the low interest rate environment continued during these periods, we determined to sell fixed-rate loans as part of our interest rate risk management efforts.

     Multi-family and commercial real estate loans is the second largest segment of our real estate loan portfolio. This portfolio was $15.3 million and represented 9.5% of real estate loans and 8.2% of total loans at March 31, 2004 compared to $14.3 million, which represented 8.9% of real estate loans and 7.7% of total loans, at December 31, 2003. Multi-family and commercial real estate loans increased $1.0 million, or 7.1%, for the three months ended

March 31, 2004 and $4.0 million, or 38.8%, in the year ended December 31, 2003 due to significant new development within parts of our market area and increased market share.

     We also originate construction loans secured by residential and commercial real estate. This portfolio was $14.8 million and represented 9.2% of real estate loans and 7.9% of total loans at March 31, 2004 compared to $14.1 million, which represented 8.8% of real estate loans and 7.6% of total loans at December 31, 2003. Construction loans increased $696,000, or 4.9%, for the three months ended March 31, 2004 and $7.2 million, or 104.6%, in the year ended December 31, 2003 primarily due to significant new development within parts of our market area and increased market share.

     We originate commercial business loans secured by business assets other than real estate, such as business equipment, inventory and accounts receivable and letters of credit. Commercial business loans totaled $4.2 million, and represented 2.3% of total loans at March 31, 2004 and December 31, 2003.

     We also originate a variety of consumer loans, including second mortgage loans, home equity lines of credit, loans secured by savings accounts and automobiles. Consumer loans totaled $22.4 million and represented 12.0% of total loans at March 31, 2004 compared to $21.1 million, which represented 11.4% of total loans at December 31, 2003. The $1.3 million, or 6.2%, increase for the three months ended March 31, 2004 and the $2.4 million, or 12.6%, increase for the 2003 fiscal year was due to targeted increased marketing activities and competitive pricing on our home equity products.

     The following table sets forth the composition of our loan portfolio at the dates indicated.

	At March 31,		At December 31,
	2004		2003		2002		2001		2000		1999
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family	130,057	69.65%	131,353	70.98%	132,134	77.85%	126,482	78.07%	123,170	82.41%	122,452	86.41%
Construction	14,790	7.92	14,094	7.62	6,888	4.06	6,526	4.03	4,762	3.19	3,078	2.17
Multi-family and commercial real estate	15,281	8.18	14,273	7.71	10,285	6.06	7,172	4.43	2,599	1.74	773	0.55

Total real estate loans	160,128	85.75	159,720	86.31	149,307	87.97	140,180	86.52	130,531	87.34	126,303	89.12

Commercial business loans	4,215	2.26	4,240	2.29	1,693	1.00	875	0.54	520	0.35	194	0.14
Consumer loans:
Savings accounts	585	0.31	592	0.32	519	0.31	738	0.46	596	0.40	644	0.45
Personal	183	0.10	139	0.08	153	0.09	116	0.07	126	0.08	361	0.25
Automobile	121	0.06	143	0.08	181	0.11	291	0.18	508	0.34	518	0.37
Home equity	21,508	11.52	20,212	10.92	17,873	10.53	19,815	12.23	17,170	11.49	13,696	9.66

Total consumer loans	22,397	12.00	21,086	11.40	18,726	11.03	20,960	12.94	18,400	12.31	15,219	10.74

Total loans	186,740	100.00%	185,046	100.00%	169,726	100.00%	162,015	100.00%	149,451	100.00%	141,716	100.00%

Less:
Allowance for loan losses	1,811		1,810		1,994		1,856		1,749		1,935
Undisbursed construction loans	2,191		2,519		1,168		1,071		1,260		988
Deferred loan origination fees	427		339		518		632		611		622

Loans receivable, net	$182,311		$180,378		$166,046		$158,456		$145,831		$138,171

     The following tables set forth certain information at March 31, 2004 and December 31, 2003 regarding the dollar amount of loans repricing or maturing during the periods indicated. The tables do not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated maturity are reported as due in one year or less.

	At March 31, 2004
		Commercial
	Real Estate	Business	Consumer	Total
	Loans	Loans	Loans	Loans
	(In thousands)
One year or less	$30,085	$2,740	$14,256	$47,081
More than one year to five years	14,998	1,406	1,442	17,846
More than five years	115,045	69	6,699	121,813

Total	$160,128	$4,215	$22,397	$186,740

	At December 31, 2003
		Commercial
	Real Estate	Business	Consumer	Total
	Loans	Loans	Loans	Loans
	(In thousands)
One year or less	$27,425	$3,416	$13,678	$44,519
More than one year to five years	16,658	804	1,519	18,981
More than five years	115,637	20	5,889	121,546

Total	$159,720	$4,240	$21,086	$185,046

     The following table sets forth the dollar amount of all loans at March 31, 2004 that are due after March 31, 2005 and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude applicable loans in process, nonperforming loans and deferred loan fees, net.

		Floating or
	Fixed-Rates	Adjustable-Rates	Total
		(In thousands)
Real estate loans:
One- to four-family	$99,941	$13,509	$113,450
Construction	5,505	520	6,025
Multi-family and commercial	1,814	8,754	10,568
Commercial business loans	810	665	1,475
Consumer loans	7,991	150	8,141

Total	$116,061	$23,598	$139,659

     The following table shows loan origination activity during the periods indicated.

	Three Months Ended
	March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
			(In thousands)
Total loans at beginning of period	$185,046	$169,726	$169,726	$162,015	$149,451
Loans originated:
Real estate loans:
One- to four-family	5,701	15,066	64,689	41,395	35,053
Construction	2,812	3,088	13,489	7,844	7,722
Multi-family and commercial	590	622	5,365	3,823	8,266
Commercial business loans	978	582	3,196	976	970
Consumer loans	3,621	1,931	14,307	10,255	10,626

Total loans originated	13,702	21,289	101,046	64,293	62,637
Loans purchased	–	–	–	–	–
Deduct:
Real estate loan principal repayments	(7,116)	(12,381)	(67,857)	(35,560)	(35,591)
Loan sales	(1,927)	(1,564)	(8,851)	(6,971)	–
Other repayments	(2,965)	(3,481)	(9,018)	(14,051)	(14,482)

Net loan activity	1,694	3,863	15,320	7,711	12,564

Total loans at end of period	$186,740	$173,589	$185,046	$169,726	$162,015

     Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for the probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are needed a provision for loan losses is charged against earnings. The recommendations for increases or decreases to the allowance are presented by management to the Board of Directors.

     The allowance for loan losses is established to recognize the inherent losses associated with lending activities. Loss and risk factors are based on our historical loss experience and industry averages and may be adjusted for significant factors that in management’s judgment affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary lending area, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within portfolio segments, recent loss experience in particular segments of the portfolio, duration of the current business cycle, and bank regulatory examination results.

     Our methodology for assessing the appropriateness of the allowance for loan losses consists of the following procedures. The loan portfolio is segregated first between passed and classified assets.

     Passed Assets. Our assets designated as pass or bankable with care by our internal classification system are aggregated by loan category and an allowance percentage is assigned based on estimated inherent losses associated with each type of lending. Our passed and bankable with care assets are loans for which the borrower is established and represents a reasonable credit risk.

     Classified Assets. Our assets classified as special mention, substandard or doubtful (all regulatory classifications for problem assets) by our internal classification system are individually evaluated by management and an allowance percentage, increasing as the probability of loss increases, is assigned to each classified asset based on the collateral value and loan balance. The level of the allowance percentage is further dependent on whether the loan is secured by real estate, secured by assets other than real estate or unsecured. Loans classified as loss are charged off and the real estate is transferred to real estate owned.

     The loss factors which are presently used to determine the reserve level were updated in 2003 based on various risk factors such as type of loan, collateral and loss history. These factors are subject to ongoing evaluation to ensure their relevance in the current economic environment.

     When we determine that a loan is troubled and where, based on current information and events, it is probable that we will not be able to collect all amounts due, we classify as loss any excess of the recorded investment in the loan over its fair market value less the estimated cost to sell the asset, and we classify as substandard the remainder.

     We identify loans which may require charge off as a loss by reviewing all delinquent loans, significant credits, loans classified as substandard, doubtful, loss, or special mention by our internal classification system, and other loans that management may have concerns about collectibility, such as loans to a specific industry. For individually reviewed loans, a borrower’s inability to service a credit according to the contractual terms based on the borrower’s cash flow and or a shortfall in collateral value would result in the recording of a charge off of the loan or the portion of the loan that was impaired.

     We retain a general loan loss allowance which have not been allocated to particular problem assets or loan categories. This unallocated portion of our allowance is determined based on our historical loss experience, delinquency trends, and management’s evaluation of the loan portfolio and may be adjusted for significant factors that in management’s judgment affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in general economic and business conditions affecting our primary lending areas, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. These factors are reviewed regularly to ensure their relevance in the prevailing business environment.

     Our banking regulators, as an integral part of their examination process, periodically review our allowance for loan losses. The examinations may require us to make additional provisions for loan losses based on judgments different from ours. In addition, we engage an independent consultant to review our commercial loan portfolio and make recommendations based on their review as to the classification of specific credits in the portfolio.

     The following table sets forth the breakdown of the allowance for loan losses based on the components of our allowance at the dates indicated.

	At March 31, 2004	At December 31, 2003	At December 31, 2002
Passed Asset	$1,163	$1,152	$1,298
Classified Assets	424	406	452
Unallocated	224	252	244

Total	$1,811	$1,810	$1,994

     At March 31, 2004, our allowance for loan losses represented 0.98% of total gross loans and 213.31% of nonperforming loans. The allowance for loan losses remained at $1.8 million from December 31, 2003 to March 31, 2004 due to the decrease in delinquent loans and nonperforming loans.

     At December 31, 2003, our allowance for loan losses represented 1.0% of total gross loans and 199.8% of nonperforming loans. The allowance for loan losses decreased from $2.0 million at December 31, 2002 to $1.8 million at December 31, 2003 due to charge-offs of $265,000 offset by a provision for loan losses of $45,000 that reflected decreased delinquencies and nonperforming loans. The increase in charge-offs was primarily due to a one time charge, required by the Federal Deposit Insurance Corporation, to write down to market value loans for which we had previously established specific reserves.

     The allowance for loan losses increased from $1.9 million at December 31, 2001 to $2.0 million at December 31, 2002 due primarily to a provision for loan losses of $231,000. The increase in the provision for loan losses in 2002 was primarily due to the increase in net charge-offs and the expansion of the commercial loan portfolio.

     Although non-performing loans decreased during the year ended December 31, 2003 and the three months ended March 31, 2004, our allowance for loan losses has remained consistent during the same periods primarily due to increases in the total loan portfolio, in particular the expansion of our construction and commercial loan portfolios, and increases in the level of classified loans. In addition, in the course of our 2003 regular review and update of our allowance for loan losses, we updated our allowance percentages for all loan categories in our loan portfolio. Prior to this update, our allowance percentages had remained constant since 1997. In order to reflect recent trends in our recent historical loan loss experience, we increased the allowance percentage on certain loan categories which demonstrated a higher risk of loss and decreased the allowance percentage on certain loan categories which demonstrated a lower risk of loss. This update to the allowance percentages resulted in a decrease in the amount of the allowance allocated to loans secured by one-to four-family residential properties and construction loans and an increase in the amount of the allowance allocated to loans secured by multi-family and commercial real estate loans, commercial business loans and consumer loans. The allowance for loan losses at December 31, 2003 was $1.8 million compared with $2.0 million at December 31, 2002. The decrease in the allowance of $184,000 was primarily the result of the changes to our allowance percentages, which reduced the allowance by approximately $404,000, offset by an increase in the allowance due to the increase in the balances of loans of approximately $220,000.

     Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because further events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

     Summary of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated. Where specific loan loss allowances have been established, any difference between the loss allowance and the amount of loss realized has been charged or credited to current income.

	Three Months Ended
	March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in thousands)
Allowance at beginning of period	$1,810	$1,994	$1,994	$1,856	$1,749	$1,935	$2,276

Provision for loan losses	–	45	45	231	80	72	110
Less: Charge offs:
Real estate loans	–	49	265	112	28	280	465
Commercial business loans	–	–	–	–	–	–	–
Consumer loans	–	1	2	5	3	1	5

Total charge-offs	–	50	267	117	31	281	470

Plus: Recoveries:
Real estate loans	1	17	38	23	57	23	18
Commercial business loans	–	–	–	–	–	–	–
Consumer loans	–	–	–	1	1	–	1

Total recoveries	1	17	38	24	58	23	19

Net charge-offs (recoveries)	(1)	33	229	93	(27)	258	451
Allowance at end of period	$1,811	$2,006	$1,810	$1,994	$1,856	$1,749	$1,935

Allowance to nonperforming loans	213.31%	206.17%	199.78%	162.91%	144.66%	171.14%	130.22%
Allowance to total loans outstanding at the end of the period.	0.98%	1.17%	0.99%	1.19%	1.16%	1.18%	1.38%
Net charge-offs (recoveries) to average loans outstanding during the period	–%	0.02%	0.13%	0.05%	(0.02)%	0.18%	0.34%

     The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

				At December 31,
	At March 31, 2004			2003			2002
			% of			% of			% of
		% of	Loans in		% of	Loans in		% of	Loans in
		Allowance	Category		Allowance	Category		Allowance	Category
		to Total	to Total		to Total	to Total		to Total	to Total
	Amount	Allowance	Loans	Amount	Allowance	Loans	Amount	Allowance	Loans
	(Dollars in thousands)
One- to four-family	$901	49.75%	69.65%	$927	51.22%	70.98%	$1,566	78.54%	77.85%
Construction	193	10.66	7.92	185	10.22	7.62	100	5.02	4.06
Multi-family and commercial real estate	322	17.78	8.18	321	17.73	7.71	148	7.42	6.06
Commercial business	125	6.90	2.26	92	5.08	2.29	59	2.96	1.00
Consumer loans	246	13.58	11.99	232	12.82	11.40	78	3.91	11.03
Unallocated	24	1.33	–	53	2.93	–	43	2.16	–

Total allowance for loan losses	$1,811	100.00%	100.00%	$1,810	100.00%	100.00%	$1,994	100.00%	100.00%

	At December 31,
	2001			2000			1999
			% of			% of			% of
		% of	Loans in		% of	Loans in		% of	Loans in
		Allowance	Category		Allowance	Category		Allowance	Category
		to Total	to Total		to Total	to Total		to Total	to Total
	Amount	Allowance	Loans	Amount	Allowance	Loans	Amount	Allowance	Loans
	(Dollars in thousands)
One- to four-family	$1,633	87.98%	78.07%	$1,586	90.68%	82.41%	$1,839	95.04%	86.41%
Construction	44	2.37	4.03	15	0.86	3.19	9	0.47	2.17
Multi-family and commercial real estate	37	1.99	4.43	14	0.80	1.74	4	0.21	0.55
Commercial business	4	0.22	0.54	3	0.17	0.35	3	0.16	0.14
Consumer loans	83	4.47	12.93	62	3.54	12.31	80	4.13	10.73
Unallocated	55	2.96	–	69	3.95	–	–	–	–

Total allowance for loan losses	$1,856	100.00%	100.00%	$1,749	100.00%	100.00%	$1,935	100.00%	100.00%

     Nonperforming and Classified Assets. When a loan becomes 90 days delinquent, the loan is placed on nonaccrual status at which time the accrual of interest ceases, the interest previously accrued to income is reversed and the loan is placed on a cash basis. Payments on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan.

     We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets. Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan, or fair market value at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property are charged against income.

     Nonperforming assets totaled $980,000, or 0.4% of total assets, at March 31, 2004, which was a decrease of $134,000, or 12.0%, from December 31, 2003. Nonaccrual loans accounted for 86.6% of the total nonperforming assets at March 31, 2004. At March 31, 2004, $107,000 of the allowance for loan losses was related to nonaccrual real estate loans.

     Nonperforming assets totaled $1.1 million, or 0.5% of total assets, at December 31, 2003, which was a decrease of $218,000, or 7.9%, from $1.3 million, or 0.6% of total assets, at December 31, 2002. Nonaccrual loans accounted for 81.3% of the total nonperforming assets at December 31, 2003 and 91.8% of nonperforming assets at December 31, 2002. At December 31, 2003, $98,000 of the allowance for loan losses was related to nonaccrual real estate loans. At December 31, 2002, $294,000 of the allowance for loan losses was related to nonaccrual real estate loans.

     Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and consumer loans to be homogeneous and only evaluate them for impairment separately when they are delinquent or classified. Other loans are evaluated for impairment on an individual basis. At March 31, 2004, three loans having an aggregate balance of $209,000 were considered impaired and $189,000 of these loans were on nonaccrual status.

     The following table provides information with respect to our nonperforming assets at the dates indicated. We did not have any troubled debt restructurings or any accruing loans past due 90 days or more at the dates presented.

	At March 31,	At December 31,
	2004	2003	2002	2001	2000	1999
	(Dollars in thousands)
Nonaccrual loans:
One- to four-family	$609	$500	$1,041	$1,217	$985	$1,386
Multi-family and commercial real estate	240	315	117	–	–	–
Commercial business	–	15	–	–	–	–
Consumer	–	76	66	66	37	100

Total	849	906	1,224	1,283	1,022	1,486
Real estate owned	131	208	108	160	136	391

Total nonperforming assets	$980	$1,114	$1,332	$1,443	$1,158	$1,877

Total nonperforming loans to total loans	0.46%	0.50%	0.73%	0.80%	0.69%	1.06%
Total nonperforming loans to total assets	0.35%	0.37%	0.54%	0.64%	0.58%	0.88%
Total nonperforming assets to total assets	0.40%	0.46%	0.58%	0.72%	0.65%	1.11%

     Other than disclosed above, there are no other loans at March 31, 2004 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

     Interest income that would have been recorded for the three months ended March 31, 2004 and for the year ended December 31, 2003 had nonaccruing loans been current according to their original terms amounted to $8,700 and $25,000, respectively. Income related to nonaccrual loans included in interest income for the three months ended March 31, 2004 and for the year ended December 31, 2003 amounted to $4,400 and $32,600, respectively.

     Federal regulations require us to regularly review and classify our assets. In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as substandard or doubtful, we must establish a general allowance for loan losses. If we classify an asset as loss, we must charge off such amount.

     The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At March 31,	At December 31,
	2004	2003	2002
	(In thousands)
Special mention assets	$1,784	$1,020	$1,125
Substandard assets	2,595	2,745	2,756
Doubtful assets	21	23	–
Loss assets	2	–	–

Total classified assets	$4,402	$3,788	$3,881

     Special mention assets at March 31, 2004, December 31, 2003 and December 31, 2002 did not include any non-accrual loans. Substandard assets at March 31, 2004, December 31, 2003 and December 31, 2002 included non-accrual loans of $826,000, $883,000 and $1.2 million, respectively. All doubtful assets at March 31, 2004 and December 31, 2003 were non-accrual loans and all loss assets at March 31, 2004 were non-accrual loans.

     Delinquencies. The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At		At December 31,
	March 31, 2004		2003		2002		2001
	30-59	60-89	30-59	60-89	30-59	60-89	30-59	60-89
	Days	Days	Days	Days	Days	Days	Days	Days
	Past Due	Past Due	Past Due	Past Due	Past Due	Past Due	Past Due	Past Due
	(In thousands)
One- to four-family	$693	$770	$999	$670	$931	$715	$1,100	$249
Multi-family and commercial real estate	–	–	272	62	–	–	116	–
Commercial business	103	–	20	–	–	–	–	–
Consumer loans	1	75	61	75	138	40	113	16

Total	$797	$845	$1,352	$807	$1,069	$755	$1,329	$265

     Securities. Our securities portfolio consists primarily of U.S. Government and agency obligations as well as mortgage-backed securities with maturities of 30 years or less. Securities decreased by $5.8 million in the three months ended March 31, 2004 due to the sale and maturity of securities to fund loan demand. Securities increased by $4.8 million during 2003 as a result of funds generated due to deposit inflows exceeding loan demand and due to the sale of fixed-rate mortgages. All of our mortgage-backed securities were issued either by Ginnie Mae, Fannie Mae or Freddie Mac. In addition, our securities portfolio includes interest bearing balances (certificates of deposits) at other institutions. The interest bearing balances are all held-to-maturity and all mature within five years.

     The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

	At March 31,		At December 31,
	2004		2003		2002		2001
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value	Cost	Value
	(In thousands)
Available-for-sale securities:
U.S. Government and agency obligations	$14,965	$15,505	$22,861	$23,356	$19,912	$20,876	$16,961	$17,374
Mortgage-backed securities	10,255	10,201	7,865	7,748	2,482	2,512	1,524	1,508
Collateralized mortgage obligations	4,683	4,697	6,031	6,062	9,044	9,124	1,504	1,525
Held-to-maturity securities:
U.S. Government and agency obligations	706	731	706	722	699	730	451	465
Interest bearing balances	1,805	1,805	855	855	665	665	–	–
Collateralized mortgage obligations	–	–	–	–	–	–	145	146

Total	$32,414	$32,939	$38,318	$38,743	$32,802	$33,907	$20,585	$21,018

     At March 31, 2004, we did not own any securities, other than U.S. Government and agency securities, that had an aggregate book value in excess of 10% of our equity at that date.

     The following table sets forth the maturities and weighted average yields of securities at March 31, 2004. Certain mortgage-backed securities and collateralized mortgage obligations have adjustable interest rates and reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. At March 31, 2004, mortgage-backed securities and collateralized mortgage obligations with adjustable rates totaled $12.0 million.

			More than		More than
	Less Than		One Year to		Five Years to		More than
	One Year		Five Years		Ten Years		Ten Years		Total
		Weighted		Weighted		Weighted		Weighted		Weighted
	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average
	Value	Yield	Value	Yield	Value	Yield	Value	Yield	Value	Yield
	(Dollars in thousands)
Available-for-sale securities:
U.S. Government and agency obligations	$2,380	5.92%	$10,134	4.95%	$2,991	3.89%	$—	—%	$15,505	4.89%
Mortgage-backed securities	—	—	—	—	1,968	3.50	8,233	3.91	10,201	3.84
Collateralized mortgage obligations	—	—	—	—	—	—	4,697	4.16	4,697	4.16

Total available-for-sale securities	2,380	5.92	10,134	4.95	4,959	3.75	12,930	4.00	30,403	4.43
Held-to-maturity securities:
U.S. Government and agency obligations	—	—	706	3.85	—		—		706	3.85
Interest bearing balances	190	1.55	1,615	2.84	—		—		1,805	2.71

Total held-to-maturity securities	190	1.55	2,321	3.15	—		—		2,511	3.03

Total	$2,570	5.59%	$12,455	4.61%	$4,959	3.75%	$12,930	4.00%	$32,914	4.32%

     Bank Owned Life Insurance. During 2003, we purchased life insurance policies on certain key executives. We record bank owned life insurance as an asset at the lower of its cash surrender value or the amount that can be realized.

     Deposits. Our primary source of funds are retail deposit accounts held primarily by individuals and businesses within our market area. The deposit base is comprised of certificate accounts, regular savings accounts, checking and NOW accounts and money market savings accounts. At March 31, 2004, brokered deposits totaled $99,000. Total deposits increased $4.0 million or 2.2% in the three months ended March 31, 2004. During that time period, certificate accounts increased 0.3%, regular savings accounts increased by 3.7%, checking and NOW accounts increased by 5.0% and money market deposit accounts increased by 2.7%. These increases in our deposit accounts, primarily core deposit accounts, are primarily due to our new Derby branch, which opened in February 2003, advertising and competitive interest rates.

     The following table sets forth the balances of our deposit products at the date indicated.

	At
	March 31,	At December 31,
	2004	2003	2002	2001
		(In thousands)
Certificate accounts	$86,431	$86,192	$89,283	$89,700
Regular savings accounts	41,672	40,185	36,835	32,744
Checking and NOW accounts	34,368	32,723	28,346	22,898
Money market savings accounts	25,003	24,355	18,767	11,320

Total	$187,474	$183,455	$173,231	$156,662

     The following table indicates the amount of jumbo certificate accounts by time remaining until maturity at March 31, 2004. Jumbo certificate accounts require minimum deposits of $100,000.

Certificate
Maturity Period	Accounts
(In thousands)
Three months or less	$5,698
Over three through six months.	1,852
Over six through twelve months	2,082
Over twelve months	8,029

Total	$17,661

     The following table sets forth the certificate accounts classified by rates at the dates indicated.

	At
	March 31,	At December 31,
	2004	2003	2002	2001
		(In thousands)
0.00 - 0.99%	$17,117	$15,170	$—	$—
1.00 - 1.99	32,664	34,215	25,103	—
2.00 - 2.99	13,871	14,026	28,029	16,667
3.00 - 3.99	13,940	12,953	10,705	24,479
4.00 - 4.99	7,871	8,546	15,749	26,404
5.00 - 5.99	968	1,282	4,830	10,713
6.00 - 6.99	—	—	4,867	11,437

Total	$86,431	$86,192	$89,283	$89,700

     The following table sets forth the amount and maturities of certificate accounts at March 31, 2004.

	Amount Due						Percent of Total
	Less Than	More Than One Year	More Than Two Years	More Than Three to	More Than Four		Certificate
	One Year	to Two Years	to Three Years	Four Years	Years	Total	Accounts
	(Dollars in thousands)
0.00 - 0.99%	$17,097	$19	$—	$—	$—	$17,116	19.80%
1.00 - 1.99	26,187	5,948	530	—	—	32,665	37.79
2.00 - 2.99	6,264	3,191	3,072	234	1,109	13,870	16.05
3.00 - 3.99	1,701	1,748	408	4,725	5,359	13,941	16.13
4.00 - 4.99	1,265	1,469	1,491	3,472	174	7,871	9.11
5.00 - 5.99	24	944	—	—	—	968	1.12
6.00 - 6.99	—	—	—	—	—	—	—

Total	$52,538	$13,319	$5,501	$8,431	$6,642	$86,431	100.00%

     The following table sets forth the savings activity for the periods indicated.

	Three Months Ended
	March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(In thousands)
Beginning balance	$183,455	$173,231	$173,231	$156,662	$136,452
Increase before interest credited	3,449	5,548	7,376	12,655	15,105
Interest credited	570	819	2,848	3,914	5,105

Net increase in savings deposits.	4,019	6,367	10,224	16,569	20,210

Ending balance	$187,474	$179,598	$183,455	$173,231	$156,662

     Borrowings. We borrow funds from the Federal Home Loan Bank of Boston during periods of low liquidity to match fund increases in our fixed-rate mortgage portfolio and to provide long-term fixed-rate funding with the goal of decreasing our exposure to an increase in interest rates. In addition, we occasionally borrow short-term from correspondent banks to cover temporary cash needs. At March 31, 2004, we had the ability to borrow a total of $2.0 million from a correspondent bank, none of which was borrowed at such date.

     The following table presents certain information regarding our Federal Home Loan Bank advances during the periods and at the dates indicated.

	Three Months Ended
	March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(Dollars in thousands)
Maximum amount of advances outstanding at any month end during the period	$30,475	$27,531	$34,990	$31,119	$23,372
Average advances outstanding during the period	30,635	27,584	27,765	24,376	16,488
Weighted average interest rate during the period	4.78%	5.12%	5.02%	5.68%	6.51%
Balance outstanding at end of period	$30,138	$27,531	$34,990	$31,119	$23,372
Weighted average interest rate at end of period	4.77%	5.05%	4.37%	4.65%	5.12%

     Capital. Total capital increased by $439,000, or 2.1%, to $21.7 million at March 31, 2004 from $21.2 million at December 31, 2003. Total capital increased $1.4 million, or 6.9%, to $21.2 million at December 31, 2002 from $19.9 million at December 31, 2002. Our average equity to average assets ratio was 9.08% at March 31, 2004 compared to 9.04% at December 31, 2003 and 9.02 at December 31, 2002. Total capital has increased since December 31, 2002 primarily due to our net income.

Comparison Of Operating Results For The Three Months Ended March 31, 2004 and March 31, 2003

     Overview.

	Three Months Ended March 31,
	2004	2003	% Change
	(Dollars in thousands)
Net income	$378	$429	(11.89)%
Return on average assets (annualized)	0.63%	0.76%	(17.11)%
Return on average equity (annualized)	6.99%	8.45%	(17.28)%

     Net income decreased primarily due to an increase in noninterest expense, partially offset by an increase in noninterest income.

     Net Interest Income. Net interest income for the three months ended March 31, 2004 increased $6,000, or 2.9%, compared to the same period in 2003. The primary reason for the increase in net interest income for the three month period was a decrease in the average cost of funds partially offset by a decrease in the average yield.

     Interest and dividend income for the three months ended March 31, 2004 was $3.0 million, compared to $3.3 million for the three months ended March 31, 2003, a decrease of $230,000, or 7.1%. Substantially all of the decrease in interest income resulted from a decrease in the average yield on interest-earning assets of 66 basis points from 6.12% to 5.46% due primarily to a decline in market interest rates. The effect of the lower rate environment on interest and dividend income was partially offset by an increase in average interest earning assets of $9.1 million, or 4.3%, from $212.7 million at March 31, 2003 to $221.8 million at March 31, 2004. The increase in the average balance was primarily due to growth in the loan portfolio.

     Interest expense for the three months ended March 31, 2004 was $936,000 compared to $1.2 million for the three months ended March 31, 2003, a decrease of $236,000, or 20.1%. This decrease resulted from a decrease of 57 basis points in the rate paid on interest bearing liabilities to 1.74% from 2.31% due to a decline in market interest rates. The decrease was partially offset by a 3.6% increase of $7.3 million in the average balance of interest bearing liabilities to $215.5 million for the three months ended March 31, 2004 from $203.0 million for the same period in March 31, 2003. The increase in the average interest bearing liabilities was due to increases in all regular savings and money market savings deposit accounts and in advances from Federal Home Loan Bank.

     Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends, the total dollar of interest expense and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average of daily balances and nonaccrual loans are included in average balances only. We did not hold any non-taxable investment securities at March 31, 2004 or during the three months ended March 31, 2004 and 2003.

	At March 31,	Three Months Ended March 31,
	2004	2004			2003
			Interest			Interest
		Average	and	Yield/	Average	and	Yield/
	Yield/Cost	Balance	Dividends	Cost	Balance	Dividends	Cost
			(Dollars in thousands)
Interest-earning assets:
Loans	5.74%	$182,960	$2,695	5.89%	$170,527	$2,877	6.75%
Fed Funds sold	0.90	4,991	11	0.88	6,888	19	1.10
Investment securities	3.91	32,091	310	3.86	33,733	347	4.11
Federal Home Loan Bank stock	2.15	1,757	10	2.28	1,561	13	3.33

Total interest-earning assets	5.32	221,799	3,026	5.46	212,709	3,256	6.12

Noninterest-earning assets		16,423			11,727

Total assets		$238,222			$224,436

Interest-bearing liabilities:
Certificate accounts	2.15	$86,163	$453	2.10	$90,105	$656	2.91
Regular savings accounts	0.39	42,178	47	0.45	38,378	73	0.76
Checking and NOW accounts	0.16	31,662	15	0.19	28,011	28	0.40
Money market savings accounts	0.91	24,854	55	0.89	18,940	62	1.31

Total interest-bearing deposits.	1.22	184,857	570	1.23	175,434	819	1.87
FHLB advances	4.77	30,635	366	4.78	27,584	353	5.12

Total interest-bearing liabilities	1.71	215,492	936	1.74	203,018	1,172	2.31

Noninterest-bearing liabilities		1,090			1,118

Total liabilities		216,582			204,136

Capital		21,640			20,300

Total liabilities and capital		$238,222			$224,436

Net interest income			$2,090			$2,084

Interest rate spread	3.61			3.72			3.81
Net interest margin	3.73			3.77			3.92
Average interest-earning assets to average interest- bearing liabilities	102.40%			102.93%			104.77%

     Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume. The net column represents the sum of the prior columns.

	Three Months Ended March 31, 2004 Compared to Three
	Months Ended March 31, 2003
	Increase (Decrease) Due to
	Volume	Rate	Net
		(In thousands)
Interest income:
Loans	$246	$(428)	$(182)
Fed Funds sold	(5)	(3)	(8)
Investment securities	(16)	(21)	(37)
Federal Home Loan Bank stock	2	(5)	(3)

Total interest income	227	(457)	(230)
Interest expense:
Certificate accounts	(28)	(175)	(203)
Regular savings accounts	6	(32)	(26)
Checking and NOW accounts	(2)	(11)	(13)
Money market savings accounts	186	(193)	(7)

Total deposit expense	162	(411)	(249)
FHLBB advances	33	(20)	13

Total interest expense.	195	(431)	(236)

Net interest income	$32	$(26)	$6

     Provision for Loan Losses. We did not record a provision for loan losses for the three months ended March 31, 2004. We recorded a $45,000 provision for the three months ended March 31, 2003. The lack of a provision in 2004 reflected lower charge-offs, decreased nonperforming assets and improved asset quality ratios. An analysis of the changes in the allowance for loan losses is presented under "-Allowance for Loan Losses and Asset Quality.”

     Noninterest Income. The following table summarizes noninterest income for the three months ended March 31, 2004 and 2003.

	Three Months
	Ended March 31,
	2004	2003	% Change
	(Dollars in thousands)
Loan fees and service charges	$211	$221	(4.52)%
Income from bank owned life insurance	48	—	N/A
Gain on sale of mortgages	5	17	(70.59)%
Gain on sale of investments	24	—	N/A
Income from investment advisory services, net	31	—	N/A
Other income	14	19	(26.32)%

Total	$333	$257	29.57%

     Noninterest income increased primarily as a result of an increase in income from bank owned life insurance, gains on the sale of investments and income from investment advisory services. In the third quarter of 2003, we began offering investment advisory services through a third party registered broker-dealer and purchased life insurance policies, from which we derive income, on certain key executives. See note 1 to the financial statements for further information regarding our investment advisory service.

     Noninterest Expense. The following table summarizes noninterest expense for the three months ended March 31, 2004 and 2003.

	Three Months
	Ended March 31,
	2004	2003	% Change
	(Dollars in thousands)
Compensation, taxes and benefits	$1,122	$885	26.78%
Office occupancy	283	270	4.81
Computer processing	146	115	26.96
Federal insurance premiums	7	7	—
(Gain) loss on foreclosed real estate, net	(32)	4	(900.00)
Other expenses	353	369	(4.34)

Total	$1,879	$1,650	13.88

     Compensation, taxes and benefits increased due to salary increases and additional compensation related to an increase in employees, the resulting payroll taxes and increased pension expense. The increase in employees is primarily the result of the opening of our Derby branch office in February 2003. As we continue to pursue branch expansion opportunities, we expect to hire additional employees resulting in an increase in compensation, taxes and benefits in future periods. Costs of computer processing increased due to the additional services related to the new Derby branch, as well as increased costs of maintaining high levels of security. Other expenses for both periods includes, among other items, advertising, supplies, postage and professional fees.

     Income Taxes. Income taxes decreased as a result of a decrease in earnings. The effective tax rate for the three months ended March 31, 2004 was 30.5% compared with 33.6% for the same period in 2003. The decrease in the effective tax rate is the result of an increase in tax exempt bank owned life insurance income for the three months ended March 31, 2004.

Results of Operations for the Years Ended December 31, 2003, 2002 and 2001

     Overview.

				% Change	%Change
	2003	2002	2001	2003/2002	2002/2001
	(Dollars in thousands)
Net income	$1,806	$1,920	$1,182	(5.94)%	62.44%
Return on average assets	0.77%	0.91%	0.65%	(15.38)%	40.00%
Return on average equity	8.59%	10.23%	6.95%	(16.03)%	47.19%

     2003 v. 2002. Net income decreased primarily due to an increase in noninterest expense, partially offset by an increase in net interest income and noninterest income. Noninterest expense increased primarily as a result of higher compensation, taxes and benefits expense.

     2002 v. 2001. Net income increased primarily due to increases in net interest income and noninterest income offset by an increase in noninterest expense. Net interest income increased primarily as a result a higher volume of interest earning assets and a decrease in the cost of funds.

     Net Interest Income.

     2003 v. 2002. Net interest income increased $524,000, or 6.7%, to $8.4 million for 2003. The increase in net interest income for 2003 was primarily attributable to a higher volume of interest earning assets and a decrease in the cost of funds.

     Total interest and dividend income for 2003 was $12.6 million, compared to $13.2 million for 2002, a decrease of $534,000, or 4.1%. Substantially all of the decrease in interest income resulted from a decrease in the average yield on interest earning assets of 74 basis points from 6.53% to 5.79% due primarily to a decline in market interest rates. The effect of the lower rate environment on interest and dividend income was partially offset by an increase in average interest earning assets of $16.6 million, or 8.2%, from $202.0 million in 2002 to $218.5 million in 2003. The increase in the average balance primarily occurred in investment securities.

     Interest expense for 2003 was $4.2 million compared to $5.3 million for 2002, a decrease of $1.1 million, or 20.0%. This decrease resulted from a 75 basis point decrease in the rate paid on interest bearing liabilities to 2.01% in 2003 from 2.76% in 2002 due to a decline in market interest rates, partially offset by a 9.8% increase in the average balance of interest bearing liabilities of $18.9 million to $210.8 million in 2003 from $191.9 million in 2002. The increase in the average interest bearing liabilities was due to increases in regular savings, checking and money market savings accounts and in advances from the Federal Home Loan Bank.

     2002 v. 2001. Net interest income increased $1.4 million, or 22.1% to $7.9 million for 2002. The increase in net interest income in 2002 was primarily attributable to a higher volume of interest earning assets and a decrease in the cost of funds.

     Total interest income for 2002 was $13.2 million, compared to $12.6 million for 2001, an increase of $547,000, or 4.3%. Substantially all of the increase in interest income resulted from an increase in average interest earning assets of $28.2 million, or 16.2%, from $173.8 million in 2001 to $202.0 million in 2002. The increase in the average balance primarily occurred in loans and investment securities. The effect of the increase in interest earning assets was partially offset by a decrease in the average yield of 74 basis points from 7.27% in 2001 to 6.53% in 2002 due primarily to a decline in market interest rates.

     Interest expense for 2002 was $5.3 million compared to $6.2 million for 2001, a decrease of $879,000, or 14.2%. This decrease resulted from a 100 basis point decrease in the rate paid on interest bearing liabilities to 2.76% in 2002 from 3.76% in 2001, due to a decline in market interest rates, and was partially offset by a 16.9% increase in the average balance of interest bearing liabilities of $27.8 million to $191.9 million in 2002 from $164.1 million in 2001. The increase in the average interest bearing liabilities was primarily due to increases in money market savings accounts, certificates accounts and advances from the Federal Home Loan Bank.

     Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends, the total dollar amount of interest expense and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average of daily balances and nonaccrual loans are included in average balances only. We did not hold any non-taxable investment securities during any of the periods presented in the table.

	Year Ended December 31,
	2003			2002			2001
		Interest			Interest			Interest
	Average	and	Yield/	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost
	(Dollars in Thousands)
Interest-earning assets:
Loans	$171,796	$11,052	6.43%	$169,396	$11,841	6.99%	$153,867	$11,630	7.56%
Fed Funds sold	6,024	64	1.06	3,549	56	1.58	2,507	99	3.95
Investment securities	39,150	1,480	3.78	27,606	1,230	4.46	16,083	823	5.12
Federal Home Loan Bank stock	1,562	48	3.07	1,404	51	3.63	1,322	79	5.98

Total interest-earning assets	218,532	12,644	5.79	201,955	13,178	6.53	173,779	12,631	7.27

Noninterest-earning assets	14,534			9,852			8,229

Total assets	$233,066			$211,807			$182,008

Interest-bearing liabilities:
Certificate accounts	$89,938	$2,315	2.57	$89,205	$3,185	3.57	$84,393	$4,254	5.04
Regular savings accounts	40,905	229	0.56	37,412	381	1.02	34,284	516	1.51
Checking and NOW accounts	30,544	81	0.27	25,887	99	0.38	19,902	140	0.70
Money market savings accounts	21,599	223	1.03	15,099	249	1.65	9,084	195	2.15

Total interest-bearing deposits	182,986	2,848	1.56	167,603	3,914	2.34	147,663	5,105	3.46
FHLB advances	27,765	1,393	5.02	24,376	1,385	5.68	16,488	1,073	6.51

Total interest-bearing liabilities	210,751	4,241	2.01	191,979	5,299	2.76	164,151	6,178	3.76

Noninterest-bearing liabilities	1,285			1,064			841

Total liabilities	212,036			193,043			164,992

Capital	21,030			18,764			17,016

Total liabilities and capital	$233,066			$211,807			$182,008

Net interest income		$8,403			$7,879			$6,453

Interest rate spread			3.77			3.77			3.50
Net interest margin			3.85			3.90			3.71
Average interest-earning assets to average interest-bearing liabilities			103.69%			105.20%			105.87%

     Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume. The net column represents the sum of the prior columns.

	2003 Compared to 2002			2002 Compared to 2001
	Increase (Decrease)			Increase (Decrease)
	Due to			Due to
	Volume	Rate	Net	Volume	Rate	Net
			(In thousands)
Interest income:
Loans	$171	$(960)	$(789)	$828	$(617)	$211
Fed Funds sold	15	(7)	8	97	(140)	(43)
Investment securities	392	(142)	250	497	(90)	407
Federal Home Loan Bank stock.	8	(11)	(3)	5	(33)	(28)

Total interest income	586	(1,120)	(534)	1,426	(879)	547
Interest expense:
Certificate accounts	26	(896)	(870)	260	(1,329)	(1,069)
Regular savings accounts	40	(192)	(152)	53	(188)	(135)
Checking and NOW accounts	9	(27)	(18)	88	(129)	(41)
Money market savings accounts	(198)	172	(26)	83	(29)	54

Total deposit expense	(123)	(943)	(1,066)	484	(1,675)	(1,191)
FHLBB advances	50	(42)	8	425	(113)	312

Total interest expense	(72)	(986)	(1,058)	908	(1,787)	(879)

Net interest income	$658	$(134)	$524	$518	$908	$1,426

     Provision for Loan Losses

     2003 v. 2002. The provision for loan losses in 2003 was $45,000 compared to $231,000 in 2002. During 2003, management determined to reduce the provision for loan losses based on the decrease in nonperforming loans and improved asset quality ratios. As a result of the decrease in nonperforming loans, and despite the decrease in the provision for loan losses, the percentage of the allowance for loan losses to nonperforming loans increased.

     2002 v. 2001. The provision for loan losses in 2002 was $231,000 compared to $80,000 in 2001. The provision was increased during 2002 as a result of the increase in net charge-offs during 2002. In addition, we deemed it prudent to increase the provision for loan losses given the expansion of our commercial loan portfolio.

     An analysis of the changes in the allowance for loan losses is presented under "- Allowance for Loan Losses and Asset Quality.”

     Noninterest Income. The following table shows the components of noninterest income and the percentage changes from 2003 to 2002 and from 2002 to 2001.

				% Change	% Change
	2003	2002	2001	2003/2002	2002/2001
	(Dollars in thousands)
Loan fees and service charges	$851	$793	$673	7.31%	17.83%
Income from bank owned life insurance	133	—	—	N/A	—
Gain on sale of mortgages	14	100	—	(86.00)	N/A
Gain on sale of investments	1	3	—	(66.67)	N/A
Income from investment advisory services, net	45	—	—	N/A	—
Other income	71	76	70	(6.58)	8.57

Total	$1,115	$972	$743	14.71	30.82

     During the third quarter of 2003, we began offering investment advisory services through a third party broker-dealer and purchased life insurance policies, from which we derive income, on certain key executives. In 2002, we sold long-term residential mortgage loans, servicing retained, in an effort to manage interest rate risk.

     Noninterest Expense. The following table shows the components of noninterest expense and the percentage changes from 2003 to 2002 and from 2002 to 2001.

				% Change	% Change
	2003	2002	2001	2003/2002	2002/2001
	(Dollars in thousands)
Compensation, taxes and benefits	$4,024	$3,304	$3,181	21.79%	3.87%
Office occupancy	1,041	877	737	18.70	19.00
Computer processing	507	446	395	13.68	12.91
Federal insurance premiums	28	28	26	—	7.69
Loss on foreclosed real estate, net	2	51	9	(96.08)	466.67
Other expenses	1,243	1,114	1,044	11.58	6.70

Total	$6,845	$5,820	$5,392	17.61	7.94

     Other expenses for both periods includes, among other items, advertising, supplies, postage and professional fees.

     2003 v. 2002. Compensation taxes and benefits increased due to salary increases, benefits increases and additional compensation related to new employees and resulting payroll taxes. The increase in employees is primarily the result of the opening of the Derby branch office. As we continue to pursue branch expansion opportunities, we expect to hire additional employees resulting in an increase in compensation, taxes and benefits in future periods. Office occupancy and computer processing increased primarily as a result of the opening of the Derby branch office.

     2002 v. 2001. Salary and employee benefits increased due to salary increases and compensation related to an increase in employees and resulting payroll taxes. Office occupancy increased as a result of the opening of the Shelton branch office.

     Income Taxes

     2003 v. 2002. Income taxes decreased due to a lower level of taxable income. The effective tax rate for 2003 was 31.3% compared to 31.4% for 2002.

     2002 v. 2001. Income taxes increased due to a higher level of taxable income. The effective tax rate for 2002 and 2001 was 31.4%.

Market Risk Analysis

     Qualitative Aspects of Market Risk. Our most significant form of market risk is interest rate risk. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between assets and liability maturities (or rate adjustment periods), while maintaining an acceptable interest rate spread, by originating adjustable-rate mortgage loans for retention in our loan portfolio, variable-rate home equity lines and variable-rate commercial loans and by purchasing variable-rate investments and investments with expected maturities of less than 10 years. Beginning in 2002, we began selling some of the fixed-rate loans that we originate. We sell our longer term fixed-rate one- to four-family mortgage loans in the secondary market based on prevailing market interest rate conditions, an analysis of the composition and risk of the loan portfolio, liquidity needs and interest rate risk management goals. Generally, loans are sold without recourse and with servicing retained. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.

     Our Asset/Liability Committee communicates, coordinates and controls all aspects of asset/liability management. The committee establishes and monitors the volume and mix of assets and funding sources with the objective of managing assets and funding sources.

     Quantitative Aspects of Market Risk. We have used gap analysis to quantify our exposure to interest rate risk. Gap analysis sets forth the cumulative maturity distribution of interest-earning assets and interest-bearing liabilities. Gap analysis quantifies the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice (rate adjustment) in accordance with their contractual terms. However, it does not necessarily indicate the impact of general interest rate movements on our net interest yield because the repricing of various categories of assets and liabilities is discretionary and subject to competitive and other pressures. Additionally, certain assets, such as adjustable-rate loans, have features that restrict adjustments to interest rates both on a short-term basis and over the life of the asset. Further, in the event of changes in interest rates, prepayments and early withdrawal levels would likely deviate significantly from those assumed in the gap analysis. As a result, various assets and liabilities indicated as repricing within the same period may, in fact, reprice at different times and at different rate levels. It should also be noted that gap analysis reflects certain assumptions regarding the categorization of assets and liabilities and represents a one-day position; in fact, variations occur daily as we adjust our interest rate sensitivity throughout the year.

     The following table sets forth the cumulative maturity distribution of interest-earning assets and interest-bearing liabilities at March 31, 2004, the interest rate sensitivity gap, the cumulative interest rate sensitivity gap, the cumulative interest rate sensitivity gap ratio and the cumulative interest rate sensitivity gap to total assets. The distribution of savings deposits without maturities is based on historical experience.

	March 31, 2004
	Within	6 Months				Over
	Six	to	1-3	3-5	5-10	10
	Months	One Year	Years	Years	Years	Years	Total
			(Dollars in thousands)
Interest-earning assets:
Fixed-rate mortgage loans	$2	$5	$208	$1,134	$7,263	$102,247	$110,859
Adjustable-rate mortgage loans	4,042	4,199	3,153	3,704	8,362	—	23,460
Other loans	30,749	3,015	5,695	5,327	6,076	1,559	52,421
Investment securities and interest-earning deposits	7,491	5,076	12,320	1,634	4,987	906	32,414

Total interest-earning assets	42,284	12,295	21,376	11,799	26,688	104,712	219,154

Interest-bearing liabilities:
Regular savings and NOW accounts	—	—	—	—	—	76,040	76,040
Money market accounts	25,003	—	—	—	—	—	25,003
Certificate accounts	35,665	16,874	18,819	15,073	—	—	86,431
FHLB advances	3,650	1,750	6,250	8,878	9,610	—	30,138

Total interest-bearing liabilities	64,318	18,624	25,069	23,951	9,610	76,040	217,612
Interest rate sensitivity gap	$(22,034)	$(6,329)	$(3,693)	$(12,152)	$17,078	$28,672	$1,542

Cumulative interest rate sensitivity gap	$(22,034)	$(28,363)	$(32,056)	$(44,208)	$(27,130)	$1,542

Cumulative interest rate sensitivity gap ratio	65.74%	65.80%	70.32%	66.50%	80.84%	100.71%
Interest rate sensitivity gap to total assets	(9.10)%	(2.61)%	(1.53)%	(5.02)%	7.05%	11.84%
Ratio of cumulative interest rate sensitivity gap to total assets	(9.10)%	(11.71)%	(13.24)%	(18.26)%	(11.20)%	0.64%

     A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities and a gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, an institution with a negative gap position would tend to have its interest-bearing liabilities repricing upward at a rate faster than its interest-earning assets which may negatively affect the growth of its net interest income. During a period of falling interest rates, an institution with a negative gap would tend to have its interest-bearing liabilities repricing downward at a faster rate than its interest-earning assets which may positively affect the growth of its net interest income. Given our existing liquidity position and our ability to sell securities from our available-for-sale portfolio, we believe that our negative gap position will have no material adverse effect on our liquidity position. The ratios set forth in the table above are within the Board of Directors’ approved parameters.

Liquidity and Capital Resources

     Liquidity is the ability to meet current and future short-term financial obligations. Our primary sources of funds consist of deposit inflows, loan repayments and maturities and sales of investment securities and advances from the Federal Home Loan Bank of Boston. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

     Each quarter we project liquidity availability and demands on this liquidity for the next 90 days. We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2)

expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits, Federal funds and short- and intermediate-term U.S. Government agency obligations.

     Our most liquid assets are cash and cash equivalents and interest-bearing deposits. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At March 31, 2004, December 31, 2003 and December 31, 2002, cash and cash equivalents totaled $11.9 million, $9.8 million and $18.1 million, respectively, including Federal funds of $5.7 million, $5.0 million and $13.1 million, respectively. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $30.4 million, $37.2 million and $32.5 million at March 31, 2004, December 31, 2003 and December 31, 2002, respectively. At March 31, 2004, December 31, 2003 and December 31, 2002, we had the ability to borrow a total of $95.8 million, $97.1 million and $93.8 million, respectively, from the Federal Home Loan Bank of Boston, of which $30.1 million, $35.0 million and $31.1 million was outstanding, respectively. At March 31, 2004, December 31, 2003 and December 31, 2002, we had arranged overnight lines of credit of $2.5 million, $2.5 million and $2.5 million, respectively, with the Federal Home Loan Bank of Boston. We had no overnight advances outstanding with the Federal Home Loan Bank of Boston on these dates. In addition, at March 31, 2004, December 31, 2003 and December 31, 2002, we had ability to borrow $2.0 million, $2.0 million and $2.0 million, respectively, from a correspondent bank. We had no advances outstanding on this line on these dates.

     At March 31, 2004, we had $13.7 million in unused line availability on home equity lines of credit, $11.3 million in unadvanced commercial lines, $3.5 million in mortgage commitments, $3.0 million in commercial mortgage loan commitments, $2.2 million in unadvanced construction mortgage commitments, $1.6 million in letters of credit, and $72,000 in overdraft line of credit availability. Certificates of deposit due within one year of March 31, 2004 totaled $52.5 million, or 28% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and lines of credit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2005. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

     Historically, we have remained highly liquid, with our liquidity position increasing substantially over the past two fiscal years. We are not aware of any trends and/or demands, commitments, events or uncertainties that could result in a material decrease in liquidity. We expect that all of our liquidity needs, including the contractual commitments set forth in the table below, the estimated costs of our branch expansion plans as set forth in “Our Business-Properties” and increases in loan demand can be met by our currently available liquid assets and cash flows. In the event loan demand were to increase at a pace greater than expected, or any unforeseen demand or commitment were to occur, we would access our borrowing capacity with the Federal Home Loan Bank of Boston. We expect that our currently available liquid assets and our ability to borrow from the Federal Home Loan Bank of Boston would be sufficient to satisfy our liquidity needs without any material adverse effect on our liquidity.

     We are not aware of any trends and/or demands, commitments, events or uncertainties that could result in a material increase in liquidity other than the capital received in this offering. The capital from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations will be enhanced by the capital from the reorganization, resulting in increased net interest-earning assets and net income. However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity. See “Risk Factors — Risks Related to the Reorganization — As a result of the amount of capital we are raising, we expect our return on equity and our stock price performance to be negatively affected.”

     The following table presents certain of our contractual obligations at March 31, 2004.

	Payments due by period
		Less than			More than
Contractual Obligations	Total	1 year	1-3 years	3-5 years	5 years
			(In thousands)
Long-term debt obligations.	$30,138	$5,012	$10,346	$9,767	$5,013
Operating lease obligations	670	117	189	124	240

Total	$30,808	$5,129	$10,535	$9,891	$5,253

     Our primary investing activities are the origination of loans and the purchase of securities. For the three months ended March 31, 2004 we originated $13.7 million of loans and purchased $4.9 million of securities. In 2003, we originated $101.0 million of loans and purchased $20.5 million of securities. In 2002, we originated $64.3 million of loans and purchased $20.8 million of securities. In 2001, we originated $62.6 million of loans and purchased $20.5 million of securities. During the three months ended March 31, 2004, these activities were funded primarily by the proceeds from maturities of available-for-sale securities of $10.9 million, an increase of deposits of $4.0 million and proceeds from the sale of loans of $1.9 million. During 2003, these activities were funded primarily by the proceeds from maturities of available-for-sale securities of $14.4 million, advances from the Federal Home Loan Bank of Boston of $13.9 million, an increase of deposits of $10.2 million, proceeds from the sale of loans of $8.7 million and uninvested cash and cash equivalents of $8.0 million. During 2002, these activities were funded primarily by an increase of deposits of $16.6 million, advances from the Federal Home Loan Bank of Boston of $12.8 million, the proceeds from maturities of available-for-sale securities of $8.4 million and the proceeds from the sale of loans of $7.1 million.

     Historically, our investment portfolio has been funded by excess liquidity when deposit inflows exceed loan demand. When we have not had such excess liquidity, we have not borrowed from the Federal Home Loan Bank of Boston to supplement our investment portfolio.

     Financing activities consist primarily of activity in deposit accounts and in Federal Home Loan Bank advances. We experienced a net increase in total deposits of $4.0 million, $10.2 million, $16.6 million and $20.2 million for the three months ended March 31, 2004 and the years ended December 31, 2003, 2002 and 2001, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. Occasionally, we offer promotional rates on certain deposit products in order to attract deposits. We experienced a decrease in Federal Home Loan Bank advances of $4.9 million for the three months ended March 31, 2004 and increases in Federal Home Loan Bank advances of $3.9 million and $7.7 million for the years ended December 31, 2003 and 2002. The increases in deposit accounts and Federal Home Loan Bank advances primarily fund our investing and lending activities.

     At March 31, 2004, December 31, 2003 and December 31, 2002 we were subject to the regulatory capital requirements of the Federal Deposit Insurance Corporation, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At March 31, 2004, December 31, 2003 and December 31, 2002 we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. After the reorganization, we will be subject to the regulatory capital requirements of the Office of Thrift Supervision. See “Regulation and Supervision — Regulation of Federal Savings Association,” “Regulatory Capital Compliance” and note 10 of the notes to the financial statements.

Off-Balance Sheet Arrangements

     In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, unused lines of credit, amounts due mortgagors on construction loans, amounts due on commercial loans, commercial letters of credit and commitments to sell loans. See note 13 of the notes to the financial statements.

     For the three months ended March 31, 2004 and the year ended December 31, 2003, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

     In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. Interpretation No. 45 requires a guarantor entity at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. In addition, Interpretation No. 45 elaborates on previously existing disclosure requirements for most guarantees, including loan guarantees such a standby letters of credit. We did not have financial letters of credit at December 31, 2003 and March 31, 2004.

     In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123”. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We have not completed an analysis of the potential effects of this statement on our financial statements.

     In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, “Consolidation of Variable Interest Entities.” Interpretation No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns, or both. Interpretation No. 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. On December 17, 2003, the Financial Accounting Standards Board revised Interpretation No. 46 and deferred the effective date of Interpretation No. 46 to no later than the end of the first reporting period that ends after March 15, 2004. For special-purpose entities, however, Interpretation No. 46 would be required to be applied as of December 31, 2003. We have not established any variable interest entities. The adoption of Interpretation No. 46 and Interpretation No. 46R did not have an effect on our financial statements.

     In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” which clarifies certain implementation issues raised by constituents and amends Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to include the conclusions reached by the Financial Accounting Standards Board on certain Financial Accounting Standards Board Staff Implementation Issues that, while inconsistent with Statement 133’s discussion of financial guarantee contracts and the application of the shortcut method to an interest rate swap agreement that includes an embedded option and amends other pronouncements. The guidance in Statement 149 is effective for new contracts entered into or modified after June 30, 2003 and for hedging relationships designated after that date, except for the following: guidance incorporated from FASB Staff Implementation Issues that was effective for periods beginning before June 15, 2003 should continue to be applied according to the effective dates in those issues; and guidance relating to forward purchase and sale agreements involving “when-issued” securities should be applied to both existing contracts and new contracts entered into after June 30, 2003. The adoption of Statement of Financial Accounting Standards No.149 did not have a material effect on our financial statements.

     In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. Statement of Financial Accounting Standards No. 150 requires an issuer to classify certain financial instruments as liabilities, including mandatorily redeemable preferred and common stocks. Statement of Financial Accounting Standards No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, with one exception, is effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 as to Naugatuck Valley Savings and Loan). The adoption of Statement of Financial Accounting Standards No. 150 did not have a material effect on our financial statements.

Effect of Inflation and Changing Prices

     We have prepared the financial statements and related financial data presented in this prospectus in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of our assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on our performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Our Management

Directors

     Initially, the Board of Directors of Naugatuck Valley Financial and Naugatuck Valley Mutual will consist of all current directors of Naugatuck Valley Savings and Loan. The Board of Directors of Naugatuck Valley Financial and Naugatuck Valley Mutual will be elected to terms of three years, approximately one-third of whom are elected annually.

     Our Board of Directors is presently composed of eight members who are elected for terms of three years, approximately one-third of whom are elected annually. All of the directors are independent under the current listing standards of the Nasdaq Stock Market, except for John C. Roman and Jane H. Walsh who we employ as officers. Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of March 31, 2004.

     The following directors have terms ending in 2005:

     Carlos S. Batista is a Vice President of Bristol Babcock, Inc., a manufacturer and world-wide supplier of products and services in the oil, gas, water, wastewater, process control and power industries. Age 54. Director since 1999.

     John C. Roman will serve as the President and Chief Executive Officer of Naugatuck Valley Financial and Naugatuck Valley Mutual. Mr. Roman has been President and Chief Executive Officer of Naugatuck Valley Savings and Loan since September 1999 and previously was the Vice President and Chief Lending Officer of Naugatuck Valley Savings and Loan. Age 50. Director since 1999.

     Camilo P. Vieira is a consultant with, and previously served as the President of CM Property Management, a property management firm. Mr. Vieira previously served with IBM Corp. as a project and financial manager for over 30 years. Age 60. Director since 2002.

     The following directors have terms ending in 2006:

     Richard M. Famiglietti has been the owner of CM Property Management, a property management firm since 2002. Previously, Mr. Famiglietti was a Vice President of sales for Naugatuck Glass Company, a glass fabricator. Age 56. Director since 2000.

     Ronald D. Lengyel will serve as the Chairman of the Board of Directors of Naugatuck Valley Financial and Naugatuck Valley Mutual and currently is the Chairman of the Board of Naugatuck Valley Savings and Loan. Mr. Lengyel previously served as President and Chief Executive Officer of Naugatuck Valley Savings and Loan before his retirement in September 1999. Mr. Lengyel is a director of Connecticut Water Service, Inc. Age 65. Director since 1971.

     The following directors have terms ending in 2007:

     James A. Mengacci has been the owner of James A. Mengacci Associates LLC, a consulting firm, since 1999 and a partner in Allied Capital Management, LLC, a marketing and investment firm, since 1999. Mr. Mengacci previously was the Secretary and Treasurer of Fitzgerald Funeral Home, Inc. Age 46. Director since 1988.

     Michael S. Plude is a certified public accountant and the managing partner of Kaskie Plude & Co., an accounting firm, located in Monroe, Connecticut. Mr. Plude previously was an accountant with Pricewaterhouse. Age 44. Director since 2003.

     Jane H. Walsh will serve as Senior Vice President of Naugatuck Valley Financial and Naugatuck Valley Mutual. Ms. Walsh has been Senior Vice President of Naugatuck Valley Savings and Loan since 2000. Ms. Walsh has served with Naugatuck Valley Savings and Loan for over 30 years. Age 60. Director since 2001.

Executive Officers

     Our executive officers are elected annually by the Board of Directors and serve at the Board’s discretion. The executive officers of Naugatuck Valley Financial and Naugatuck Valley Mutual will be, and the executive officers of Naugatuck Valley Savings and Loan, are:

Name	Position
John C. Roman	President and Chief Executive Officer of Naugatuck Valley Financial, Naugatuck Valley Mutual and Naugatuck Valley Savings and Loan

Dominic J. Alegi, Jr.	Executive Vice President of Naugatuck Valley Financial, Naugatuck Valley Mutual and Naugatuck Valley Savings and Loan

Jane H. Walsh	Senior Vice President of Naugatuck Valley Financial, Naugatuck Valley Mutual and Naugatuck Valley Savings and Loan

William C. Nimons	Senior Vice President of Naugatuck Valley Financial, Naugatuck Valley Mutual and Naugatuck Valley Savings and Loan

Lee R. Schlesinger	Vice President and Controller of Naugatuck Valley Financial, Naugatuck Valley Mutual and Naugatuck Valley Savings and Loan

     Below is information regarding the executive officers who are not also directors. Unless otherwise stated, each executive officer has held his or her current position for at least the last five years. Ages presented are as of March 31, 2004.

     Dominic J. Alegi, Jr. will serve as Executive Vice President of Naugatuck Valley Financial and Naugatuck Valley Mutual. Mr. Alegi has been Executive Vice President of Naugatuck Valley Savings and Loan since 1989. Mr. Alegi has served with Naugatuck Valley Savings and Loan for over 34 years. Age 58.

     William C. Nimons will serve as Senior Vice President of Naugatuck Valley Financial and Naugatuck Valley Mutual. Mr. Nimons has been Senior Vice President of Naugatuck Valley Savings and Loan since 2001. Mr. Nimons previously was the Manager-Network Management of Prudential Real Estate and Relocation, a real estate and relocation firm and was an Executive Vice President at Shelton Savings Bank. Age 56.

     Lee R. Schlesinger will serve as Vice President and Controller of Naugatuck Valley Financial and Naugatuck Valley Mutual. Mr. Schlesinger has been Vice President and Controller of Naugatuck Valley Savings

and Loan since 2003. Mr. Schlesinger has served with Naugatuck Valley Savings and Loan for over 21 years. Age 43.

Meetings and Committees of the Board of Directors of Naugatuck Valley Savings and Loan

     Naugatuck Valley Savings and Loan conducts business through meetings of its Board of Directors and its committees. During the year ended December 31, 2003, the Board of Directors of Naugatuck Valley Savings and Loan held 18 regular meetings and 16 special meetings.

     Naugatuck Valley Savings and Loan’s Board of Directors has standing Audit, Human Resource and Gain Share, and Nominating Committees, among others.

     The Audit Committee, consisting of Messrs. Famiglietti, Lengyel and Plude, is responsible for developing and monitoring internal audit and compliance programs. The committee also receives and reviews all the reports and findings and other information presented to them by Naugatuck Valley Savings and Loan’s officers regarding financial reporting policies and practices. Mr. Famiglietti is the Audit Committee Chairman. This committee met four times during the year ended December 31, 2003.

     The Human Resource and Gain Share Committee, consisting of Messrs. Famiglietti, Roman, Lengyel and Vieira, determines annual grade and salary levels for employees and establishes personnel policies. Mr. Famiglietti is the Human Resource and Gain Share Committee Chairman. This committee met eight times during the year ended December 31, 2003.

     The Nominating Committee, consisting of all directors, is responsible for the annual selection of management’s nominees for election as directors. Mr. Mengacci is the Nominating Committee Chairman. This committee met twice in 2003 to nominate the individuals for election at the 2004 annual meeting.

     In addition, the Board of Directors has Budget, Marketing, Building/Alternate Site, Loan, Information Technology, Mortgage and Mortgage Review Committees.

Committees of the Board of Directors of Naugatuck Valley Financial

     In connection with our formation, the following committees will be established:

     The Audit Committee will consist of Messrs. Famiglietti, Lengyel and Plude and be responsible for ensuring that we maintain reliable accounting policies and financial reporting processes and reviewing the work of our independent accountants and internal auditors to determine their effectiveness. Mr. Famiglietti will be the Audit Committee Chairman. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The Board of Directors has determined that Mr. Plude is an audit committee financial expert under the rules of the Securities and Exchange Commission.

     The Compensation Committee will consist of Messrs. Famiglietti, Lengyel and Vieira and be responsible for determining annual grade and salary levels for our employees and establishing our personnel policies. Mr. Famiglietti will be the Compensation Committee Chairman. Each member of the Compensation Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

     The Nominating Committee will consist of all directors, except Mr. Roman and Ms. Walsh, and be responsible for the annual selection of management’s nominees for election as directors and developing and implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to our corporate governance policy. Mr. Mengacci will be the Nominating Committee Chairman. Each member of the Nominating Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

     Each of the committees listed above will operate under a written charter, which will govern its composition, responsibilities and operations.

Corporate Governance Policies and Procedures

     In addition to establishing committees of the Board of Directors, we will also adopt several policies to govern the activities of both us and Naugatuck Valley Savings and Loan, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy will set forth:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the Board of Directors;

•	the establishment and operation of Board committees;

•	succession planning;

•	appointing an independent lead director and convening executive sessions of independent directors;

•	the Board of Directors’ interaction with management and third parties; and

•	the evaluation of the performance of the Board of Directors and of the chief executive officer.

     The code of business conduct and ethics, which will apply to all employees, officers and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Directors’ Compensation

     Fees. Each non-employee director of Naugatuck Valley Savings and Loan receives an annual retainer of $7,500. The Chairman of the Board of Directors receives an annual retainer of $11,500. In addition, each non-employee director receives $500 per Board meeting attended and $400 per committee meeting attended. The Chairman of the Board of Directors also receives $400 per month for his service as Asset/Liability Committee liaison. Each non-employee director of Naugatuck Valley Financial will receive a quarterly retainer of $500 and each member of the Naugatuck Valley Financial Audit Committee will receive $400 per meeting attended.

     Director Retirement Policy. Naugatuck Valley Savings and Loan maintains a retirement benefits policy for certain non-employee directors. Under the policy, any person who served as a director on January 1, 2000, who has attained the age of 68 on or by that date and who has served on the Board for at least 10 years as of the time he or she attains age 70, becomes eligible for an annual retirement benefit. The annual retirement benefit for these directors equals the total amounts paid to all non-employee directors during the calendar year preceding the director’s retirement date and dividing that number by the number of non-employee directors for that year. For all other directors who have served on the Board for at least 10 years as of the time he or she attains age 70, the director’s annual retirement benefit equals the total amounts paid to all non-employee directors during the calendar year preceding the director’s retirement date and dividing that number by the number of non-employee directors for that year and then multiplying that result by 60%. These annual retirement benefits are payable to each director in semi-annual installments for five years. In the event the director dies before receiving each of the semi-annual installments, his or her beneficiary will receive the remaining installments that would have been to the director but for his or her death.

Executive Compensation

     Summary Compensation Table. The following information is provided for John C. Roman, our President and Chief Executive Officer, and Dominic J. Alegi, Jr., our Executive Vice President. Messrs. Roman and Alegi are the only executive officers of Naugatuck Valley Savings and Loan who received salary and bonus totaling $100,000 or more during the year ended December 31, 2003.

	Annual Compensation (1)			All Other
Name and Position	Year	Salary	Bonus	Compensation(2)
John C. Roman	2003	$138,131	$20,592	$4,028
President and Chief Executive	2002	128,494	17,131	2,215
Officer	2001	116,813	13,813	1,682

Dominic J. Alegi, Jr.	2003	$94,208	$14,658	$2,848
Executive Vice President	2002	91,464	12,981	1,728
	2001	87,946	10,441	1,384

(1)	Does not include the aggregate amount of perquisites or other personal benefits, which was less than $50,000 or 10% of the total annual salary and bonus reported.

(2)	Represents matching contributions under the 401(k) Plan.

     Employment Agreements. Upon completion of the offering, Naugatuck Valley Savings and Loan will enter into an amended and restated employment agreement with John C. Roman. Naugatuck Valley Financial will also be a party to the employment agreement with Mr. Roman. Naugatuck Valley Savings and Loan and Naugatuck Valley Financial will enter into the agreement to help ensure that they maintain a stable and competent management base after the offering. The continued success of Naugatuck Valley Financial and Naugatuck Valley Savings and Loan depends to a significant degree on the skills and competence of Mr. Roman.

     The employment agreement will provide for a three-year term. The term of the employment agreement may be renewed on an annual basis after review and extension by the respective Board of Directors. The employment agreement establishes a base salary (effective as of July 1, 2004) of $156,000. Before July 1, 2004, Mr. Roman’s base salary was the amount disclosed in the above table. The Boards of Directors will review Mr. Roman’s base salary each year in order to consider any appropriate changes. In addition to base salary, the employment agreement will provide for, among other things, participation in stock-based benefit plans and fringe benefits applicable to the executive.

     The employment agreement will provide that Naugatuck Valley Savings and Loan and Naugatuck Valley Financial may terminate the executive’s employment for cause, as described in the employment agreements, at any time. If Naugatuck Valley Savings and Loan or Naugatuck Valley Financial terminates the executive’s employment for reasons other than for cause, or if the executive resigns from Naugatuck Valley Savings and Loan or Naugatuck Valley Financial after specified circumstances that would constitute constructive termination, the executive or, if he dies, his beneficiary, would be entitled to receive an amount equal to the remaining base salary payments due for the remaining term of the employment agreement and the contributions that would have been made on his behalf to any employee benefit plans of Naugatuck Valley Savings and Loan and Naugatuck Valley Financial during the remaining term of the employment agreement. Naugatuck Valley Savings and Loan would also continue and/or pay for the executive’s life, health and dental coverage for the remaining term of the employment agreement. The executive must agree not to compete with Naugatuck Valley Savings and Loan or Naugatuck Valley Financial for one year following their termination of employment other than in connection with a change in control.

     Under the employment agreement, if the executive voluntarily (upon circumstances discussed in the agreement) or involuntarily terminates employment following a change in control of Naugatuck Valley Savings and Loan or Naugatuck Valley Financial, the executive or, if the executive dies, the executive’s beneficiary, would receive a severance payment equal to the greater of: (1) the payments due for the remaining term of the agreement; or (2) three times the average of the five preceding taxable years’ annual compensation. Naugatuck Valley Savings and Loan would also continue the executive’s life, health, and dental coverage for 36 months following termination of employment. Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and the employer would not be entitled to deduct such amount. The agreements limit payments made to the executive in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G.

     Naugatuck Valley Savings and Loan or Naugatuck Valley Financial will pay or reimburse the executive for all reasonable costs and legal fees paid or incurred by the executive in any dispute or question of interpretation relating to the employment agreement if the executive is successful on the merits in a legal judgment, arbitration or settlement. The employment agreement also provides that Naugatuck Valley Savings and Loan and Naugatuck Valley Financial will indemnify Mr. Roman to the fullest extent legally allowable.

     Change in Control Agreements. Upon completion of the offering, Naugatuck Valley Savings and Loan will enter into change in control agreements with certain individuals, including Mr. Alegi, Ms. Walsh, Mr. Nimons and Mr. Schlesinger. Each change in control agreement will have either a two- or three-year term, subject to renewal by the Board of Directors on an annual basis. Mr. Alegi, Ms. Walsh and Mr. Nimons will have three-year agreements and Mr. Schlesinger will have a two-year agreement. If, following a change in control of Naugatuck Valley Savings and Loan or Naugatuck Valley Financial, Naugatuck Valley Savings and Loan or Naugatuck Valley Financial or their successors terminates the employment of an individual who has entered into a change in control agreement for reasons other than for cause, or if the individual voluntarily resigns upon the occurrence of circumstances specified in the agreements, the officer will receive a severance payment under the agreements equal to two or three times, based on the term of the agreement, the officer’s average annual compensation for the five most recent taxable years. Naugatuck Valley Savings and Loan will also continue health and welfare benefit coverage for 24 or 36 months, based on the term of the agreement, following termination of employment. If a change in control of Naugatuck Valley Financial or Naugatuck Valley Savings and Loan occurred, and Naugatuck Valley Savings and Loan terminated all officers covered by change in control agreements, the total payments due under the agreements, based solely on current cash compensation and excluding any benefits that would be payable under any employee benefit plans, would equal approximately $975,000. The agreements limit payments made to the executives in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G.

     Death Benefit Agreements. Naugatuck Valley Savings and Loan has entered into death benefit agreements with certain employees, including Mr. Roman, Mr. Alegi, and Mr. Schlesinger. Under these agreements, each employee’s beneficiaries become entitled to a single lump sum payment of $25,000 upon the employee’s death.

     Employee Severance Compensation Plan. In connection with the offering, Naugatuck Valley Savings and Loan expects to adopt the Naugatuck Valley Savings and Loan Employee Severance Compensation Plan to provide severance benefits to eligible employees whose employment terminates in connection with a change in control of Naugatuck Valley Savings and Loan or Naugatuck Valley Financial. Employees become eligible for severance benefits under the plan if they have a minimum of one year of service with Naugatuck Valley Savings and Loan. Individuals who enter into employment or change in control agreements with Naugatuck Valley Savings and Loan or Naugatuck Valley Financial will not participate in the severance plan. Under the severance plan, if, within 24 months of a change in control, Naugatuck Valley Savings and Loan or Naugatuck Valley Financial or their successors terminate an employee’s employment or if the individual voluntarily terminates employment upon the occurrence of events specified in the severance plan, then that individual will receive a severance payment equal to one month’s compensation for each year of service with Naugatuck Valley Savings and Loan, up to a maximum payment equal to 24 months of compensation. Based solely on 2003 cash compensation and assuming that a change in control had occurred at March 31, 2004, and all eligible employees became entitled to receive severance payments, the aggregate payments due under the severance plan would equal approximately $2.0 million.

Benefit Plans

     401(k) Savings Plan. Naugatuck Valley Savings and Loan maintains the Naugatuck Valley Savings and Loan S.B. Employee Savings Plan, a tax-qualified defined contribution plan with a 401(k) feature, for employees of Naugatuck Valley Savings and Loan who are 21 years of age and have completed six months of service. Eligible employees may contribute a portion of their compensation to the plan on a pre-tax basis, subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended. For 2004, the maximum dollar limit any individual may contribute to the plan is $13,000; provided, however, that participants over age 50 may contribute an additional $3,000 per year. Each year, Naugatuck Valley Savings and Loan may make a discretionary matching contributions on behalf of participant who have made deferrals under the plan. Naugatuck Valley Savings and Loan also has the authority to make discretionary profit sharing contributions under the plan for the benefit of eligible participants. Participants vest in their profit sharing contributions at a rate of 20% per year following two years of service. Participants are always 100% vested in their salary deferrals.

     The plan has an individual account for each participant’s contributions and allows each participant to direct the investment of his or her account in a variety of investment funds. In connection with the offering, the plan will add an additional investment alternative, the Naugatuck Valley Financial Stock Fund. The Naugatuck Valley Financial Stock Fund will permit participants to invest up to 100% of their deferrals in Naugatuck Valley Financial common stock. A participant who elects to purchase common stock in the offering through the plan will receive the same subscription priority and be subject to the same individual purchase limitations as if the participant had elected to make such purchase using other funds. See “The Reorganization and Stock Offering—Subscription Offering and Subscription Rights” and “—Limitations on Purchases of Shares.” The plan will purchase common stock for participants in the offering, to the extent that shares are available. After the offering, the plan will purchase shares in open market transactions. Participants may direct the stock fund trustee on the voting of shares purchased for their plan accounts. The trustee may use dividends paid on shares held in the stock fund to purchase additional shares.

     Retirement Plan. Naugatuck Valley Savings and Loan participates in the Financial Institutions Retirement Fund (the “Retirement Plan”) to provide retirement benefits for eligible employees. Employees are eligible to participate in the Retirement Plan after the completion of six months of employment and the attainment of age 21. The formula for normal retirement benefits payable annually under the Retirement Plan is 1.5% of the average of the participant’s highest five years of compensation multiplied by the participant’s years of benefit service.

     Participants generally have no vested interest in Retirement Plan benefits prior to the completion of five years of service. Following the completion of five years of vesting service, or in the event of a participant’s attainment of age 65, death or termination of employment due to disability, a participant will become 100% vested in the accrued benefit under the Retirement Plan. The table below reflects the annual pension benefit payable to a participant assuming various levels of earnings and years of service. The amounts of benefits paid under the Retirement Plan are not reduced for any social security benefit payable to participants. As of March 31, 2004, Messrs. Roman and Alegi had credited years of service of six and 33 years, respectively.

	Years of Benefit Service
Final Average Earnings	15	20	25	30	35
$ 50,000	11,250	15,000	18,750	22,500	26,250
75,000	16,875	22,500	28,125	33,750	39,375
100,000	22,500	30,000	37,500	45,000	52,500
125,000	28,125	37,500	46,875	56,250	65,625
150,000	33,750	45,000	56,250	67,500	78,750

     Employee Stock Ownership Plan. In connection with the offering, the Board of Directors of Naugatuck Valley Savings and Loan has adopted an employee stock ownership plan for eligible employees of Naugatuck Valley Savings and Loan. Eligible employees who are 21 years old and employed by Naugatuck Valley Savings and Loan as of the closing date of the offering begin participating in the plan as of that date. Thereafter, new employees of Naugatuck Valley Savings and Loan who are 21 years old and have been credited with at least six months of service with Naugatuck Valley Savings and Loan will be eligible to participate in the employee stock ownership plan as of the first entry date following their completion of the plan’s eligibility requirements.

     It is anticipated that Naugatuck Valley Savings and Loan will engage an independent third party trustee to purchase 3.92% of the shares issued in the reorganization, including shares issued to Naugatuck Valley Mutual and our charitable foundation on behalf of the employee stock ownership plan. This would range between 191,590 shares, assuming 2,150,000 shares are sold in the offering, and 259,210 shares, assuming 2,101,625 shares are sold in the offering. If 3,269,881 shares are sold in the offering, the employee stock ownership plan will purchase 298,091 shares. It is anticipated that the employee stock ownership plan will fund its purchase in the offering through a loan from Naugatuck Valley Financial. The loan will equal 100% of the aggregate purchase price of the common stock. The loan to the employee stock ownership plan will be repaid principally from Naugatuck Valley Savings and Loan’s contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 15-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be the prime rate as published in The Wall Street Journal on the closing date of the offering. See “Pro Forma Data.”

     In any plan year, Naugatuck Valley Savings and Loan may make additional discretionary contributions (beyond those necessary to satisfy the loan obligation) to the employee stock ownership plan for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders or which constitute authorized but unissued shares or shares held in treasury by Naugatuck Valley Financial. The timing, amount, and manner of discretionary contributions will be affected by several factors, including applicable regulatory policies, the requirements of applicable laws and regulations, and market conditions. Naugatuck Valley Savings and Loan’s contributions to the employee stock ownership plan are not fixed, so benefits payable under the employee stock ownership plan cannot be estimated.

     Shares purchased by the employee stock ownership plan with the proceeds of the employee stock ownership plan loan will be held in a suspense account and released on a pro rata basis as the loan is repaid. Discretionary contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participants on the basis of each participant’s proportional share of compensation.

     After two years of service, participants will vest in the benefits allocated under the employee stock ownership plan at a rate of 20% per year for each year of continuous service with Naugatuck Valley Savings and Loan. A participant will become fully vested automatically upon retirement, death or disability, a change in control or termination of the employee stock ownership plan. Benefits are generally distributable upon a participant’s separation from service. Any unvested shares that are forfeited upon a participant’s termination of employment will be reallocated among the remaining plan participants.

     Plan participants will be entitled to direct the plan trustee on how to vote common stock credited to their accounts. The trustee will vote all allocated shares held in the employee stock ownership plan as instructed by the plan participants and unallocated shares and allocated shares for which no instructions are received will be voted in the same ratio on any matter as those shares for which instructions are given, subject to the fiduciary responsibilities of the trustee.

     Under applicable accounting requirements, compensation expense for a leveraged employee stock ownership plan is recorded at the fair market value of the employee stock ownership plan shares when committed to be released to participants’ accounts. See “Pro Forma Data.”

     The employee stock ownership plan must meet certain requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. Naugatuck Valley Savings and Loan intends to request a favorable determination letter from the Internal Revenue Service regarding the tax-qualified status of the employee stock ownership plan. Naugatuck Valley Savings and Loan expects to receive a favorable determination letter, but cannot guarantee that it will.

     Future Stock-Based Incentive Plan. Following the offering, Naugatuck Valley Financial plans to adopt a stock-based incentive plan that will provide for grants of stock options and restricted stock. Shares of restricted stock, in an amount up to 1.96% of the shares issued in the reorganization, including shares issued to Naugatuck Valley Mutual and our charitable foundation, may be awarded at no cost to the recipient. Stock options, in an amount up to 4.90% of the shares issued in the reorganization, including shares issued to Naugatuck Valley Mutual and our charitable foundation, may be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date.

     Naugatuck Valley Financial may fund the stock-based incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of

Naugatuck Valley Financial common stock. The acquisition of additional authorized, but unissued, shares by the stock-based incentive plan after the offering would dilute the interests of existing shareholders. See “Pro Forma Data.”

     Naugatuck Valley Financial may grant stock options at an exercise price equal to 100% of the fair market value of the stock on the date of grant. Naugatuck Valley Financial may grant restricted stock awards at no cost to recipients. Restricted stock awards and stock options generally vest ratably over a five-year period, but Naugatuck Valley Financial may also make vesting contingent upon the satisfaction of certain conditions, such as performance goals, established by the Board of Directors or the committee charged with administering the plan provided, however, that no such award will vest more rapidly than 20% in any given year. All outstanding awards may accelerate and become fully vested upon a change in control of Naugatuck Valley Financial.

     No earlier than six months after the reorganization, Naugatuck Valley Financial will submit the stock-based incentive plan to shareholders for their approval, at which time Naugatuck Valley Financial will provide shareholders with detailed information about the plan.

Transactions with Naugatuck Valley Savings and Loan

     Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Naugatuck Valley Savings and Loan to our executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Naugatuck Valley Savings and Loan is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made under a benefit program generally available to all other employees and that does not give preference to any executive officer or director over any other employee.

     In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000 or 5% of Naugatuck Valley Savings and Loan’s capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the Board of Directors. See “Regulation and Supervision—Regulation of Federal Savings Associations—Transactions with Related Parties.”

     The aggregate amount of loans to our executive officers and directors was $1.1 million at March 31, 2004, or approximately 2.41% of pro forma stockholders’ equity assuming that 2,843,375 shares are sold in the offering. These loans were performing according to their original terms at March 31, 2004.

Indemnification for Directors and Officers

     Our bylaws provide that we will indemnify all of our officers, directors and employees to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under federal law. Indemnification shall be made only if: (i) final judgment on the merits is in his or her favor; or (ii) in case of settlement, final judgment against him or her, or final judgment in his or her favor, other than on the merits, if a majority of our disinterested directors determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in our best interest. However, no indemnification shall be made unless we give the Office of Thrift Supervision at least 60 days notice of our intention to make such indemnification. No such indemnification shall be made if the Office of Thrift Supervision advises us in writing, within such notice period, of its objection thereto.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons by our bylaws or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Subscriptions by Executive Officers and Directors

     The following table presents certain information as to the approximate purchases of common stock by our directors and executive officers, including their associates, if any, as defined by applicable regulations. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 31% in the aggregate of the shares sold in the offering and issued to our charitable foundation. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories.

	Proposed Purchases of Stock		Percent of
	in the Offering		Shares at	Percent of
			Minimum of	Shares at
	Number of	Dollar	Offering	Maximum of
Name	Shares	Amount	Range(1)	Offering Range(1)
Dominic J. Alegi, Jr.	10,000	$100,000	0.45%	0.34%
Carlos S. Batista	11,000	110,000	0.50	0.37
Richard M. Famiglietti	10,000	100,000	0.45	0.34
Ronald D. Lengyel	5,000	50,000	0.23	0.17
William C. Nimons	15,000	150,000	0.68	0.50
James A. Mengacci	15,000	150,000	0.68	0.50
Michael S. Plude	5,500	55,000	0.25	0.18
John C. Roman	7,000	70,000	0.32	0.24
Lee R. Schlesinger	5,000	50,000	0.23	0.17
Camilo P. Vieira	3,000	30,000	0.14	0.10
Jane H. Walsh	7,500	75,000	0.34	0.25

All directors and executive officers as a group (11 persons)	94,000	$940,000	4.27%	3.16%

(1)	Includes shares of common stock to be issued to the Naugatuck Valley Savings and Loan Foundation.

The Reorganization and Stock Offering

     The Board of Directors of Naugatuck Valley Savings and Loan has approved the plan of reorganization. The plan of reorganization also must be approved by the depositors of Naugatuck Valley Savings and Loan. A special meeting of depositors has been called for this purpose. The Office of Thrift Supervision has conditionally approved the plan of reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of reorganization by the agency.

General

     On May 17, 2004, the Board of Directors of Naugatuck Valley Savings and Loan unanimously adopted the plan of reorganization and minority stock issuance, pursuant to which Naugatuck Valley Savings and Loan will reorganize into a two-tiered mutual holding company. This structure is called a two-tier structure because it will have two levels of holding companies. After the reorganization, Naugatuck Valley Financial will be the mid-tier stock holding company and Naugatuck Valley Mutual will be the top-tier mutual holding company. Under the terms of the plan of reorganization, Naugatuck Valley Financial will own all of the stock of Naugatuck Valley Savings and Loan and Naugatuck Valley Mutual will own at least a majority of Naugatuck Valley Financial’s stock. Naugatuck Valley Mutual will have no stockholders and depositors of Naugatuck Valley Savings and Loan will become members of Naugatuck Valley Mutual.

     The reorganization also includes the offering by Naugatuck Valley Financial of up to 43% of its common stock to qualifying depositors of Naugatuck Valley Savings and Loan in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate community offering. The completion of the offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the independent appraisal, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized from the sale of the common stock. If the reorganization is terminated, Naugatuck Valley Savings and Loan would be required to charge all reorganization expenses against current income. The Office of Thrift Supervision approved the plan of reorganization, subject to, among other things, approval of the plan of reorganization by Naugatuck Valley Savings and Loan’s depositors. The plan of reorganization also provides for the establishment of the Naugatuck Valley Savings and Loan Foundation and our funding of the foundation with 2% of the shares of our common stock issued in the reorganization. The establishment of the Naugatuck Valley Savings and Loan Foundation is subject to a separate vote of Naugatuck Valley Savings and Loan’s depositors. The special meeting of Naugatuck Valley Savings and Loan’s depositors has been called for these purposes on ___, 2004.

     After the reorganization, our ownership structure will be as follows:

     The following is a brief summary of the pertinent aspects of the reorganization. A copy of the plan of reorganization is available from Naugatuck Valley Savings and Loan upon request and is available for inspection at the offices of Naugatuck Valley Savings and Loan and at the Office of Thrift Supervision. The plan of reorganization is also filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Reorganization

     After considering the advantages and disadvantages of the reorganization, the Board of Directors of Naugatuck Valley Savings and Loan unanimously approved the reorganization as being in the best interest of Naugatuck Valley Savings and Loan and its depositors. The Board of Directors concluded that the reorganization offers a number of advantages that will be important to our future growth and performance and that outweigh the disadvantages of the reorganization.

     The reorganization will result in the raising of additional capital, which will support our future lending and operational growth and may also support possible future branching activities or the acquisition of other financial institutions or financial service companies or their assets. As a mutual holding company with a mid-tier stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including giving us the ability to use stock as a form of merger consideration. Our current mutual structure, by its nature, limits any ability to offer any common stock as consideration in a merger or acquisition. Our new mutual holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two. Since we will not be offering all of our common stock for sale in the offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. Therefore, the reorganization permits us to control the amount of capital being raised and enables us to prudently deploy the proceeds of the offering. The reorganization, however, also will allow us to raise additional capital in the future because a majority of our common stock will be available for sale in the event of a conversion of Naugatuck Valley Mutual to stock form.

     The reorganization will afford our directors, officers and employees the opportunity to become stockholders, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The reorganization also will provide our customers and local community members with an opportunity to acquire our stock.

     The disadvantages of the reorganization considered by Naugatuck Valley Savings and Loan’s Board of Directors are the additional expense and effort of operating as a public company listed on the Nasdaq Stock Market, the inability of stockholders other than Naugatuck Valley Mutual to obtain majority ownership of Naugatuck Valley Financial and Naugatuck Valley Savings and Loan, which may result in the perpetuation of our management and Board of Directors, and the corporate ownership and regulatory policies relating to the mutual holding company structure that may be adopted periodically which may have an adverse impact on stockholders other than Naugatuck Valley Mutual. A majority of our voting stock will be owned by Naugatuck Valley Mutual, which will be controlled by its Board of Directors. While this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. Naugatuck Valley Mutual will be able to elect all the members of our Board of Directors, and will be able to control the outcome of most matters presented to our stockholders for resolution by vote. The matters as to which stockholders other than Naugatuck Valley Mutual will be able to exercise voting control are limited and include any proposal to implement a stock-based incentive plan. No assurance can be given that Naugatuck Valley Mutual will not take action adverse to the interests of other stockholders. For example, Naugatuck Valley Mutual could prevent the sale of control of Naugatuck Valley Financial, or defeat a candidate for our Board of Directors or other proposals put forth by stockholders. This reorganization does not preclude the conversion of Naugatuck Valley Mutual from the mutual to stock form of organization in the future. No assurance can be given when, if ever, Naugatuck Valley Mutual will convert to stock form or what conditions the Office of Thrift Supervision or other regulatory agencies may impose on such a transaction. See “Risk Factors” and “Summary- Possible Conversion of Naugatuck Valley Mutual to Stock Form.”

Description of the Plan of Reorganization

     Following receipt of all required regulatory approvals and approval of the plan of reorganization by Naugatuck Valley Savings and Loan’s depositors, the reorganization will be effected as follows or in any other manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of reorganization and applicable laws and regulations:

•	Naugatuck Valley Savings and Loan will organize an interim federal savings bank (“Interim One”) as a wholly owned subsidiary;

•	Interim One will organize Naugatuck Valley Financial as a wholly owned subsidiary;

•	Interim One will then organize an interim federal savings bank (“Interim Two”) as a wholly owned subsidiary;

•	Naugatuck Valley Savings and Loan will convert its charter to a federal stock savings bank charter and Interim One will exchange its charter for a federal mutual holding company charter to become Naugatuck Valley Mutual;

•	sequentially with step 4, Interim Two will merge with and into Naugatuck Valley Savings and Loan with Naugatuck Valley Savings and Loan in stock form surviving as a subsidiary of Naugatuck Valley Mutual;

•	former members of Naugatuck Valley Savings and Loan will become members of Naugatuck Valley Mutual; and

•	Naugatuck Valley Mutual will contribute 100% of the issued common stock of Naugatuck Valley Savings and Loan to Naugatuck Valley Financial.

     Contemporaneously with the reorganization, we will offer for sale up to 43% of our common stock representing up to 43% of the pro forma market value of Naugatuck Valley Savings and Loan on a fully converted basis. Naugatuck Valley Savings and Loan intends to capitalize Naugatuck Valley Mutual with $100,000.

     As a result of the reorganization, Naugatuck Valley Savings and Loan will be organized in stock form and will be wholly owned by Naugatuck Valley Financial. The legal existence of Naugatuck Valley Savings and Loan will not terminate as a result of the reorganization. Instead, Naugatuck Valley Savings and Loan in stock form will be a continuation of Naugatuck Valley Savings and Loan in mutual form. All property of Naugatuck Valley Savings and Loan, including its right, title and interest in all property of any kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to Naugatuck Valley Savings and Loan, or which would inure to Naugatuck Valley Savings and Loan immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in Naugatuck Valley Savings and Loan in stock form. Naugatuck Valley Savings and Loan in stock form will have, hold and enjoy the same in its right and fully and to the same extent as the same was possessed, held and enjoyed by Naugatuck Valley Savings and Loan in the mutual form. Naugatuck Valley Savings and Loan in stock form will continue to have, succeed to and be responsible for all the rights, liabilities and obligations of Naugatuck Valley Savings and Loan in the mutual form and will maintain its headquarters and operations at Naugatuck Valley Savings and Loan’s present locations.

     The plan of reorganization also provides that we will establish and fund the Naugatuck Valley Savings and Loan Foundation. See “The Naugatuck Valley Savings and Loan Foundation.”

Effects of Reorganization on Deposits, Borrowers and Members

     Continuity. While the reorganization is being accomplished, the normal business of Naugatuck Valley Savings and Loan will continue without interruption, including being regulated by the Office of Thrift Supervision, its primary regulator, and the Federal Deposit Insurance Corporation. After reorganization, Naugatuck Valley

Savings and Loan will continue to provide services for depositors and borrowers under current policies by its present management and staff.

     The directors of Naugatuck Valley Savings and Loan at the time of reorganization will serve as directors of Naugatuck Valley Savings and Loan after the reorganization. The Board of Directors of Naugatuck Valley Financial and Naugatuck Valley Mutual will be composed solely of the individuals who serve on the Board of Directors of Naugatuck Valley Savings and Loan. All officers of Naugatuck Valley Savings and Loan at the time of reorganization will retain their positions after the reorganization.

     Deposit Accounts and Loans. The reorganization will not affect any deposit accounts or borrower relationships with Naugatuck Valley Savings and Loan. All deposit accounts in Naugatuck Valley Savings and Loan after the reorganization will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the reorganization. The reorganization will not change the interest rate or the maturity of deposits at Naugatuck Valley Savings and Loan.

     After the reorganization, each depositor of Naugatuck Valley Savings and Loan will have both a deposit account in Naugatuck Valley Savings and Loan and a pro rata ownership interest in the equity of Naugatuck Valley Mutual based upon the balance in the depositor’s account. This ownership interest is tied to the depositor’s account, has no tangible market value separate from the deposit account and may only be realized in the event of a liquidation of Naugatuck Valley Mutual. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of Naugatuck Valley Mutual without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives the balance in the account but receives nothing for his or her ownership interest in the equity of Naugatuck Valley Mutual, which is lost to the extent that the balance in the account is reduced. Consequently, depositors of Naugatuck Valley Mutual have no way to realize the value of their ownership interest in Naugatuck Valley Mutual, except in the unlikely event that Naugatuck Valley Mutual is liquidated.

     After the reorganization, all loans of Naugatuck Valley Savings and Loan will retain the same status that they had before the reorganization. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the reorganization.

     Effect on Voting Rights of Members. After the reorganization, direction of Naugatuck Valley Savings and Loan will continue to be under the control of its Board of Directors. As the holder of all of the outstanding common stock of Naugatuck Valley Savings and Loan, we will have exclusive voting rights with respect to any matters concerning Naugatuck Valley Savings and Loan requiring stockholder approval, including the election of directors.

     After the reorganization, Naugatuck Valley Financial stockholders will have exclusive voting rights with respect to any matters concerning Naugatuck Valley Financial that requires stockholder approval. By virtue of its ownership of a majority of the outstanding shares of common stock of Naugatuck Valley Financial, Naugatuck Valley Mutual will be able to control the outcome of most matters presented to the stockholders for resolution by vote.

     As a federally chartered mutual holding company, Naugatuck Valley Mutual will have no authorized capital stock and, therefore, no stockholders. Holders of deposit accounts of Naugatuck Valley Savings and Loan will become members of Naugatuck Valley Mutual. Such persons will be entitled to vote on all questions requiring action by the members of Naugatuck Valley Mutual, including the election of directors of Naugatuck Valley Mutual. In addition, all persons who become depositors of Naugatuck Valley Savings and Loan following the reorganization will have membership rights with respect to Naugatuck Valley Mutual. Borrowers do not currently have membership rights in connection with any borrowings and will not receive any membership rights after the reorganization.

     Effect on Liquidation Rights. In the unlikely event of a complete liquidation of Naugatuck Valley Savings and Loan before the completion of the reorganization, each depositor would receive a pro rata share of any assets of Naugatuck Valley Savings and Loan remaining after payment of expenses and satisfaction of claims of all creditors. Each depositor’s pro rata share of such liquidating distribution would be in the same proportion as the value of such depositor’s deposit account was to the total value of all deposit accounts in Naugatuck Valley Savings and Loan at the time of liquidation.

     Upon a complete liquidation of Naugatuck Valley Savings and Loan after the reorganization, each depositor would have a claim as a creditor of the same general priority as the claims of all other general creditors of Naugatuck Valley Savings and Loan. However, except as described below, a depositor’s claim would be solely for the amount of the balance in such depositor’s deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of Naugatuck Valley Savings and Loan above that amount. Instead, the holder of Naugatuck Valley Savings and Loan’s common stock (i.e., Naugatuck Valley Financial) would be entitled to any assets remaining upon a liquidation of Naugatuck Valley Savings and Loan.

     Upon a complete liquidation of Naugatuck Valley Financial, our stockholders, including Naugatuck Valley Mutual, would be entitled to receive our remaining assets, following payment of all debts, liabilities and all claims of greater priority.

     If liquidation of Naugatuck Valley Mutual occurs following completion of the reorganization, all depositors of Naugatuck Valley Savings and Loan at that time will be entitled, pro rata, to the value of their deposit accounts, to a distribution of any assets of Naugatuck Valley Mutual remaining after payment of all debts and claims of creditors.

     There are no plans to liquidate Naugatuck Valley Savings and Loan, Naugatuck Valley Financial or Naugatuck Valley Mutual in the future.

Subscription Offering and Subscription Rights

     Under the plan of reorganization, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

•	Persons with deposits in Naugatuck Valley Savings and Loan with balances aggregating $50 or more (“qualifying deposits”) as of April 30, 2003 (“eligible account holders”). For this purpose, deposit accounts include all savings, time and demand accounts.

•	Our tax-qualified benefit plans, including our employee stock ownership plan.

•	Persons with qualifying deposits in Naugatuck Valley Savings and Loan as of [Supplemental ERD] (“supplemental eligible account holders”).

•	Persons with deposits in Naugatuck Valley Savings and Loan as of [Voting RD] (“other members”).

     The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of reorganization. See “—Limitations on Purchases of Shares.” All persons sharing a qualifying joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by an individual, and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to the overall purchase limitation.

     Category 1: Eligible Account Holders. Subject to the $200,000 overall purchase limitation as described below under “—Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:

•	$150,000 of common stock (which equals 15,000 shares);

•	one-tenth of 1% of the total offering of common stock to persons other than Naugatuck Valley Mutual; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

     If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated to each remaining subscribing eligible account holder whose subscription remains unfilled in the proportion that the amounts of his or her respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Subscription rights of eligible account holders who are also executive officers or directors of Naugatuck Valley Savings and Loan or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Naugatuck Valley Savings and Loan in the one-year period preceding April 30, 2003.

     To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at April 30, 2003. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

     Category 2: Tax-Qualified Employee Benefit Plans. Our tax-qualified employee benefit plans have the right to purchase up to 10% of the shares of common stock sold in the offering and issued to our charitable foundation, which totals 4.5% of the common stock issued in the reorganization, including shares issued to Naugatuck Valley Mutual and our charitable foundation. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 3.92% of the shares of common stock issued in the reorganization, including shares issued to Naugatuck Valley Mutual and our charitable foundation. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of reorganization. If we increase the number of shares offered in the reorganization above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to 10% of the common stock sold in the offering and issued to our charitable foundation. If the plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from us with the approval of the Office of Thrift Supervision.

     Category 3: Supplemental Eligible Account Holders. Subject to the $200,000 overall purchase limitation as described below under “—Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:

•	$150,000 of common stock (which equals 15,000 shares);

•	one-tenth of 1% of the total offering of common stock to persons other than Naugatuck Valley Mutual; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

     If eligible account holders and the employee stock ownership plan subscribe for all of the shares, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among each remaining subscribing supplemental eligible account holder whose subscription remains unfilled in the proportion that the amounts of his or her respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

     To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at [Supplemental ERD]. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

     Category 4: Other Members. Subject to the $200,000 overall purchase limitation, each other member has the right to purchase up to the greater of $150,000 of common stock (which equals 15,000 shares) or one-tenth of 1% of the total offering of common stock to persons other than Naugatuck Valley Mutual. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

     To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which such other member had an ownership interest at April 30, 2003. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

     Expiration Date for the Subscription Offering. The subscription offering, and all subscription rights under the plan of reorganization, is expected to terminate at 10:00 a.m., Eastern Time, on [Expiration Date]. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date, as extended, whether or not we have been able to locate each person entitled to subscription rights. We may extend the expiration date without notice to you until [Extension Date #1], unless the Office of Thrift Supervision approves a later date, which will not be beyond [Extension Date #2].

     Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at our passbook rate and all deposit account withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period beyond [Extension Date #1] has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to modify or rescind their purchase orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled. No single extension can exceed 90 days, and all extensions in the aggregate may not last beyond [Extension Date #2].

     Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of reorganization reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable for reasons of cost or otherwise.

     Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of reorganization or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the reorganization.

     If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the U.S. Government. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Community Offering

     To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may offer shares in a community offering to the following persons in the following order of priority:

•	Natural persons and trusts of natural persons who are residents of Fairfield and New Haven Counties, Connecticut; and

•	Members of the general public to whom we deliver a prospectus.

     We will consider persons residing in one of the specified counties if they occupy a dwelling in the county and establish an ongoing physical presence in the county that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident. In all cases, the determination of residence status will be made by us in our sole discretion.

     Purchasers in the community offering are eligible to purchase up to $150,000 of common stock (which equals 15,000 shares). If not enough shares are available to fill orders of natural persons and trusts of natural persons, the available shares will be allocated first to each such subscriber whose order we accept in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such subscriber, if possible. After that, unallocated shares will be allocated among subscribers whose orders remain unsatisfied in the same proportion that the unfilled order of each such subscriber bears to the total unfilled orders of all such subscribers. If oversubscription occurs among members of the general public, the allocation procedures described above will apply.

     The community offering, if held, may commence concurrently with or subsequent to the subscription offering, is expected to terminate with the subscription offering and must terminate no later than 45 days after the close of the subscription offering unless extended by us, with approval of the Office of Thrift Supervision. If we receive regulatory approval for an extension of the offering beyond [Extension Date #1], all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be promptly returned with interest.

     The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community Offering

     The plan of reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers to be formed and managed by Ryan Beck & Co.

acting as our agent. Neither Ryan Beck & Co. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Ryan Beck & Co. has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering. The syndicated community offering must terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See "—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

     The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

     Purchasers in the syndicated community offering are eligible to purchase up to $150,000 of common stock (which equals 15,000 shares).

     The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Generally under those rules, Ryan Beck & Co., a broker-dealer, will deposit funds it receives prior to closing from interested investors into a separate non-interest bearing bank account. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering will be promptly delivered to us. If the offering is consummated, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly, without interest. If the offering is not consummated, funds in the account will be promptly returned, without interest, to the potential investor. Normal customer ticketing will be used for order placement. In the syndicated community offering, subscription agreements will not be used.

     If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the plan of reorganization and in excess of the proposed director purchases discussed earlier, although no such purchases are currently intended. If other purchase arrangements cannot be made, the plan of reorganization will terminate.

Marketing Arrangements

     We have retained Ryan Beck & Co. as our financial and marketing advisor to consult with and to advise Naugatuck Valley Financial, and to assist Naugatuck Valley Financial, on a best efforts basis, in the distribution of the shares of common stock in the offering. The services that Ryan Beck & Co. will provide include, but are not limited to:

•	managing the Stock Information Center and training the employees of Naugatuck Valley Financial who will perform ministerial functions in the subscription offering and community offering;

•	soliciting orders for common stock and assisting interested stock subscribers; and

•	assisting in soliciting proxy votes of depositors.

     For its services, Ryan Beck & Co. will receive an advisory and marketing fee of 1% (the aggregate amount of this fee shall not exceed $230,000) of the aggregate dollar amount of the common stock sold in the subscription and community offerings to persons other than the employee stock ownership plan and directors, officers and employees of Naugatuck Valley Savings and Loan or their immediate families. If Ryan Beck & Co. sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which may include Ryan Beck & Co.) shall not exceed 6.0% of aggregate syndicated community offering sales. Ryan Beck & Co. will also be reimbursed for its allocable expenses not to exceed $15,000 without our consent and its legal fees in an amount not to exceed $40,000. Naugatuck Valley Financial and Naugatuck

Valley Savings and Loan have agreed to indemnify Ryan Beck & Co. against certain claims or liabilities, including liabilities under the Securities Act of 1933, as amended, and will contribute to payments Ryan Beck & Co. may be required to make in connection with any such claims or liabilities.

     We will establish a Stock Information Center. We will rely on Rule 3a4-1 of the Securities Exchange Act of 1934 and sales of common stock will be conducted within the requirements of this rule, so as to permit officers, directors and employees to participate in the sale of common stock in those states where the law permits. Our officers, directors and employees will not be compensated directly or indirectly by the payment of commissions or other remuneration in connection with his or her participation in the sale of common stock. Ryan Beck & Co. has not prepared a report or opinion constituting recommendations or advice to us in connection with the stock offering. In addition, Ryan Beck & Co. has expressed no opinion as to the prices at which the common stock to be offered in the stock offering may trade.

Description of Sales Activities; Stock Information Center

     We will offer the common stock in the subscription offering and community offering principally by the distribution of this prospectus and through activities conducted at our Stock Information Center located at our main office at 333 Church Street, Naugatuck, Connecticut 06770. At all times, registered representatives of Ryan Beck & Co. will manage the Stock Information Center. The Stock Information Center is open Monday through Friday, except for bank holidays, from 9:30 a.m. to 4:00 p.m., Eastern Time. The phone number is ___.

     Our officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. Our officers may answer questions regarding our business when permitted by state securities laws. Other questions of our depositors and other prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to employees of Ryan Beck & Co. Our officers and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.

     None of our personnel participating in the offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. Our personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Securities Exchange Act of 1934. Rule 3a4-1 generally provides that an “associated person of an issuer” of securities will not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions. These conditions include, but are not limited to, that the associated person participating in the sale of an issuer’s securities not be compensated in connection with the offering at the time of participation, that the person not be associated with a broker or dealer and that the person observe certain limitations on his or her participation in the sale of securities. For purposes of this exemption, “associated person of an issuer” is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

Procedure for Purchasing Shares in the Subscription and Community Offerings

     Use of Order Forms. To purchase shares in the offering, you must submit a properly completed and executed order form to be received by us by 10:00 a.m., Eastern Time, on [Expiration Date]. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the spaces provided on the order form for withdrawal of full payment from a Naugatuck Valley Savings and Loan deposit account or accounts without checkwriting privileges. Our interpretation of the terms and conditions of the plan of reorganization and of the acceptability of the order forms will be final.

     In order to ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account and the account number. We will strive to identify your ownership in all accounts, but cannot guarantee we will identity all accounts in which you have an ownership interest.

     We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. In addition, we are not obligated to accept orders submitted on photocopied or facsimilied stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Under the plan of reorganization, our interpretation of the terms and conditions of the plan of reorganization and of the order form will be final. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the reorganization has not been completed within 45 days after the end of the subscription offering or the offering range has been amended to below the minimum or above the maximum, as adjusted, of the offering range.

     The order form contains a regulatorily mandated certification. By executing and returning the order form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The order form could be used as support to show that you understand the nature of this investment.

     To ensure that each purchaser receives a prospectus at least 48 hours before the end of the offering, as required by Rule 15c2-8 under the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days before that date or hand delivered any later than two days before that date. Execution of the order form will confirm receipt or delivery under Rule 15c2-8. Order forms will be distributed only when preceded or accompanied by a prospectus.

     Payment for Shares and Delivery of Order Forms. Payment for shares may be made by personal check, bank check or money order, or by authorization of withdrawal from a Naugatuck Valley Savings and Loan deposit accounts without checkwriting privileges. Appropriate means by which withdrawals may be authorized are provided on the order form. No wire transfers, Naugatuck Valley Savings and Loan lines of credit checks or third party checks will be accepted. Payments made by check must be available in the account and will be immediately cashed and placed in our escrow account. Interest will be paid on payments at our passbook rate from the date payment is received at the Stock Information Center until the completion or termination of the reorganization. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account must be available in the account when we receive your order form. The designated funds will remain in the accounts and will continue to accrue interest at the contractual rates until completion or termination of the reorganization, but a hold will be placed on the funds, making them unavailable to the depositor during the offering period. When the reorganization is completed, the funds received in the offering will be used to purchase the shares of common stock ordered and account withdrawals will be made for the purchase of shares. The shares of common stock issued in the reorganization cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the reorganization is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

     We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are withdrawn, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our passbook rate.

     You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Stock Information Center, or by overnight delivery to the indicated address on the order form. Order forms may not be delivered to Naugatuck Valley Savings and Loan branches. Once tendered, an order form cannot be modified or revoked without our consent.

     You may not designate on the order form that you wish funds to be withdrawn from a Naugatuck Valley Savings and Loan individual retirement account (IRA). By regulation, our IRAs do not permit investment in our common stock. A depositor interested in using his or her IRA funds to purchase common stock must do so through a self-directed IRA. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of Naugatuck Valley Savings and Loan IRA funds to a trustee offering a self-directed IRA program such as a brokerage firm of your choice, or the Stock Information Center can assist you to locate a trustee. There will be no early withdrawal or Internal Revenue Service interest penalties for transfers. The new trustee will hold the common stock in a self-directed account in the same manner as we now hold the depositor’s IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds currently in an IRA, with us or elsewhere, to purchase common stock should contact the Stock Information Center by     . Whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds. If you can, the necessary forms may be forwarded for execution and returned before the offering ends. Federal laws and regulations require that officers, directors and 10% shareholders who use self-directed IRA funds to purchase shares of common stock in the subscription offering make purchases for the exclusive benefit of IRAs.

     The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the reorganization; provided that there is in force from the time of its subscription until the completion of the reorganization, a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

     The offering will be made in compliance with Rule 15c2-4 of the Securities Exchange Act of 1934 regarding the transmission and maintenance of payments received in the offering.

How We Determined the Offering Range and the $10.00 Purchase Price

     Federal regulations require that the aggregate purchase price of the securities sold in connection with the reorganization be based upon our estimated pro forma value on a fully converted basis (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an independent appraisal. We have retained Keller & Company, Inc., which is experienced in the evaluation and appraisal of financial institutions, to prepare the independent appraisal. Keller & Company will receive fees totaling $20,000 for its appraisal services, plus reasonable out-of-pocket expenses incurred in connection with the appraisal. We have agreed to indemnify Keller & Company under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the reorganization.

     Keller & Company prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, Keller & Company undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, Keller & Company reviewed our reorganization and stock issuance applications as filed with the Office of Thrift Supervision and our registration statement as filed with the Securities and Exchange Commission. Furthermore, Keller & Company visited our facilities and had discussions with our management. Keller & Company did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on Keller & Company in connection with its appraisal.

     In connection with its appraisal, Keller & Company reviewed the following factors, among others:

•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded companies that Keller & Company deemed comparable to us;

•	the specific terms of the offering of our common stock;

•	the pro forma impact of the additional capital raised in the offering;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

     Consistent with Office of Thrift Supervision appraisal guidelines, Keller & Company’s analysis utilized three selected valuation procedures, the price/book method, the price/core earnings method, and price/assets method, all of which are described in its report. Keller & Company’s appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” Keller & Company placed the greatest emphasis on the price/core earnings and price/book methods in estimating pro forma market value. Keller & Company compared the pro forma price/book and price/core earnings ratios for Naugatuck Valley Financial to the same ratios for a peer group of comparable companies. The peer group consisted of ten publicly traded companies based in the New England, Mid-Atlantic and Midwestern United States. The peer group included companies with:

•	average assets of $478.9 million;

•	average nonperforming assets of 0.38% of total assets;

•	average loans of 73.73% of total assets;

•	average equity of 10.51% of total assets; and

•	average income of 0.77% of average assets.

     On the basis of the analysis in its report, Keller & Company has advised us that, in its opinion, as of May 21, 2004, as updated August 5, 2004, our estimated pro forma market value on a fully converted basis was within the valuation range of $48,875,000 and $66,125,000 with a midpoint of $57,500,000 and that, base on our intention to offer for sale 43% of our shares outstanding, the estimated pro forma market value of our shares of common stock was within the valuation range of $21,016,250 to $28,433,750 with a midpoint of $24,725,000. As a result, we established the offering range of $21,016,250 to $28,433,750, with a midpoint of $24,725,000. Our Board of Directors reviewed Keller & Company’s appraisal report, including the methodology and the assumptions used by Keller & Company, and determined that the offering range was reasonable and adequate. Based on the $10.00 per share offering price, the estimated number of shares issued in the reorganization will be between 4,887,500 and 6,612,500, with a midpoint of 5,750,000 and the estimated number of shares sold in the offering will be between 2,101,625 and 2,843,375 with a midpoint of 2,472,500. We determined the purchase price of $10.00 per share taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the reorganization.

     Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issued at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

     If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, Keller & Company, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering.

     No shares will be sold unless Keller & Company confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, the offering may be canceled or it may be extended with a new offering range or new subscription, community and syndicated community offerings may be held. If the offering is extended, subscribers would have the right to confirm, modify or cancel their subscriptions within a specified period of time or else their subscription would be cancelled. If a subscriber does not respond during the resolicitation period, his or her subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released.

     In formulating its appraisal, Keller & Company relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. Keller & Company also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While Keller & Company believes this information to be reliable, Keller & Company does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the plan of reorganization or of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the reorganization at prices at or above the $10.00 offering price per share.

     Copies of the appraisal report of Keller & Company, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Limitations on Purchases of Shares

     In addition to the individual purchase limitations described above under “—Subscription Offering and Subscription Rights,” “—Community Offering” and “—Syndicated Community Offering,” the plan of reorganization provides for the following purchase limitations:

•	The minimum purchase is 25 shares.

•	The aggregate amount of our outstanding common stock owned or controlled by persons other than Naugatuck Valley Mutual at the close of the offering shall be less than 50% of our total outstanding common stock.

•	Except for our tax-qualified employee benefit plans which may purchase up to 10% of the common stock sold in the offering and issued to our charitable foundation, no person, together with associates of or persons acting in concert with such person, may purchase in the aggregate more than $200,000 of common stock (which equals 20,000 shares). This overall purchase limitation is subject to increase as described below.

•	The aggregate amount of common stock acquired in the offering, plus in all prior issuances, by any non-tax-qualified employee plan or any management person and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock at the conclusion of the offering.

•	The aggregate amount of common stock or preferred stock acquired in the offering, plus in all prior issuances, by any non-tax-qualified employee plan or any management person and his or her associates, exclusive of any common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of our stockholders’ equity at the conclusion of the offering.

•	The aggregate amount of common stock acquired in the offering, plus in all prior issuances, by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock at the conclusion of the offering.

•	The aggregate amount of common stock or preferred stock acquired in the offering, plus in all prior issuances, by one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of our stockholders’ equity at the conclusion of the offering.

•	The aggregate amount of common stock acquired in the offering, plus in all prior issuances, by all of our stock benefit plans, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock held by persons other than Naugatuck Valley Mutual.

•	The aggregate amount of common stock acquired in the offering, plus in all prior issuances, by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 31% of the outstanding shares of common stock held by persons other than Naugatuck Valley Mutual at the conclusion of the offering.

•	The aggregate amount of common stock acquired in the offering, plus in all prior issuances, by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 31% of our stockholders’ equity held by persons other than Naugatuck Valley Mutual at the conclusion of the offering.

     We may, in our sole discretion, increase the individual or overall purchase limitations to up to 5% of the shares of common stock sold in the offering. We do not intend to increase the maximum purchase limitations unless market conditions warrant an increase in the maximum purchase limitations. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. We, in our discretion, also may give other large subscribers the right to increase their subscriptions.

     The plan of reorganization defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of reorganization, our directors are not deemed to be acting in concert solely by reason of their Board membership.

     The plan of reorganization defines “associate,” with respect to a particular person, to mean:

•	any corporation or organization other than Naugatuck Valley Mutual, Naugatuck Valley Financial or Naugatuck Valley Savings and Loan or a majority-owned subsidiary of Naugatuck Valley Mutual, Naugatuck Valley Financial or Naugatuck Valley Savings and Loan of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

•	any trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity; and

•	any relative or spouse of a person, or any relative of a spouse, who either has the same home as a person or who is a director or officer of Naugatuck Valley Mutual, Naugatuck Valley Financial or Naugatuck Valley Savings and Loan or any of their subsidiaries.

     For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of reorganization. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Delivery of Certificates

     Certificates representing the common stock sold in the offering and checks representing refunds and/or interest paid on subscriptions made by check or money order will be mailed to investors at the certificate registration address noted on the stock order form as soon as practicable following completion of the reorganization. We will hold any certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock will have commenced.

Restrictions on Repurchase of Stock

     Under Office of Thrift Supervision regulations, we may not for a period of one year from the date of the completion of the reorganization repurchase any of our common stock from any person, except (1) in an offer made to all shareholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the reorganization. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause Naugatuck Valley Savings and Loan’s regulatory capital to be reduced below the amount required for reorganization the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Reorganization Applicable to Officers and Directors

     Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers.

     Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the reorganization, except upon the death of the shareholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the reorganization will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

     Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their deposits with Naugatuck Valley Savings and Loan as account holders. While this aspect of the reorganization makes it difficult, if not impossible, for insiders to purchase stock for the explicit purpose of meeting the minimum of the offering, any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the reorganization.

     Purchases of outstanding shares of our common stock by directors, officers, or any person who becomes an executive officer or director after adoption of the plan of reorganization, and their associates, during the three-year period following the reorganization may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.

     We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be sold in the offering and issued to our charitable foundation. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of us who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act of 1933 under certain circumstances.

Material Income Tax Consequences

     Although the reorganization may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of reorganization and applicable law, regulations and policies, it is intended that the reorganization will be effected through a merger. Completion of the reorganization is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Connecticut tax laws, that no gain or loss will be recognized by Naugatuck Valley Savings and Loan, Naugatuck Valley Financial or Naugatuck Valley Mutual as a result of the reorganization or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to Naugatuck Valley Savings and Loan, Naugatuck Valley Financial and Naugatuck Valley Mutual and persons receiving subscription rights.

     Muldoon Murphy Faucette & Aguggia LLP has issued an opinion to Naugatuck Valley Savings and Loan that, for federal income tax purposes:

•	the reorganization will constitute a reorganization under Internal Revenue Code section 368(a)(1)(F), and Naugatuck Valley Savings and Loan (in either its mutual form (the “Mutual Bank”) or its stock form (the “Stock Bank”) will recognize no gain or loss as a result of the reorganization;

•	the basis of each asset of the Mutual Bank received by the Stock Bank in the reorganization will be the same as the Mutual Bank’s basis for such asset immediately before the reorganization;

•	the holding period of each asset of the Mutual Bank received by the Stock Bank in the reorganization will include the period during which such asset was held by the Mutual Bank before the reorganization;

•	for purposes of Internal Revenue Code section 381(b), the Stock Bank will be treated as if there had been no reorganization and, accordingly, the taxable year of the Mutual Bank will not end on the effective date of the reorganization and the tax attributes of the Mutual Bank (subject to application of Internal Revenue Code sections 381, 382, and 384) will be taken into account by the Stock Bank as if the reorganization had not occurred;

•	the Mutual Bank’s members will recognize no gain or loss upon their constructive receipt of shares of the Stock Bank common stock solely in exchange for their mutual ownership interest in the Mutual Bank;

•	no gain or loss will be recognized by members of the Mutual Bank upon the issuance to them of deposits in the Stock Bank in the same dollar amount as their deposits in the Mutual Bank;

•	with respect to the members of the Mutual Bank’s exchange of the stock of the Stock Bank constructively received for the mutual ownership interests in Naugatuck Valley Mutual, the exchange will qualify as an exchange of property for stock under Internal Revenue Code section 351, the initial stockholders of the Stock Bank will recognize no gain or loss upon the constructive transfer to Naugatuck Valley Mutual of the shares of the Stock Bank they constructively received and Naugatuck Valley Mutual will recognize no gain or loss upon its receipt of the common stock of the Stock Bank in exchange for mutual ownership interests in the Mutual Bank;

•	with respect to Naugatuck Valley Mutual’s transfer of 100% of the common stock of the Stock Bank to Naugatuck Valley Financial, Naugatuck Valley Financial will recognize no gain or loss upon its transfer of 100% of the common stock of the Stock Bank from Naugatuck Valley Mutual and Naugatuck Valley Mutual will recognize no gain or loss upon its transfer of 100% of the common stock of the Stock Bank from Naugatuck Valley Mutual to Naugatuck Valley Financial;

•	it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Naugatuck Valley Financial to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be realized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights;

•	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the reorganization pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the reorganization; and

•	the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

     The opinions set forth in the 9th and 10th bullet points above are based on the position that the subscription rights do not have any market value when they are distributed or exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

     Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

     Naugatuck Valley Savings and Loan has also received an opinion from Snyder & Haller, P.C., Hartford, Connecticut, that, assuming the reorganization does not result in any federal income tax liability to Naugatuck Valley Savings and Loan, its account holders, or Naugatuck Valley Financial, implementation of the plan of reorganization will not result in any Connecticut income tax liability to those entities or persons.

     The opinions of Muldoon Murphy Faucette & Aguggia LLP and Snyder & Haller, P.C., are filed as exhibits to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Interpretation, Amendment and Termination

     To the extent permitted by law, all interpretations by us of the plan of reorganization will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of reorganization provides that, if deemed necessary or desirable, we may substantively amend the plan of reorganization as a result of comments from regulatory authorities or otherwise, without the further approval of our members.

     Completion of the reorganization requires the sale of all shares of the common stock within 24 months following approval of the plan of reorganization by our members. If this condition is not satisfied, the plan of reorganization will be terminated and we will continue our business in the mutual form of organization. We may terminate the plan of reorganization at any time.

The Naugatuck Valley Savings and Loan Foundation

     General. In furtherance of our commitment to our local community, the plan of reorganization provides that we will establish the Naugatuck Valley Savings and Loan Foundation as a non-stock Delaware corporation in connection with the reorganization. The foundation will be funded with our common stock, as described below. By further enhancing our visibility and reputation in our local community, we believe that the foundation will enhance the long-term value of our community banking franchise. The reorganization presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits, without any significant cash outlay by us.

     Purpose of the Charitable Foundation. Although we intend to continue to emphasize community lending and community activities following the stock offering, such activities are not our sole corporate purpose. The Naugatuck Valley Savings and Loan Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to us. We believe that the Naugatuck Valley Savings and Loan Foundation will enable us to assist the communities within our market area in areas beyond community development and lending and will enhance our current activities under the Community Reinvestment Act.

     We further believe that the funding of the Naugatuck Valley Savings and Loan Foundation with our common stock will allow our community to share in our potential growth and success long after the stock offering. The Naugatuck Valley Savings and Loan Foundation will accomplish that goal by providing for continued ties between it and us, thereby forming a partnership within the communities in which we operate.

     We do not expect the contribution to the Naugatuck Valley Savings and Loan Foundation to take the place of our traditional community lending and charitable activities. For the three months ended March 31, 2004 and the year ended December 31, 2003, we contributed $23,000 and $50,000, respectively, to community organizations. We expect to continue making charitable contributions within our community. In connection with the closing of the reorganization, we intend to contribute to the Naugatuck Valley Savings and Loan Foundation 115,000 shares of our common stock, at the midpoint of the offering, valued at $1.2 million based on the offering price of $10.00 per share.

     Structure of the Charitable Foundation. The Naugatuck Valley Savings and Loan Foundation will be incorporated under Delaware law as a non-stock corporation. The Naugatuck Valley Savings and Loan Foundation’s Certificate of Incorporation will provide that the Naugatuck Valley Savings and Loan Foundation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Certificate of Incorporation will further provide that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

     We have selected three of our current directors, Messrs. Lengyel, Mengacci and Roman, to serve on the initial Board of Directors of the foundation. As required by OTS regulations, we also will select one additional person to serve on the initial Board of Directors who will not be one of our officers, directors or employees and who will have experience with local charitable organizations and grant making. While there are no plans to change the size of the initial Board of Directors during the year following the completion of the reorganization, following the first anniversary of the reorganization, the foundation may alter the size and composition of its Board of Directors. For five years after the reorganization, one seat on the foundation’s Board of Directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our or any of our affiliate’s officers, directors or employees, and one seat on the foundation’s Board of Directors will be reserved for one of our directors.

     The Board of Directors of the Naugatuck Valley Savings and Loan Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of the Naugatuck Valley Savings and Loan Foundation will always be bound by their fiduciary duty to advance the foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the foundation is established. The directors of the Naugatuck Valley Savings and Loan Foundation also will be responsible for directing the activities of the foundation, including the management and voting of our common stock held by the foundation. However, as required by OTS regulations, all shares of common stock held by the Naugatuck Valley Savings and Loan Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by our shareholders.

     The Naugatuck Valley Savings and Loan Foundation’s place of business will be located at our administrative offices. The Board of Directors of the Naugatuck Valley Savings and Loan Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the OTS regulations governing transactions between us and the foundation.

     The Naugatuck Valley Savings and Loan Foundation will receive working capital from: (1) any dividends that may be paid on our common stock in the future; (2) within the limits of applicable federal and state laws, loans collateralized by the common stock; or (3) the proceeds of the sale of any of the common stock in the open market from time to time. As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the Naugatuck Valley Savings and Loan Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock by us is that the amount of common stock that may be sold by the Naugatuck Valley Savings and Loan Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Naugatuck Valley Savings and Loan Foundation, except where the Board of Directors of the foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

     Tax Considerations. Our independent tax advisor has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. The Naugatuck Valley Savings and Loan Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as the Naugatuck Valley Savings and Loan Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether the Naugatuck Valley Savings and Loan Foundation’s tax exempt status will be affected by the regulatory requirement that all shares of our common stock held by the Naugatuck Valley Savings and Loan Foundation must be voted in the same ratio as all other outstanding shares of common stock on all proposals considered by our shareholders.

     We are authorized under federal law to make charitable contributions. We believe that the stock offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact of the contribution of common stock to the Naugatuck Valley Savings and Loan Foundation on the amount of common stock to be sold in the offering. See “Capitalization,” “Regulatory Capital Compliance,” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.” The amount of the contribution will not adversely impact our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position and does not raise safety and soundness concerns.

     We have received an opinion from our independent tax advisor that our contribution of our stock to the Naugatuck Valley Savings and Loan Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that the Naugatuck Valley Savings and Loan Foundation is required to pay us for such stock. We are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the Naugatuck Valley Savings and Loan Foundation. We estimate that substantially all of the contribution should be deductible over the six-year period. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to the Naugatuck Valley Savings and Loan Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our shareholders and depositors, and the financial condition and operations of the foundation.

     Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize the Naugatuck Valley Savings and Loan Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to the Naugatuck Valley Savings and Loan Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination.

     As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. Within four and one-half months after the close of its fiscal year, the Naugatuck Valley Savings and Loan Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

     Regulatory Conditions Imposed on the Charitable Foundation. Office of Thrift Supervision regulations will impose the following conditions on the establishment of the Naugatuck Valley Savings and Loan Foundation:

•	the Office of Thrift Supervision can examine the foundation;

•	the foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

•	the foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the foundation submits to the IRS;

•	the foundation must operate according to written policies adopted by its Board of Directors, including a conflict of interest policy;

•	the foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by our shareholders.

     In addition, within six months of completing the reorganization, the Naugatuck Valley Savings and Loan Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

     Additionally, the establishment and funding of the Naugatuck Valley Savings and Loan Foundation must be separately approved by at least a majority of the total number of votes eligible to be cast by depositors of Naugatuck Valley Savings and Loan at the special meeting of members.

     Consummation of the reorganization and related offering of common stock is not conditioned upon depositors’ approval of the charitable foundation. Failure to approve the charitable foundation may, however, materially increase our pro forma market value. See “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Regulation and Supervision

General

     Naugatuck Valley Savings and Loan is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as its deposits insurer. Naugatuck Valley Savings and Loan is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund managed by the Federal Deposit Insurance Corporation. Naugatuck Valley Savings and Loan must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of Thrift Supervision and, under certain circumstances, the Federal Deposit Insurance Corporation to evaluate Naugatuck Valley Savings and Loan’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on our operations. Naugatuck Valley Financial and Naugatuck Valley Mutual, as savings and loan holding companies, will be required to file certain reports with, will be subject to examination by, and otherwise will have to comply with the rules and regulations of the Office of Thrift Supervision. Naugatuck Valley Financial will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

     Certain of the regulatory requirements that are or will be applicable to Naugatuck Valley Savings and Loan, Naugatuck Valley Financial and Naugatuck Valley Mutual are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Naugatuck Valley Savings and Loan, Naugatuck Valley Financial and Naugatuck Valley Mutual and is qualified in its entirety by reference to the actual statutes and regulations.

Regulation of Federal Savings Associations

     Business Activities. Federal law and regulations, primarily the Home Owners’ Loan Act and the regulations of the Office of Thrift Supervision, govern the activities of federal savings banks, such as Naugatuck Valley Savings and Loan. These laws and regulations delineate the nature and extent of the activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets. On the date of its charter conversion, Naugatuck Valley Savings and Loan expects to comply with all lending limits to be imposed by the Office of Thrift Supervision.

     Branching. Federal savings banks are authorized to establish branch offices in any state or states of the United States and its territories, subject to the approval of the Office of Thrift Supervision.

     Capital Requirements. The Office of Thrift Supervision’s capital regulations require federal savings institutions to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

     The risk-based capital standard requires federal savings institutions to maintain Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core (Tier 1) capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

     The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances. At March 31, 2004, Naugatuck Valley Savings and Loan met each of these capital requirements.

     Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings institution that has a total risk-based capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” An institution must file a capital restoration plan with the Office of Thrift Supervision within 45 days of the date it receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. “Significantly undercapitalized” and “critically undercapitalized” institutions are subject to more extensive mandatory regulatory actions. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

     Loans to One Borrower. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. A savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral. See “Our Business — Lending Activities — Loans to One Borrower.”

     Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard. Naugatuck Valley has not received any notice that it has failed to meet any standard prescribed by the guidelines.

     Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of Thrift Supervision is required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like Naugatuck Valley Savings and Loan, it is a subsidiary of a holding company. If Naugatuck Valley Savings and Loan’s capital were ever to fall below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution that would otherwise be permitted by the regulation, if the agency determines that such distribution would constitute an unsafe or unsound practice.

     Qualified Thrift Lender Test. Federal law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least 9 months out of each 12 month period.

     A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered “qualified thrift investments.” At March 31, 2004, Naugatuck Valley Savings and Loan met the qualified thrift lender test.

     Transactions with Related Parties. Federal law limits Naugatuck Valley Savings and Loan’s authority to lend to, and engage in certain other transactions with (collectively, “covered transactions”), “affiliates” (e.g., any company that controls or is under common control with an institution, including Naugatuck Valley Financial, Naugatuck Valley Mutual and their non-savings institution subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution’s capital and surplus. Loans and other specified transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law. The purchase of low quality assets from affiliates from making loans is generally prohibited. Transactions with affiliates must be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

     The Sarbanes-Oxley Act of 2002 generally prohibits a company from making loans to its executive officers and directors. However, that act contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, Naugatuck Valley Savings and Loan’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The law restricts both the individual and aggregate amount of loans Naugatuck Valley Savings and Loan may make to insiders based, in part, on Naugatuck Valley Savings and Loan’s capital position and requires certain Board approval procedures to be followed. Such loans must be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. There are additional restrictions applicable to loans to executive officers. See “Our Management — Transactions with Naugatuck Valley Savings and Loan.”

     Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to appointment of a receiver or conservator or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal

Deposit Insurance Corporation has authority to recommend to the Director of the Office of Thrift Supervision that enforcement action to be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

     Assessments. Federal savings banks are required to pay assessments to the Office of Thrift Supervision to fund its operations. The general assessments, paid on a semi-annual basis, are based upon the savings institution’s total assets, including consolidated subsidiaries, as reported in the institution’s latest quarterly thrift financial report.

     Insurance of Deposit Accounts. Naugatuck Valley Savings and Loan is a member of the Savings Association Insurance Fund. The Federal Deposit Insurance Corporation maintains a risk-based assessment system by which institutions are assigned to one of three categories based on their capitalization and one of three subcategories based on examination ratings and other supervisory information. An institution’s assessment rate depends upon the categories to which it is assigned. Assessment rates for Savings Association Insurance Fund member institutions are determined semi-annually by the Federal Deposit Insurance Corporation and currently range from zero basis points of assessable deposits for the healthiest institutions to 27 basis points of assessable deposits for the riskiest.

     The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A material increase in Savings Association Insurance Fund insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Naugatuck Valley Savings and Loan. Management cannot predict what insurance assessment rates will be in the future.

     In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize the predecessor to the Savings Association Insurance Fund. During the year ended March 31, 2004, Financing Corporation payments for Savings Association Insurance Fund members averaged 1.56 basis points of assessable deposits. At March 31, 2004, Naugatuck Valley Savings and Loan had paid all fees and assessments for deposit insurance.

     The Federal Deposit Insurance Corporation may terminate an institution’s insurance of deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. The management of Naugatuck Valley Savings and Loan does not know of any practice, condition or violation that might lead to termination of deposit insurance.

     Federal Home Loan Bank System. Naugatuck Valley Savings and Loan is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Naugatuck Valley Savings and Loan, as a member of the Federal Home Loan Bank, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount at least equal to 1.0% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the Federal Home Loan Bank, whichever is greater. Naugatuck Valley Savings and Loan was in compliance with this requirement with an investment in Federal Home Loan Bank stock at March 31, 2004 of $1.8 million.

     The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, our net interest income would likely also be reduced.

     Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by Office of Thrift Supervision regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The

Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of a savings association, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution.

     The Community Reinvestment Act requires public disclosure of an institution’s rating and requires the Office of Thrift Supervision to provide a written evaluation of an association’s Community Reinvestment Act performance utilizing a four-tiered descriptive rating system.

     Naugatuck Valley Savings and Loan received a “Satisfactory” rating as a result of its most recent Community Reinvestment Act assessment.

Holding Company Regulation

     General. Naugatuck Valley Financial and Naugatuck Valley Mutual will be savings and loan holding companies within the meaning of federal law. As such, they will be registered with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision, reporting requirements and regulations concerning corporate governance and activities. In addition, the Office of Thrift Supervision will have enforcement authority over Naugatuck Valley Financial and Naugatuck Valley Mutual and their non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to Naugatuck Valley Savings and Loan.

     Restrictions Applicable to Mutual Holding Companies. According to federal law and Office of Thrift Supervision regulations, a mutual holding company, such as Naugatuck Valley Mutual, may generally engage in the following activities: (1) investing in the stock of insured depository institutions and acquiring them by means of a merger or acquisition; (2) investing in a corporation the capital stock of which may be lawfully purchased by a savings association under federal law; (3) furnishing or performing management services for a savings association subsidiary of a savings and loan holding company; (4) conducting an insurance agency or escrow business; (5) holding, managing or liquidating assets owned or acquired from a savings association subsidiary of the savings and loan holding company; (6) holding or managing properties used or occupied by a savings association subsidiary of the savings and loan holding company; (7) acting as trustee under deed or trust; (8) any activity permitted for multiple savings and loan holding companies by Office of Thrift Supervision regulations; (9) any activity permitted by the Board of Governors of the Federal Reserve System for bank holding companies and financial holding companies; and (10) any activity permissive for service corporations. Recent legislation, which authorized mutual holding companies to engage in activities permitted for financial holding companies, expanded the authorized activities. Financial holding companies may engage in a broad array of financial services activities, including insurance and securities.

     Federal law prohibits a savings and loan holding company, including a federal mutual holding company, from directly or indirectly, or through one or more subsidiaries, acquiring more than 5% of the voting stock of another savings institution, or its holding company, without prior written approval of the Office of Thrift Supervision. Federal law also prohibits a savings and loan holding company from acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

     The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

     If the savings institution subsidiary of a savings and loan holding company fails to meet the qualified thrift lender test set, the holding company must register with the Federal Reserve Board as a bank holding company within one year of the savings institution’s failure to so qualify.

     Stock Holding Company Subsidiary Regulation. The Office of Thrift Supervision has adopted regulations governing the two-tier mutual holding company form of organization and subsidiary stock holding companies that are controlled by mutual holding companies. We have adopted this form of organization and it will be in place after the proposed offering. Naugatuck Valley Financial is the stock holding company subsidiary of Naugatuck Valley Mutual. Naugatuck Valley Financial is only permitted to engage in activities that are permitted for Naugatuck Valley Mutual subject to the same restrictions and conditions.

     Waivers of Dividends by Naugatuck Valley Mutual. Office of Thrift Supervision regulations require Naugatuck Valley Mutual to notify the Office of Thrift Supervision if it proposes to waive receipt of our dividends from Naugatuck Valley Financial. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the waiver would not be detrimental to the safe and sound operation of the savings association; (ii) the mutual holding company’s Board of Directors determines that such waiver is consistent with such directors’ fiduciary duties to the mutual holding company’s members; (iii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company is considered as a restriction on the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iv) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with SFAS 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; and (v) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed subsequent dividend under Office of Thrift Supervision capital distribution regulations. We anticipate that Naugatuck Valley Mutual will waive dividends that Naugatuck Valley Financial may pay, if any.

     Conversion of Naugatuck Valley Mutual to Stock Form. Office of Thrift Supervision regulations permit Naugatuck Valley Mutual to convert from the mutual form of organization to the capital stock form of organization. There can be no assurance when, if ever, a conversion transaction will occur, and the Board of Directors has no current intention or plan to undertake a conversion transaction. In a conversion transaction a new holding company would be formed as our successor, Naugatuck Valley Mutual’s corporate existence would end, and certain depositors of Naugatuck Valley Savings and Loan would receive the right to subscribe for additional shares of the new holding company. In a conversion transaction, each share of common stock held by stockholders other than Naugatuck Valley Mutual would be automatically converted into a number of shares of common stock of the new holding company based on an exchange ratio determined at the time of conversion that ensures that stockholders other than Naugatuck Valley Mutual own the same percentage of common stock in the new holding company as they owned in us immediately before conversion. Under Office of Thrift Supervision regulations, stockholders other than Naugatuck Valley Mutual would not be diluted because of any dividends waived by Naugatuck Valley Mutual (and waived dividends would not be considered in determining an appropriate exchange ratio), in the event Naugatuck Valley Mutual converts to stock form. The total number of shares held by stockholders other than Naugatuck Valley Mutual after a conversion transaction also would be increased by any purchases by stockholders other than Naugatuck Valley Mutual in the stock offering conducted as part of the conversion transaction.

     Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

     Remutualization Transactions. Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and as raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case.

Federal Securities Laws

     We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued pursuant to the offering. Upon completion of the offering, our common stock will continue to be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

     The registration, under the Securities Act of 1933, of the shares of common stock to be sold in the offering and issued to our charitable foundation does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144, each affiliate of us that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

     On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002, which implemented legislative reforms intended to address corporate and accounting fraud. The Sarbanes-Oxley Act restricts the scope of services that may be provided by accounting firms to their public company audit clients and any non-audit services being provided to a public company audit client will require preapproval by the company’s audit committee. In addition, the Sarbanes-Oxley Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement.

     Under the Sarbanes-Oxley Act, bonuses issued to top executives before restatement of a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan “blackout” periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. The legislation accelerates the time frame for disclosures by public companies and changes in ownership in a company’s securities by directors and executive officers.

     The Sarbanes-Oxley Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company’s “registered public accounting firm.” Among other requirements, companies must disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the Securities and Exchange Commission) and if not, why not.

     Although we anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, management does not expect that such compliance will have a material impact on our results of operations or financial condition.

Privacy Requirements of the GLBA

     The Gramm-Leach-Bliley Act of 1999 provided for sweeping financial modernization for commercial banks, savings banks, securities firms, insurance companies, and other financial institutions operating in the United States. Among other provisions, the Gramm-Leach-Bliley Act places limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties.

Anti-Money Laundering

     On October 26, 2001, in response to the events of September 11, 2001, the President of the United States signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”). The USA PATRIOT Act significantly expands the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the U.S. financial system to fund terrorist activities. Title III of the USA PATRIOT Act provides for a significant overhaul of the U.S. anti-money laundering regime. Among other provisions, it requires financial institutions operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations. We have established policies and procedures to ensure compliance with the USA PATRIOT Act’s provisions, and the impact of the USA PATRIOT Act on our operations has not been material.

Other Regulations

     Interest and other charges collected or contracted for by Naugatuck Valley Savings and Loan are subject to state usury laws and federal laws concerning interest rates. Naugatuck Valley Savings and Loan’s loan operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

     The deposit operations of Naugatuck Valley Savings and Loan also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which, effective October 28, 2004, gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check.

Federal and State Taxation

Federal Income Taxation

     General. We report our income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have been either audited or closed under the statute of limitations through tax year 2000. For its 2003 year, Naugatuck Valley Savings and Loan’s maximum federal income tax rate was 34%.

     Bad Debt Reserves. For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $1.8 million of our accumulated bad debt reserves would not be recaptured into taxable income unless Naugatuck Valley Savings and Loan makes a “non-dividend distribution” to Naugatuck Valley Savings and Loan as described below.

     Distributions. If Naugatuck Valley Savings and Loan makes “non-dividend distributions” to us, the distributions will be considered to have been made from Naugatuck Valley Savings and Loan’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from Naugatuck Valley Savings and Loan’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Naugatuck Valley Savings and Loan’s taxable income. Non-dividend distributions include distributions in excess of Naugatuck Valley Savings and Loan’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Naugatuck Valley Savings and Loan’s current or accumulated earnings and profits will not be so included in Naugatuck Valley Savings and Loan’s taxable income.

     The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Naugatuck Valley Savings and Loan makes a non-dividend distribution to us, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. Naugatuck Valley Savings and Loan does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

     Naugatuck Valley Mutual, Naugatuck Valley Financial and its subsidiaries are subject to the Connecticut corporation business tax. Naugatuck Valley Mutual, Naugatuck Valley Financial and its subsidiaries will be eligible to file a combined Connecticut income tax return and will pay the larger of the regular corporation business tax (income tax) or a capital stock tax, but no less than a nominal minimum tax.

     The Connecticut corporation business tax is based on the federal taxable income before net operating loss and special deductions of Naugatuck Valley Mutual, Naugatuck Valley Financial and its subsidiaries and makes certain modifications to federal taxable income to arrive at Connecticut taxable income. Connecticut taxable income is multiplied by the state tax rate (7.5% for 2003) to arrive at Connecticut income tax.

     Connecticut capital stock tax is computed as the average value of our issued and outstanding capital stock, including treasury stock at par or face value, fractional shares, scrip certificates convertible into stock and amounts received on capital stock subscriptions plus the average value of its surplus and undivided profit and the average value of its surplus reserves less the average value of any deficit carried on its balance sheets and the average value of any stock it owns in private corporations, including treasury shares. The average capital calculated so computed is then multiplied by the Connecticut capital tax rate of 0.31% per dollar not to exceed $1 million.

     In May 1998 the State of Connecticut enacted legislation permitting the formation of passive investment company subsidiaries by financial institutions. This legislation exempts qualifying passive investment companies from the Connecticut corporation business tax and excludes dividends paid from a passive investment company from the taxable income of the parent financial institution. Naugatuck Valley Savings and Loan’s formation of a passive investment company in September 1999 is expected to substantially eliminate the state income tax expense of Naugatuck Valley Mutual, Naugatuck Valley Financial and its subsidiaries. See “Our Business—Subsidiaries” for a discussion of Naugatuck Valley Savings and Loan’s passive investment company. However, we will remain liable for the capital stock tax. The State of Connecticut continues to be under pressure to find new sources of revenue, and therefore could propose legislation to eliminate the passive investment company exemption. If such legislation were enacted, we would be subject to state income taxes in Connecticut.

Restrictions on Acquisition of Naugatuck Valley Financial
and Naugatuck Valley Savings and Loan

General

     Naugatuck Valley Savings and Loan’s plan of reorganization provides that Naugatuck Valley Savings and Loan will be reorganized from a Connecticut state-chartered mutual savings bank into a federal mutual holding company structure and includes the adoption of a federal stock charter and bylaws for Naugatuck Valley Financial. Certain provisions in our charter and bylaws may have antitakeover effects. In addition, provisions in Naugatuck Valley Savings and Loan’s charter and bylaws may also have anti-takeover effects. Finally, regulatory restrictions may make it more difficult for persons or companies to acquire control of us.

Mutual Holding Company Structure

     Following the reorganization, we will own all of the issued and outstanding common stock of Naugatuck Valley Savings and Loan. Naugatuck Valley Mutual will own a majority of the issued and outstanding common stock of Naugatuck Valley Financial. As a result, management of Naugatuck Valley Mutual is able to exert voting control over Naugatuck Valley Financial and Naugatuck Valley Savings and Loan and will restrict the ability of our minority stockholders to effect a change of control of management. Naugatuck Valley Mutual, as long as it remains in the mutual form of organization, will control a majority of our voting stock.

Charter and Bylaws of Naugatuck Valley Financial

     Although our Board of Directors is not aware of any effort that might be made to obtain control of us after the offering, the Board of Directors believed it appropriate to adopt certain provisions permitted by federal regulations that may have the effect of deterring a future takeover attempt that is not approved by our Board of Directors. The following description of these provisions is only a summary and does not provide all of the information contained in our charter and bylaws. See “Additional Information” as to where to obtain a copy of these documents.

     Limitation on Voting Rights. Our charter provides that, for a period of five years from the date of the reorganization, no person, except Naugatuck Valley Mutual or a tax-qualified employee stock benefit plan of ours, may directly or indirectly acquire the beneficial ownership of more than 10% of any class of an equity security of ours. If shares are acquired in excess of 10%, those shares will be considered “excess shares” and will not be counted as shares entitled to vote.

     Board of Directors.

     Classified Board. Our Board of Directors is divided into three classes, each of which contains approximately one-third of the number of directors. The stockholders elect one class of directors each year for a term of three years. The classified Board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors.

     Filling of Vacancies; Removal. The bylaws provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the Board of Directors will serve until the next election of directors. Our bylaws provide that a director may be removed from the Board of Directors before the expiration of his or her term only for cause and only upon the vote of a majority of the outstanding shares of voting stock. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.

     Qualification. The bylaws provide that no person will be eligible to serve on the Board of Directors who has in the past 10 years been subject to a supervisory action by a financial regulatory agency that involved dishonesty or breach of trust or other bad actions, has been convicted of a crime involving dishonesty or breach of trust that is punishable by a year or more in prison, or is currently charged with such a crime, or has been found by a regulatory agent or a court to have breached a fiduciary duty involving personal profit or committed a wilful violation of any law governing banking securities or insurance. These provisions may prevent stockholders from nominating themselves or persons of their choosing for election to the Board of Directors.

     Stockholder Action by Written Consent; Special Meetings of Stockholders. Our stockholders must act only through an annual or special meeting or by unanimous written consent. Our charter provides that for a period of five years following the reorganization, special meetings of stockholders relating to a change in control of us or amendments to our charter may be called only upon direction of the Board of Directors. Subject to this restriction, the bylaws provide that holders of not less than 10% of our outstanding shares may request the calling of a special meeting. At a special meeting, stockholders may consider only the business specified in the notice of meeting given by us. The provisions of our charter and bylaws limiting stockholder action by written consent and calling of special meetings of stockholders may have the effect of delaying consideration of a stockholder proposal until the next annual meeting, unless a special meeting is called at the request of a majority of the Board of Directors or holders of not less than 10% of our outstanding shares. These provisions also would prevent the holders of a majority of common stock from unilaterally using the written consent procedure to take stockholder action.

     Advance Notice Provisions for Stockholder Nominations and Proposals. Our bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of our Board of Directors or by a stockholder who has given appropriate notice to us before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given us appropriate notice of the stockholder’s intention to bring that business before the meeting. Our Secretary must receive notice of the nomination or proposal not less than 30 days before the annual meeting. A stockholder who desires to raise new business must provide us with certain information concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing stockholder.

     Advance notice of nominations or proposed business by stockholders gives our Board of Directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by our Board of Directors, to inform stockholders and make recommendations about those matters.

     Authorized but Unissued Shares of Capital Stock. Following the reorganization, we will have authorized but unissued shares of common and preferred stock. Our charter authorizes the Board of Directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although such shares of common and preferred stock could be issued by the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, it is anticipated that such uses will be unlikely given that Naugatuck Valley Mutual must always own a majority of our common stock.

Restrictions in Naugatuck Valley Savings and Loan’s Charter and Bylaws

     Although the Board of Directors of Naugatuck Valley Savings and Loan is not aware of any effort that might be made to obtain control of Naugatuck Valley Savings and Loan after the offering, the Board of Directors believed it appropriate to adopt provisions permitted by federal law to protect the interests of the institution and its stockholders from any hostile takeover. These provisions may, indirectly, inhibit a change in control of us, as Naugatuck Valley Savings and Loan’s sole stockholder.

     Naugatuck Valley Savings and Loan’s stockholders will not be permitted to cumulate their votes in the election of directors. Furthermore, Naugatuck Valley Savings and Loan’s bylaws provide for the election of three classes of directors to staggered terms. In addition, Naugatuck Valley Savings and Loan’s charter provides that, for a period of five years from the date of the reorganization, no person except Naugatuck Valley Financial and Naugatuck Valley Mutual or a tax-qualified employee stock benefit plan of Naugatuck Valley Financial or Naugatuck Valley Savings and Loan, may directly or indirectly acquire the beneficial ownership of more than 10% of any class of Naugatuck Valley Savings and Loan’s equity securities. Additionally, special meetings of stockholders related to changes in control of Naugatuck Valley Savings and Loan or amendments to its charter may only be called upon direction of the Board of Directors for a period of five years from the date of the reorganization. Naugatuck Valley Savings and Loan’s charter and bylaws also contain other provisions to protect the interests of the institution including a requirement that vacancies on the Board of Directors be filled by a majority vote of the Board of Directors, eligibility requirements for directors, and establishes advance notice procedures for stockholders to nominate directors or bring other business before the stockholders.

     In addition, the charter provides for the issuance of shares of preferred stock on terms, including conversion and voting rights, as may be determined by Naugatuck Valley Savings and Loan’s Board of Directors without stockholder approval. Although Naugatuck Valley Savings and Loan has no arrangements, understandings or plans at the present time for the issuance or use of the shares of undesignated preferred stock authorized, the Board of Directors believes that the availability of such shares will provide Naugatuck Valley Savings and Loan with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that may arise. If a proposed merger, tender offer or other attempt to gain control of Naugatuck Valley Savings and Loan occurs of which management does not approve, the Board of Directors can authorize the issuance of one or more series of preferred stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors does not intend to issue any preferred stock except on terms which the Board of Directors deems to be in the best interest of Naugatuck Valley Savings and Loan and its then existing stockholders.

Regulatory Restrictions

     Office of Thrift Supervision Regulations. Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the reorganization, no person, acting singly or together with associates in a group of persons acting in concert, will directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of our class of our equity securities without the prior written approval of the Office of Thrift Supervision. Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of our class of any equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% will not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

     Remutualization Transactions. Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and as raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case.

     Change in Bank Control Act. The acquisition of 10% or more of our outstanding common stock may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association or its holding company, to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

     The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for these purposes exists in situations in which the acquiring party has voting control of at least 25% of any class of our voting stock or the power to direct our management or policies. However, under Office of Thrift Supervision regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of our voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Description of Naugatuck Valley Financial Capital Stock

     Our common stock will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

General

     We are authorized to issue 25,000,000 shares of our common stock having a par value of $.01 per share and 1,000,000 shares of preferred stock having a par value of $.01 per share. Each share of our common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of reorganization, all stock will be duly authorized, fully paid and nonassessable. We will not issue any shares of preferred stock in the reorganization.

Common Stock

     Dividends. We can pay dividends if, as and when declared by our Board of Directors. The payment of dividends is limited by law and applicable regulation. See “Our Dividend Policy.” The holders of our common stock will be entitled to receive and share equally in dividends as may be declared by the Board of Directors out of funds legally available for dividends. If we issue preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

     Voting Rights. After the reorganization, the holders of our common stock will possess exclusive voting rights in us. They will elect our Board of Directors and act on other matters as are required to be presented to them under federal law or as are otherwise presented to them by the Board of Directors. Except as discussed in “Restrictions on Acquisition of Naugatuck Valley Financial and Naugatuck Valley Savings and Loan,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If we issue preferred stock, holders of our preferred stock may also possess voting rights.

     Liquidation. If there is any liquidation, dissolution or winding up of Naugatuck Valley Savings and Loan, as the holder of Naugatuck Valley Savings and Loan’s capital stock, we would be entitled to receive all of Naugatuck Valley Savings and Loan’s assets available for distribution after payment or provision for payment of all debts and liabilities of Naugatuck Valley Savings and Loan, including all deposit accounts and accrued interest. Upon our liquidation, dissolution or winding up, the holders of our common stock would be entitled to receive all of our assets available for distribution after payment or provision for payment of all its debts and liabilities. If we issue preferred stock, the preferred stockholders may have a priority over the holders of the common stock upon liquidation or dissolution.

     Preemptive Rights; Redemption. Holders of our common stock will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

     We will not issue any preferred stock in the reorganization and we have no current plans to issue any preferred stock after the reorganization. Preferred stock may be issued with designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock will be Registrar and Transfer Company, Cranford, New Jersey.

Registration Requirements

     We have registered our common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

     The legality of our common stock has been passed upon for us by Muldoon Murphy Faucette & Aguggia LLP, Washington, D.C. Muldoon Murphy Faucette & Aguggia LLP has consented to the references to their opinion in this prospectus. Certain legal matters will be passed upon for Ryan Beck & Co. by Thacher Proffitt & Wood LLP, Washington, D.C.

Experts

     Our consolidated financial statements at December 31, 2003 and 2002 and for the three years ended December 31, 2003 are included in this prospectus and in the registration statement in reliance upon the report of Snyder & Haller, P.C., Hartford, Connecticut, independent certified public accountants, included elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

     Keller & Company, Inc. has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value, as converted, and to the use of its name and statements with respect to it appearing in this prospectus.

Where You Can Find More Information

     We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the stock offering, including the shares to be contributed to the Naugatuck Valley Savings and Loan Foundation. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Securities and Exchange Commission at http://www.sec.gov.

     Naugatuck Valley Savings and Loan has filed an application for approval of the plan of reorganization and minority stock issuance with the Office of Thrift Supervision. This prospectus omits certain information contained in the application. The applications may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Northeast Regional Office of the Office of Thrift Supervision, Harborside Financial Center, Plaza 5, Suite 1600, Jersey City, New Jersey 07311.

     A copy of the plan of reorganization and minority stock issuance and our charter and bylaws are available without charge from us. Requests for this information should be directed to: Corporate Secretary, Naugatuck Valley Savings and Loan, 333 Church Street, Naugatuck, Connecticut 06770.

Index to Consolidated Financial Statements
Naugatuck Valley Savings and Loan

Page
Independent Auditors’ Report	F-1
Consolidated Statements of Financial Condition as of March 31, 2004 (unaudited) and December 31, 2003 and 2002	F-2
Consolidated Statements of Income for the Three Months Ended March 31, 2004 and 2003 (unaudited) and for the Years Ended December 31, 2003, 2002 and 2001	F-3
Consolidated Statements of Changes in Capital Accounts for the Three Months Ended March 31, 2004 (unaudited) and for the Years Ended December 31, 2003, 2002 and 2001	F-4
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2004 and 2003 (unaudited) and for the Years Ended December 31, 2003, 2002 and 2001	F-5
Notes to Consolidated Financial Statements	F-6

* * *

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

Separate financial statements for Naugatuck Valley Financial have not been included in this prospectus because Naugatuck Valley Financial, which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

[LETTERHEAD OF SNYDER & HALLER, P.C.]

Report of Independent Registered Public Accounting Firm

To The Board of Directors
Naugatuck Valley Savings and Loan, S.B.

We have audited the accompanying consolidated statements of financial condition of Naugatuck Valley Savings and Loan, S.B. and subsidiary as of December 31, 2003, and 2002, and the related consolidated statements of income, changes in capital accounts and cash flows for each of the years in the three year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Companies Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Naugatuck Valley Savings and Loan, S.B. and subsidiary at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

Hartford, Connecticut
January 9, 2004 (except as to Note 14,
which is as of May 17, 2004)

Consolidated Statements of Financial Condition

(In Thousands)

	March 31,	December 31,
	2004	2003	2002
	(Unaudited)	(Audited)
ASSETS
Cash and due from depository institutions	$6,207	$4,752	$5,038
Investment in federal funds	5,711	5,023	13,120
Investment securities	32,914	38,727	33,876
Loans receivable, net	182,311	180,378	166,046
Accrued income receivable	1,029	1,071	1,045
Foreclosed real estate, net	131	208	108
Premises and equipment, net	6,209	6,119	6,126
Deferred income taxes	395	427	371
Bank owned life insurance asset	4,782	4,734	—
Other assets	2,459	2,517	2,268

Total assets	$242,148	$243,956	$227,998

LIABILITIES AND CAPITAL ACCOUNTS
Liabilities
Deposits	$187,474	$183,455	$173,231
Advances from Federal Home Loan Bank of Boston	30,138	34,990	31,119
Mortgagors’ escrow accounts	1,530	2,634	2,362
Other liabilities	1,350	1,660	1,436

Total liabilities	220,492	222,739	208,148

COMMITMENTS AND CONTINGENCIES
Capital accounts
Retained earnings	21,325	20,947	19,141
Accumulated other comprehensive income	331	270	709

Total capital	21,656	21,217	19,850

Total liabilities and capital accounts	$242,148	$243,956	$227,998

See notes to consolidated financial statements.

Consolidated Statements of Income
(In Thousands)

	Three Months Ended		Year Ended
	March 31,		December 31,
	2004	2003	2003	2002	2001
	(Unaudited)		(Audited)
Interest and dividend income
Interest on loans	$2,695	$2,877	$11,052	$11,841	$11,630
Interest and dividends on investments and deposits	331	379	1,592	1,337	1,001

Total interest income	3,026	3,256	12,644	13,178	12,631

Interest expense
Interest on deposits	570	819	2,848	3,914	5,105
Interest on borrowed funds	366	353	1,393	1,385	1,073

Total interest expense	936	1,172	4,241	5,299	6,178

Net interest income	2,090	2,084	8,403	7,879	6,453
Provision for loan losses	—	45	45	231	80

Net interest income after provision for loan losses	2,090	2,039	8,358	7,648	6,373

Noninterest income
Loan fees and service charges	211	221	851	793	673
Income from bank owned life insurance	48	—	133	—	—
Gain on sale of mortgages	5	17	14	100	—
Gain on sale of investments	24	—	1	3	—
Income from investment advisory services, net	31	—	45	—	—
Other income	14	19	71	76	70

Total noninterest income	333	257	1,115	972	743

Noninterest expense
Compensation, taxes and benefits	1,122	885	4,024	3,304	3,181
Office occupancy	283	270	1,041	877	737
Computer processing	146	115	507	446	395
Federal insurance premiums	7	7	28	28	26
(Gain) loss on foreclosed real estate, net	(32)	4	2	51	9
Other expenses	353	369	1,243	1,114	1,044

Total noninterest expense	1,879	1,650	6,845	5,820	5,392

Income before provision for income taxes	544	646	2,628	2,800	1,724
Provision for income taxes	166	217	822	880	542

Net Income	$378	$429	$1,806	$1,920	$1,182

See notes to consolidated financial statements.

Consolidated Statements of Changes in Capital Accounts
For the Three Months Ended March 31, 2004 and 2003 (unaudited)
and the Years Ended December 31, 2003, 2002 and 2001

(In Thousands)

		Accumulated Other
	Retained	Comprehensive
	Earnings	Income (Loss)	Total
Balance at December 31, 2000	$16,039	$(54)	$15,985
Comprehensive income
Net income	1,182	—	1,182
Other comprehensive income	—	330	330

Total comprehensive income			1,512

Balance at December 31, 2001	17,221	276	17,497
Comprehensive income
Net income	1,920	—	1,920
Other comprehensive income	—	433	433

Total comprehensive income			2,353

Balance at December 31, 2002	19,141	709	19,850
Comprehensive income
Net income	1,806	—	1,806
Other comprehensive loss	—	(439)	(439)

Total comprehensive income			1,367

Balance at December 31, 2003	20,947	270	21,217
Comprehensive income
Net income	378	—	378
Other comprehensive income	—	61	61

Total comprehensive income			439

Balance at March 31, 2004	$21,325	$331	$21,656

Balance at December 31, 2002	$19,141	$709	$19,850
Comprehensive income
Net income	429	—	429
Other comprehensive loss	—	(78)	(78)

Total comprehensive income			351

Balance at March 31, 2003	$19,570	$631	$20,201

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended		Year Ended
	March 31,		December 31,
	2004	2003	2003	2002	2001
	(Unaudited)		(Audited)
Cash flows from operating activities
Net income	$378	$429	$1,806	$1,920	$1,182
Adjustments to reconcile net income to cash provided by operating activities:
Provision for loan losses	—	45	45	231	80
Depreciation and amortization expense	165	154	662	588	463
Provision for deferred taxes	1	6	171	(98)	(179)
Net gain on sale of real estate owned	(37)	—	(53)	(6)	(18)
Gain on sale of mortgages	(5)	(17)	(14)	(100)	—
Loans originated for sale	(1,927)	(1,564)	(8,851)	(6,971)	—
Proceeds from the sale of loans	1,932	1,581	8,865	7,071	—
Gain on sale of investments	(24)	—	(1)	(3)	—
Decrease (increase) in accrued income receivable	42	(74)	(27)	(14)	(38)
Increase (decrease) in deferred loan fees	87	20	(178)	(114)	21
Increase in bank owned life insurance asset	(48)	—	(133)	—	—
Decrease (increase) in other assets	50	83	(283)	(438)	(86)
(Decrease) increase in other liabilities	(311)	(67)	224	(86)	461

Net cash provided by operating activities	303	596	2,233	1,980	1,886

Cash flows from investing activities
Proceeds from maturities of available-for-sale securities	10,878	4,668	14,395	8,363	12,215
Proceeds from maturities of held-to-maturity securities	—	100	450	144	578
Purchase of available-for-sale securities	(4,029)	(7,565)	(19,838)	(20,091)	(20,061)
Purchase of held-to-maturity securities	(950)	(291)	(647)	(749)	(452)
Loan originations net of principal payments	(2,020)	(3,752)	(14,504)	(7,762)	(12,871)
Proceeds from the sale of foreclosed real estate	114	—	258	113	139
Purchase of property and equipment	(216)	(395)	(497)	(1,110)	(1,715)
Purchase of bank owned life insurance asset	—	(1,200)	(4,600)	—	—

Net cash provided (used) by investing activities	3,777	(8,435)	(24,983)	(21,092)	(22,167)

Cash flows from financing activities
Net change in time deposits	239	1,766	(3,091)	(416)	10,824
Net change in other deposit accounts	3,780	4,601	13,316	16,985	9,386
Advances from Federal Home Loan Bank	650	3,403	13,903	12,750	12,000
Repayment of Advances from Federal Home Loan Bank	(5,502)	(5,828)	(10,032)	(5,003)	(10,664)
Net change in mortgagors’ escrow accounts	(1,104)	(1,003)	271	311	136

Net cash provided (used) by financing activities	(1,937)	2,939	14,367	24,627	21,682

Increase (Decrease) in cash and cash equivalents	2,143	(4,900)	(8,383)	5,515	1,401
Cash and cash equivalents at beginning of year	9,775	18,158	18,158	12,643	11,242

Cash and cash equivalents at end of year	$11,918	$13,258	$9,775	$18,158	$12,643

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements
Three Months Ended March 31, 2004 and 2003 (unaudited)
and Years Ended December 31, 2003, 2002 and 2001

1. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Naugatuck Valley Savings & Loan, S.B. (“the Bank”) and its wholly-owned subsidiary, Naugatuck Valley Mortgage Servicing Corporation. Significant intercompany accounts and transactions have been eliminated in consolidation.

Business

The Bank provides a full range of personal banking services to individual and small business customers located primarily in Naugatuck, Connecticut and the immediate surrounding vicinity. It is subject to competition from other financial institutions throughout the region. The Bank is also subject to the regulations of certain state and federal agencies and undergoes periodic examinations by those regulatory authorities.

The Bank owns the Naugatuck Valley Mortgage Servicing Corporation, which qualifies and operates as a Connecticut passive investment company pursuant to legislation.

Charter Conversion

In January, 2003, the Bank converted from a state-chartered savings and loan to a state-chartered savings bank. As a result, the Bank is subject to direct oversight by the Federal Deposit Insurance Corporation instead of the Office of Thrift Supervision. The Bank remains a mutual institution.

Basis of Presentation

The accounting and reporting policies of the Bank and its subsidiary conform to generally accepted accounting principles in the United States of America and to general practices within the thrift industry. Such policies have been followed on a consistent basis.

The amounts at March 31, 2004 and for the three months ended March 31, 2004 and 2003 were not audited, but, in the opinion of management, reflect all adjustments necessary for a fair presentation. No adjustments were made other than normal recurring entries. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results of operations that may be expected for the entire year.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and income and expenses for the period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosure or in satisfaction of loans. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance may be necessary based on changes in economic conditions, particularly in Connecticut.

Investment securities

Investments are accounted for in accordance with the intent of management at the time of purchase. If management has the intent and the Bank has the ability at the time of purchase to hold debt securities until maturity, they are classified as held-to-maturity. These securities are carried at historical cost adjusted for the amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income.

Securities to be held for indefinite periods of time are classified as available-for-sale and are carried at fair value with unrealized gains and losses reported as a separate component of capital net of estimated income taxes.

Notes to Consolidated Financial Statements
Three Months Ended March 31, 2004 and 2003 (unaudited)
and Years Ended December 31, 2003, 2002 and 2001

The Bank has no securities held for trading.

Gains or losses on the sales of securities are recognized at trade date utilizing the specific identification method.

Loans receivable and allowance for loan losses

Loans receivable are stated at unpaid principal balance less loans in process, deferred loan fees, and allowances for loan losses.

Uncollected interest on loans receivable is accrued as earned based on rates applied to principal amounts outstanding. Recognition of income on the accrual basis is discontinued when there is sufficient question as to the collectibility of the interest. In these cases, the interest previously accrued to income is reversed, and the loans are placed on the cash basis.

Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized on a level-yield basis as an adjustment to the related loan yield over its contractual life. Unamortized net fees are recognized upon early repayment of the loans.

The allowance for loan losses is established by a provision charged to earnings and is maintained at a level considered to provide for probable loan losses based on management’s evaluation of known and inherent credit risks in the loan portfolio. When a loan or portion of a loan is considered uncollectible, it is charged against the allowance for loan losses. Recoveries of loans previously charged-off are credited to the allowance when collected.

Management makes regular evaluations of the loan portfolio to determine the adequacy of the level of the allowance for loan losses. Numerous factors are considered in the evaluation, including a review of certain borrowers’ current financial status and credit standing, available collateral, loss experience in relation to outstanding loans, the overall loan portfolio quality, management’s judgment regarding prevailing and anticipated economic conditions, and other relevant factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Loan sales and mortgage-servicing rights

Residential mortgage loans originated and held for sale are classified separately in the consolidated statement of financial condition and reported at the lower of amortized cost or market value (based on secondary market prices). There were no loans held for sale at March 31, 2004 or December 31, 2003 and 2002. Gains or losses on the sale of loans are determined using the specific identification method.

The Bank sells residential mortgage loans with servicing rights retained. At the time of the sale, the Bank determines the value of the retained servicing rights, which represents the present value of the differential between the contractual servicing fee and adequate compensation, defined as the fee a sub-servicer would require to assume the role of servicer, after considering the estimated effects of prepayments. If material, a portion of the gain on the sale of the loan is recognized as due to the value of the servicing rights, and a servicing asset is recorded. The Bank has had no loan sales which have resulted in the recording of a servicing asset, due to the immaterial differential between the contractual servicing fee (25 basis points) and adequate compensation, as described above.

Foreclosed real estate

Real estate properties acquired through loan foreclosure and other partial or total satisfaction of problem loans are carried at the lower of fair value net of the estimated costs to sell or the related loan balance at the date of foreclosure.

Valuations are periodically performed by management and an allowance for losses is established if the carrying value of a property subsequently exceeds its fair value less estimated disposal costs. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Subsequent write-downs in the carrying value and expenses incurred to maintain the properties are charged to expense.

Premises and equipment

Premises and equipment are stated at cost less accumulated depreciation computed on the straight-line method at rates based on estimated useful lives.

Notes to Consolidated Financial Statements
Three Months Ended March 31, 2004 and 2003 (unaudited)
and Years Ended December 31, 2003, 2002 and 2001

1. Summary of Significant Accounting Policies- (Continued)

Expenditures for replacements or major improvements are capitalized. Expenditures for normal maintenance and repairs are charged to expense as incurred. Upon the sale or retirement of premises and equipment, the cost and accumulated depreciation are removed from their respective accounts and any gain or loss is included in income.

Bank owned life insurance asset

The cash surrender value of bank-owned life insurance relates to policies on employees of the Bank for which the Bank is the beneficiary. Increases in cash surrender value are included in non-interest income in the consolidated income statements.

Income from investment advisory services, net

In conjunction with a third party, an employee of the Bank is licensed to sell non-deposit investment products, including mutual funds, annuities and other insurance products. The Bank records, as non-interest income, revenues earned from product sales in accordance with the terms of revenue sharing agreements with the third party, net of certain marketing and other expenses shared with the third party. The Bank currently employs the individual authorized to sell these products and pays most of the direct costs related to the sales activities. These costs are charged to expense as incurred, and are classified primarily in compensation and benefits expense.

Income taxes

The Bank accounts for certain income and expense items differently for financial reporting purposes than for income tax purposes. Provisions for deferred taxes are being made in recognition of these temporary differences.

Computation of fair values

The calculation of fair value estimates of financial instruments is dependent upon certain subjective assumptions and involves significant uncertainties. Changes in assumptions could significantly affect the estimates. These estimates do not reflect any possible tax ramifications, estimated transaction costs or any premium or discount that could result from offering the Bank’s entire holdings of a particular financial instrument.

The following methods and assumptions were utilized by the Bank in estimating the fair values of its on-balance sheet financial instruments:

Cash and cash equivalents - The carrying amounts reported in the statement of financial condition approximate these assets’ fair value.

Investment securities - Fair values for investment securities are based on quoted market prices where available. If quoted market prices are not available, fair values are based on market prices for comparable instruments.

Loans receivable - For variable rate loans that reprice frequently and without significant change in credit risk, fair values are based on carrying values. The fair value of other loans are estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair value of nonaccrual loans was estimated using the estimated fair values of the underlying collateral.

Deposits liabilities - The fair values of non-interest-bearing demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date, i.e., their carrying amounts. Fair values for time certificates of deposit are estimated using a discounted cash flow technique that applies interest rates currently being offered to a schedule of aggregated expected monthly maturities on time deposits.

Advances from Federal Home Loan Bank of Boston - Fair values are estimated using discounted cash flow analyses based on the Bank’s current incremental borrowing rates for similar types of borrowing arrangements.

Mortgagors’ escrow accounts - The carrying amounts reported in the statement of financial condition approximate the fair value of the mortgagors’ escrow accounts.

Reclassification

The financial statements for the prior year have been reclassified to conform with changes in the current financial statement presentation.

Notes to Consolidated Financial Statements
Three Months Ended March 31, 2004 and 2003 (unaudited)
and Years Ended December 31, 2003, 2002 and 2001

2. Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from depository institutions and investments in federal funds.

Supplemental Disclosures

	Three Months Ended		Year Ended
	March 31,		December 31,
(In thousands)	2004	2003	2003	2002	2001

	(Unaudited)		(Audited)
Non-cash investing activities:
Transfer of loans to foreclosed real estate	$—	$—	$305	$55	$166
Cash paid during the year for:
Interest	$928	$1,164	$4,244	$5,298	$6,181
Income taxes	—	—	701	931	740

3. Investment Securities

A summary of investment securities at March 31, 2004 and December 31, 2003 and 2002 follows:

	March 31,		December 31,
	2004		2003		2002
	(Unaudited)		(Audited)
		Estimated		Estimated		Estimated
	Carrying	Market	Carrying	Market	Carrying	Market
(In thousands)	Amount	Value	Amount	Value	Amount	Value
Available-for-sale securities	$30,403	$30,403	$37,166	$37,166	$32,512	$32,512
Held-to-maturity securities	2,511	2,536	1,561	1,577	1,364	1,395

Total investment securities	$32,914	$32,939	$38,727	$38,743	$33,876	$33,907

For the three months ended March 31, 2004, the Bank realized gross gains of $37,477 and gross losses of $13,689. For the year ended December 31, 2003 the Bank realized gross gains of $6,213 and gross losses of $5,377 on sales of investment securities. The Bank realized gross gains of $2,812 on sales of investment securities during the year ended December 31, 2002. There were no gains or losses from the sale of investment securities during the three months ended March 31, 2003.

At March 31, 2004, December 31, 2003 and 2002 securities with a carrying value of $700,000, and market values of $731,304, $730,271 and $729,691, respectively, were pledged as collateral to secure municipal deposits.

Notes to Consolidated Financial Statements
Three Months Ended March 31, 2004 and 2003 (unaudited)
and Years Ended December 31, 2003, 2002 and 2001

3. Investment Securities - (Continued)

At March 31, 2004 the composition of the investment portfolio with remaining maturities was:

	Amortized	Gross Unrealized		Estimated
(In thousands)	Cost Basis	Gain	Loss	Value
	(Unaudited)
Available-for-sale securities:
US government and agency obligations
From one through five years	$11,965	$549	$—	$12,514
From five through ten years	3,000	—	(9)	2,991
Mortgage-backed securities	10,255	16	(70)	10,201
Collateralized mortgage obligations	4,683	14	—	4,697

Total available-for-sale securities	$29,903	$579	$(79)	$30,403

Held-to-maturity securities:
US government and agency obligations
From one through five years	$706	$25	$—	$731
Interest bearing balances
From one through five years	1,805	—	—	1,805

Total held-to-maturity securities	$2,511	$25	$—	$2,536

The investment portfolio includes investments in mortgage-backed securities and collateralized mortgage obligations which were issued by FNMA, GNMA, FHLMC and the Federal Home Loan Bank.

The Bank has certain investment securities in which the market value of the security is less than the cost of the security. Management believes that these unrealized losses are temporary and are the result of changes in market interest rates. At March 31, 2004, these securities had an aggregate market value of $12,483,000 which resulted in unrealized losses of $78,975.

The following is a summary of the market value and related unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at March 31, 2004.

	Securities in Continuous Unrealized
	Loss Position Less Than 12 Months
	Number of	Market	Unrealized
(Dollars in thousands)	Securities	Value	Loss
	(Unaudited)
US government and agency obligations	2	$2,991	$(9)
Mortgage-backed securities	7	9,492	(70)

Total securities in unrealized loss position	9	$12,483	$(79)

Notes to Consolidated Financial Statements
Three Months Ended March 31, 2004 and 2003 (unaudited)
and Years Ended December 31, 2003, 2002 and 2001

At December 31, 2003, the composition of the investment portfolio was:

	Amortized	Gross Unrealized		Estimated
(In thousands)	Cost Basis	Gain	Loss	Value
	(Audited)
Available-for-sale securities:
US government and agency obligations	$22,861	$583	$(88)	$23,356
Mortgage-backed securities	7,865	7	(124)	7,748
Collateralized mortgage obligations	6,031	31	—	6,062

Total available-for-sale securities	$36,757	$621	$(212)	$37,166

Held-to-maturity securities:
US government and agency obligations	$706	$17	$(1)	$722
Interest bearing balances	855	—	—	855

Total held-to-maturity securities	$1,561	$17	$(1)	$1,577

At December 31, 2002, the composition of the investment portfolio was:

	Amortized	Gross Unrealized		Estimated
(In thousands)	Cost Basis	Gain	Loss	Value
	(Audited)
Available-for-sale securities:
US government and agency obligations	$19,912	$964	$—	$20,876
Mortgage-backed securities	2,482	30	—	2,512
Collateralized mortgage obligations	9,044	86	(6)	9,124

Total available-for-sale securities	$31,438	$1,080	$(6)	$32,512

Held-to-maturity securities:
US government and agency obligations	$699	$31	$—	$730
Interest bearing balances	665	—	—	665

Total held-to-maturity securities	$1,364	$31	$—	$1,395

Notes to Consolidated Financial Statements
Three Months Ended March 31, 2004 and 2003 (unaudited)
and Years Ended December 31, 2003, 2002 and 2001

4. Loans Receivable

A summary of loans receivable at March 31, 2004, December 31, 2003 and 2002 is as follows:

	March 31,	December 31,
(In thousands)	2004	2003	2002
	(Unaudited)	(Audited)
Loans secured by first mortgages on real estate:
Conventional:
Fixed rate mortgage loans	$105,933	$107,858	$107,968
Adjustable rate mortgage loans	22,361	21,913	23,623
Construction loans	6,025	6,621	4,540
Commercial loans	30,024	27,568	14,869
Loans on savings accounts	585	592	519
Personal, auto and property improvement loans	21,812	20,494	18,207

	186,740	185,046	169,726
Less: Allowance for loan losses	1,811	1,810	1,994
Undisbursed construction loans	2,191	2,519	1,168
Deferred loan origination fees	427	339	518

Loans receivable, net	$182,311	$180,378	$166,046

Weighted average yield	5.74%	5.81%	6.58%

The Bank’s loan portfolio included approximately $130,057,000 of loans secured by one-to four-family residential real estate at March 31, 2004, compared with $131,353,000 and $132,134,000 at December 31, 2003 and 2002, respectively.

The Bank’s lending activities are conducted principally in the Naugatuck Valley area of Connecticut. The Bank’s investment in loans includes both adjustable and fixed rate loans. At March 31, 2004, and December 31, 2003 and 2002 the composition of the Bank’s investment in fixed rate loans was as follows:

Fixed Rate
	March 31,	December 31,
Term to Maturity	2004	2003	2002
(In thousands)	(Unaudited)	(Audited)
Less than 1 year	$5,853	$6,563	$4,567
1 - 3 years	1,320	674	843
3 - 5 years	2,010	2,159	2,078
5 - 10 years	13,607	12,543	10,327
10 - 20 years	50,268	51,341	36,470
Over 20 years	48,856	49,768	64,378

Total loans at fixed rates	$121,914	$123,048	$118,663

Notes to Consolidated Financial Statements
Three Months Ended March 31, 2004 and 2003 (unaudited)
and Years Ended December 31, 2003, 2002 and 2001

Adjustable rate loans have interest rate adjustment limitations and are generally indexed to one year, three year or five year treasury notes, or prime rate. At March 31, 2004, and December 31, 2003 and 2002 the Bank had the following adjustable rate loans:

Adjustable Rate
	March 31,	December 31,
Rate Adjustment	2004	2003	2002
(In thousands)	(Unaudited)	(Audited)
Less than 1 year	$41,228	$37,956	$34,486
1 - 3 years	6,736	8,159	7,113
3 - 5 years	7,780	7,989	5,378
5 - 7 years	8,682	7,574	4,085
Over 7 years	400	320	—

Total loans at adjustable rates	$64,826	$61,998	$51,062

Nonperforming loans totaled approximately $849,000, $906,000 and $1,224,000 at March 31, 2004, December 31, 2003 and 2002, respectively. These loans, primarily delinquent 90 days or more, were accounted for on a nonaccrual basis. The amount of income that was contractually due but not recognized on nonperforming loans totaled approximately $8,700 and $25,000 in 2004 and 2003, respectively. Interest income of $4,400 and $32,600 was recorded on loans subsequently transferred to non-accrual status for the three months ended March 31, 2004 and the year ended December 31, 2003, respectively.

The recorded investment in loans that are considered to be impaired by the Bank was $208,949, $118,234 and $763,255 at March 31, 2004, and December 31, 2003 and 2002 respectively. $189,057, $96,542 and $619,804 of these loans were accounted for on a nonaccrual basis as of March 31, 2004, and December 31, 2003 and 2002, respectively. The allowance for loan losses related to these impaired investments was $31,555 at March 31, 2004 compared with $16,462 at December 31, 2003 and $269,225 at December 31, 2002.

Transactions in the allowance for loan losses account were as follows:

	Three Months Ended		Year Ended
	March 31,		December 31,
(In thousands)	2004	2003	2003	2002	2001
	(Unaudited)		(Audited)
Balance at beginning of year	$1,810	$1,994	$1,994	$1,856	$1,749
Provision for loan losses	—	45	45	231	80
Loans written off	—	(50)	(267)	(117)	(31)
Recovery of loans written off	1	17	38	24	58

Balance at end of year	$1,811	$2,006	$1,810	$1,994	$1,856

Notes to Consolidated Financial Statements
Three Months Ended March 31, 2004 and 2003 (unaudited)
and Years Ended December 31, 2003, 2002 and 2001

4. Loans Receivable - (Continued)

As of March 31, 2004 and December 31, 2003 and 2002, loans to related parties totaled approximately $3,146,000, $2,846,000 and $1,777,000, respectively. For the three months ended March 31, 2004, new loans of approximately $456,000 were granted to these parties and principal payments of approximately $156,000 were received. For the year ended December 31, 2003, new loans of approximately $1,351,000 were granted to these parties and principal payments of approximately $484,000 were received. During 2003, an additional $201,000 in existing loans were included in loans to related parties for individuals who became related parties during the year. Related parties include directors and officers of the Bank, any respective affiliates in which they have a controlling interest, and their immediate families. For the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002, all loans to related parties were performing.

The Bank services loans for other financial institutions and agencies. These loans are originated by the Bank and then sold. The Bank continues to service these loans and remits the payments received to the purchasing institution. At March 31, 2004 and 2003, the amounts of these loans were approximately $13,517,000 and $9,252,000 respectively, compared with $12,056,000, $8,158,000 and $1,617,000 at December 31, 2003, 2002 and 2001, respectively.

5. Premises and Equipment

Premises and equipment are summarized as follows:

	March 31,	December 31,
(In thousands)	2004	2003	2002
	(Unaudited)	(Audited)
Banking offices and branch buildings	$4,687	$4,516	$4,504
Furniture and equipment	1,917	1,872	1,837
Land	1,012	1,012	1,012
Leasehold improvements	699	699	399

	8,315	8,099	7,752
Accumulated depreciation and amortization	(2,106)	(1,980)	(1,626)

Premises and equipment, net	$6,209	$6,119	$6,126

Depreciation and amortization expense is computed using the straight-line method over the estimated useful life of an asset. Estimated useful lives range from three to ten years for furniture and equipment, 39 years for the banking offices, and the initial lease term for leasehold improvements. Land is not depreciated.

Depreciation and amortization expenses were $126,351 and $117,886 for the three months ended March 31, 2004 and 2003 compared with $503,425, $436,091, and $355,812 for the years ended December 31, 2003, 2002 and 2001, respectively.

Notes to Consolidated Financial Statements
Three Months Ended March 31, 2004 and 2003 (unaudited)
and Years Ended December 31, 2003, 2002 and 2001

At December 31, 2003, future minimum rental income and lease payment expense were expected to be:

(In thousands)	Income	Expense
	(Audited)
2004	$31	$110
2005	31	112
2006	26	78
2007	—	55
2008	—	56
Thereafter	—	255

Total future minimum rents	$88	$666

6. Other Assets

In October, 2002, the Financial Accounting Standards Board (“FASB) issued Statement of Financial Accounting Standard (“SFAS”) No. 147, “Acquisitions of Certain Financial Institutions”. This standard removes the accounting for certain branch acquisitions from the scope of SFAS No. 72, “Accounting for Certain Acquisitions of Banking or Thrift Institutions".

For branch acquisitions completed before October, 2002, SFAS No. 147 requires that the carrying amount of any intangible asset which meets certain recognition criteria be accounted for separately and not be reclassified as goodwill. The standard indicates these assets are to be accounted for in accordance with SFAS No. 141, “Business Combinations”, and continue to be amortized.

The Bank adopted SFAS No. 147 as of its October 1, 2002 (its effective date), and determined its intangible asset met the recognition criteria of the Standards. Accordingly, the Bank is continuing to amortize the intangible asset.

At March 31, 2004 the remaining intangible asset is $281,000 compared with $289,430 and $323,150, at December 31, 2003 and 2002, respectively. The intangible is being amortized on the straight-line basis over a 15 year period. Amortization expense was $8,430 for each of the three months ended March 31, 2004 and 2003, and $33,720 for each of the years ended December 31, 2003, 2002 and 2001.

Notes to Consolidated Financial Statements
Three Months Ended March 31, 2004 and 2003 (unaudited)
and Years Ended December 31, 2003, 2002 and 2001

7. Deposits

Deposits and weighted average rates at March 31, 2004 and December 31, 2003 and 2002 are summarized as follows:

	March 31,		December 31,
	2004		2003		2002
	(Unaudited)		(Audited)
		Weighted		Weighted		Weighted
		Average		Average		Average
(In thousands)	Amount	Cost	Amount	Cost	Amount	Cost
Certificate accounts	$86,431	2.15%	$86,192	2.19%	$89,283	3.16%
Regular savings accounts	41,672	0.35%	40,185	0.40%	36,835	0.75%
Checking and NOW accounts	34,368	0.25%	32,723	0.25%	28,346	0.50%
Money market savings accounts	25,003	0.91%	24,355	0.85%	18,767	1.40%

Total deposits	$187,474	1.24%	$183,455	1.27%	$173,231	2.02%

The aggregate amount of individual certificate accounts of $100,000 or more at March 31, 2004, and December 31, 2003 and 2002 was approximately $17,661,000, $16,983,000 and $16,345,000 respectively. Individual deposit accounts with balances in excess of $100,000 are not federally insured.

At the end of the period, the remaining maturities for certificate accounts were:

	March 31,	December 31,
(In thousands)	2004	2003	2002
	(Unaudited)	(Audited)
Certificate accounts maturing in:
Under 12 months	$52,538	$52,466	$67,722
12 to 36 months	18,820	20,049	9,966
Over 36 months	15,073	13,677	11,595

Total certificate accounts	$86,431	$86,192	$89,283

8. Advances from Federal Home Loan Bank of Boston

The Bank has an agreement with Federal Home Loan Bank of Boston (“FHLBB”) providing for future credit availability of up to twenty times the amount of FHLBB stock held by the Bank, not to exceed 30% of its total assets. Included in other assets is $1,757,000 in Federal Home Loan Bank stock at March 31, 2004 and December 31, 2003. In additional to the outstanding advances, the Bank has a $2,540,000 line of credit available from FHLBB and a $2,000,000 line of credit available from another correspondent bank.

Notes to Consolidated Financial Statements
Three Months Ended March 31, 2004 and 2003 (unaudited)
and Years Ended December 31, 2003, 2002 and 2001

FHLBB advances are secured by a blanket lien on the Bank’s assets. Outstanding advances with calendar-year maturity dates and weighted average cost of funds were as follows:

	March 31,		December 31,
(In thousands)	2004		2003		2002
	(Unaudited)		(Audited)
		Weighted		Weighted		Weighted
	Amount	Average	Amount	Average	Amount	Average
Year of Maturity	Due	Cost	Due	Cost	Due	Cost
2003	$—	—	$—	—	$9,112	3.31%
2004	5,012	4.92%	9,864	3.41%	4,270	5.63%
2005	5,123	5.59%	5,123	5.59%	4,336	5.92%
2006	5,223	5.07%	5,223	5.07%	4,406	5.31%
2007	6,828	4.47%	6,828	4.47%	5,978	4.57%
2008	2,939	4.36%	2,939	4.36%	1,555	5.00%
2009	2,380	4.16%	2,380	4.16%	1,462	4.38%
2010	703	4.01%	703	4.01%	—	—
2011	657	4.09%	657	4.09%	—	—
2012	684	4.09%	684	4.09%	—	—
2013	579	4.13%	579	4.13%	—	—
2014	10	3.94%	10	3.94%	—	—

Total advances	$30,138	4.77%	$34,990	4.37%	$31,119	4.65%

9. Income Taxes

Retained earnings at March 31, 2004 and December 31, 2003 includes approximately $755,000 for which no provision for Federal income tax has been made. This amount represents aggregate allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subjected to the then current corporate income tax rate.

The Bank’s fully-owned subsidiary, the Naugatuck Valley Mortgage Servicing Corporation, qualifies and operates as a Connecticut passive investment company pursuant to legislation. Because the subsidiary earns income from passive investments which is exempt from Connecticut Corporation Business Tax and its dividends to the Bank are exempt from state tax, the Bank no longer expects to incur state income tax expense.

Notes to Consolidated Financial Statements
Three Months Ended March 31, 2004 and 2003 (unaudited)
and Years Ended December 31, 2003, 2002 and 2001

9. Income Taxes - (Continued)

Federal income taxes receivable and payable included in the balance sheet were:

	March 31,	December 31,
(In thousands)	2004	2003	2002
	(Unaudited)	(Audited)
Current tax receivable (payable)	$(140)	$26	$(24)

Deferred tax receivable
Allowance for loan losses	$327	$340	$314
Post-retirement benefits	229	246	254
Deferred income	147	117	177
Depreciation	—	—	21

Total deferred tax receivable	703	703	766

Deferred tax payable
Available-for-sale securities	$(170)	$(139)	$(365)
Depreciation	(117)	(110)	—
Other items	(21)	(27)	(30)

Total deferred tax payable	(308)	(276)	(395)

Net deferred tax receivable	$395	$427	$371

Deferred income taxes reflect the impact of “temporary differences” between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Principle items making up the deferred income tax provision include the provision for loan losses, accelerated tax depreciation and deferred mortgage fee income. The Bank records a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not, that some or all of the deferred tax assets will not be realized. The Bank believes that all deferred tax assets will be realized in the future and that no valuation allowance is necessary.

Notes to Consolidated Financial Statements
Three Months Ended March 31, 2004 and 2003 (unaudited)
and Years Ended December 31, 2003, 2002 and 2001

The provision for income tax expense for the three months ended March 31, 2004 and 2003, and the years ended December 31, 2003, 2002, and 2001 consists of:

	Three Months
	Ended		Year Ended
	March 31,		December 31,
(In thousands)	2004	2003	2003	2002	2001
	(Unaudited)		(Audited)
Current income tax expense	$165	$211	$651	$978	$721
Deferred income tax expense (benefit), due to:
Post retirement benefits	17	16	8	36	(84)
Allowance for loan losses	13	(13)	(26)	(151)	(67)
Depreciation	7	(14)	131	(21)	(12)
Deferred income	(30)	9	60	39	(8)
Other items	(6)	8	(2)	(1)	(8)

Total deferred income tax expense (benefit)	1	6	171	(98)	(179)

Provision for income taxes	$166	$217	$822	$880	$542

A reconcilement of the statutory federal income tax rate applied to income before income taxes with the income tax provision is as follows:

	Three Months
	Ended		Year Ended
(In thousands)	2004	2003	2003	2002	2001
	(Unaudited)		(Audited)
Income tax expense at statutory rate of 34%	$185	$220	$894	$952	$586
Increase (decrease) in income tax expense due to:
Changes in tax bad debt base year reserves	—	—	(28)	(74)	(46)
Income from bank-owned life insurance	(16)	—	(46)	—	—
Other items, net	(3)	(3)	2	2	2

Provision for income taxes	$166	$217	$822	$880	$542

Effective rate of income tax expense	30.5%	33.6%	31.3%	31.4%	31.4%

Notes to Consolidated Financial Statements
Three Months Ended March 31, 2004 and 2003 (unaudited)
and Years Ended December 31, 2003, 2002 and 2001

10. Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of 4.00% for Tier 1 capital to average assets, 4.00% for Tier 1 capital to risk-weighted assets, and 8.00% for total risk-based capital to risk-weighted assets. As of March 31, 2004 the Bank meets all capital requirements to which it is subject.

At March 31, 2004 the Bank’s capital ratios were considered well capitalized for regulatory purposes. To be categorized as well capitalized, the Bank must maintain a Tier 1 capital to average assets ratio of 5.00%, a Tier 1 capital to risk-based ratio of at least 6.00%; and a total risk-based capital to risk-weighted assets ratio of at least 10.00%. There have been no subsequent conditions or events which management believes have changed the Bank’s status.

Prior to its charter-conversion (see note 1), the Bank was subject to capital requirements established by The Office of Thrift Supervision (OTS). Under the regulations in effect at December 31, 2002, the Bank was required to maintain a minimum ratio of tangible capital to total adjusted assets of 1.50%; a minimum ratio of Tier 1 (core) capital to total adjusted assets of 4.00%; a minimum ratio of Tier I capital to risk-weighted assets of 4.00% and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.00%. At December 31, 2002, the Bank’s capital ratios were considered well capitalized for regulatory purposes.

The following is a summary of the Bank’s actual capital as computed under the standards established by the FDIC and the OTS at March 31, 2004, and December 31, 2003 and 2002, respectively.

	March 31,		December 31,
	2004		2003		2002
(In thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Unaudited)		(Audited)
Tier I Capital (to Average Assets in 2004 and 2003, and to Adjusted Total Assets in 2002)	$21,044	8.83%	$20,658	8.64%	$18,818	8.30%
Tier I Risk-Based Capital (to Risk-Weighted Assets)	21,044	15.01%	20,658	14.96%	18,818	14.12%
Total Risk-Based Capital (to Risk-Weighted Assets)	22,797	16.26%	22,386	16.21%	20,487	15.37%
Tangible Equity Capital (to Tangible Assets)	NA	NA	NA	NA	18,818	8.30%

The measurement of the Bank’s capital as computed under regulatory standards differs from its measurement under generally accepted accounting principles. A reconcilement of the Bank’s capital follows:

	March 31,	December 31,
(In thousands)	2004	2003	2002
	(Unaudited)	(Audited)
Total capital as calculated under generally accepted accounting principles (GAAP Capital)	$21,656	$21,217	$19,850
Adjustments to reconcile Total GAAP Capital to Regulatory Capital:
Intangible assets	(281)	(289)	(323)
Accumulated other comprehensive income from available-for-sale securities	(331)	(270)	(709)

Tier I Risk-Based Capital	21,044	20,658	18,818
Includible portion of allowance for loan losses	1,753	1,728	1,669

Total Risk-Based Capital	$22,797	$22,386	$20,487

Notes to Consolidated Financial Statements
Three Months Ended March 31, 2004 and 2003 (unaudited)
and Years Ended December 31, 2003, 2002 and 2001

11. Retirement Benefits

Pension Plan

The Bank participates in a multi-employer defined benefit pension plan covering all of its full time (as defined) employees who have been employed by the Bank for more than six months and are at least twenty-one years of age. Benefits under this plan become fully vested after five years of service. The Bank’s net pension cost for the period is the amount of contributions due. Total pension expense was $94,604 and $73,353 for the three months ended March 31, 2004 and 2003 compared with $335,300, $225,899 and $205,135 for the years ended December 31, 2003, 2002 and 2001. Current valuations of the Bank’s allocation of the plan’s pooled assets are not available.

Defined Contribution Plan

The Bank has a defined contribution 401(k) plan for eligible employees. During 2003, the plan was amended and restated to comply with various legislative acts, collectively referred to as “GUST”. As amended, the 401(k) plan permits participants to contribute the maximum percentage allowable subject to limits provided by the new law. The Bank provides 50% matching of employee contributions, with a maximum contribution on up to 6% of the employee’s salary. The Bank’s contribution vests over a 6 year graded vesting schedule. The Bank’s contribution to the plan was $17,836 and $15,657 for the three months ended March 31, 2004 and 2003 compared with $58,675, $23,000, and $23,434 for the years ended December 31, 2003, 2002 and 2001, respectively.

Directors Retirement Plan

The Bank sponsors a retirement and benefits plan for non-employee directors who attain age 70 and meet certain other qualifying criteria. Annual retirement benefits for qualifying individuals are payable in ten semi-annual installments. The plan is unfunded. Accrued expenses for the three months ended March 31, 2004 and 2003 were $3,035 and $4,560 respectively. Accrued expense for the years ended December 31, 2003, 2002 and 2001 were $29,665, $106,882, and $264,563 respectively.

Healthcare Benefits

In addition to providing pension benefits, the Bank provides certain health care benefits to retired employees. Substantially all of the Bank’s employees may become eligible for those benefits.

The Bank’s policy is to accrue the expected cost of providing those benefits during the years that the employee renders the necessary service. Accrued expense (benefit) for the years ended December 31, 2003, 2002 and 2001 were $53,991, $(105,015), and $30,789. There was no accrued expense for the three month period ended March 31, 2004 or 2003.

Notes to Consolidated Financial Statements
Three Months Ended March 31, 2004 and 2003 (unaudited)
and Years Ended December 31, 2003, 2002 and 2001

12. Comprehensive Income

For the three months ended March 31, 2004 and 2003, and the years ended December 31, 2003, 2002 and 2001, the Bank’s comprehensive income was:

	Three Months Ended		Year Ended
	March 31,		December 31,
(In thousands)	2004	2003	2003	2002	2001
	(Unaudited)		(Audited)
Net income	$378	$429	$1,806	$1,920	$1,182

Other comprehensive income (loss):
Unrealized gain (loss) on securities available for sale	117	(118)	(664)	659	500
Reclassification adjustment for gains realized in net income	(24)	—	(1)	(3)	—

Other comprehensive income (loss) before tax expense	93	(118)	(665)	656	500
Income tax expense (benefit) related to items of other comprehensive income (loss)	32	(40)	(226)	223	170

Other comprehensive income (loss) net of tax	61	(78)	(439)	433	330

Total Comprehensive Income	$439	$351	$1,367	$2,353	$1,512

13. Financial Instruments

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet. The following table summarizes these financial instruments and other commitments and contingent liabilities as of March 31, 2004 and December 31, 2003 and 2002:

	March 31,	December 31,
(In thousands)	2004	2003	2002
	(Unaudited)	(Audited)
Commitments to extend credit:
Loan commitments	$6,467	$7,754	$10,986
Unused lines of credit	13,760	13,478	14,650
Amounts due mortgagors on construction loans	2,191	2,519	1,168
Amounts due on commercial loans	11,349	7,569	4,017
Commercial letters of credit	1,563	545	599
Commitments to sell loans	—	—	491

Notes to Consolidated Financial Statements
Three Months Ended March 31, 2004 and 2003 (unaudited)
and Years Ended December 31, 2003, 2002 and 2001

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments are principally collateralized by mortgages on real estate, generally have fixed expiration dates or other termination clauses and may require payment of fees. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At March 31, 2004, the Bank’s loan commitments included approximately $2,494,000 of fixed-rate loans with interest rates ranging from 4.50%-5.75%.

The Bank’s off-balance sheet financial instruments, including commitments to extend credit and letters of credit have short maturities and therefore have no significant fair values. The estimated fair value of the Bank’s other financial instruments follows:

	March 31,		December 31,
	2004		2003		2002
	(Unaudited)		(Audited)
	Carrying	Estimated	Carrying	Estimated	Carrying	Estimated
(In thousands)	Amount	Fair Value	Amount	Fair Value	Amount	Fair Value
Financial assets
Cash and cash equivalents	$11,918	$11,918	$9,775	$9,775	$18,158	$18,158
Investment securities	32,914	32,939	38,727	38,743	33,876	33,907
Loans receivable, net	182,311	184,399	180,378	184,572	166,046	174,464
Accrued income receivable	1,029	1,029	1,071	1,071	1,045	1,045
Financial Liabilities
Deposits	$187,474	$188,517	$183,455	$184,636	$173,231	$174,276
Federal Home Loan Bank advances	30,138	31,027	34,990	35,944	31,119	32,556
Mortgagors’ escrow accounts	1,530	1,530	2,634	2,634	2,362	2,362

14. Mutual Holding Company Reorganization and Minority Stock Issuance (unaudited)

On May 17, 2004, the Board of Directors of the Bank unanimously adopted both a Plan of Reorganization and Minority Stock Issuance (the “Plan of Reorganization”) and a Plan of Charter Conversion. Pursuant to the Plan of Charter Conversion, the Bank will convert from a Connecticut-chartered mutual savings bank to a federal mutual savings bank. As soon as practicable after the completion of the charter conversion and pursuant to the Plan of Reorganization, the Bank will: (i) convert to a stock savings bank as the successor to the Bank in its current mutual form; (ii) organize a Stock Holding Company as a federally chartered corporation that will own 100% of the common stock of the Stock Bank; and (iii) organize a Mutual Holding Company as a federally chartered mutual holding company that will own at least 51% of the common stock of the Stock Holding Company so long as the Mutual Holding Company remains in existence. The Stock Bank will succeed to the business and operations of the Bank in its mutual form and the Stock Holding Company will sell a minority interest in its common stock in a public stock offering.

Notes to Consolidated Financial Statements
Three Months Ended March 31, 2004 and 2003 (unaudited)
and Years Ended December 31, 2003, 2002 and 2001

14. Mutual Holding Company Reorganization and Minority Stock Issuance (unaudited) - (Continued)

The Plan of Reorganization must be approved by the Office of Thrift Supervision and by the Bank’s depositors. The Plan of Charter Conversion must be approved by the Office of Thrift Supervision, the Banking Commissioner of the State of Connecticut and the Bank’s Board of Corporators.

Following the completion of the reorganization, all depositors who had membership or liquidation rights with respect to the Bank as of the effective date of the reorganization will continue to have such rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts with the Bank. In addition, all persons who become depositors of the Bank subsequent to the reorganization will have such membership and liquidation rights with respect to the Mutual Holding Company.

The Stock Holding Company plans to offer to the public shares of common stock representing a minority ownership of the estimated pro forma market value of the Bank as determined by an independent appraisal. The Mutual Holding Company will maintain the majority ownership of the Stock Holding Company. Cost incurred in connection with the offering will be recorded as a reduction of the proceeds from the offering. If the transaction is not consummated, all costs incurred in connection with the transaction will be expensed. At March 31, 2004, no reorganization costs had been included in other assets.

15.	Selected Quarterly Consolidated Financial Information (unaudited)

The following table presents quarterly consolidated financial information for the Bank for 2004, 2003 and 2002.

	For the Years Ended December 31,

	2004	2003				2002

	First	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
(In thousands)
Interest and dividend income	$3,026	$3,119	$3,108	$3,161	$3,256	$3,360	$3,314	$3,305	$3,199
Interest expense	936	970	1,009	1,090	1,172	1,265	1,325	1,368	1,341

Net interest income	2,090	2,149	2,099	2,071	2,084	2,095	1,989	1,937	1,858
Provision for loan losses	—	—	—	—	45	45	53	52	81

Net interest income after provision for loan losses	2,090	2,149	2,099	2,071	2,039	2,050	1,936	1,885	1,777
Noninterest income	333	313	212	333	257	273	257	230	212
Noninterest expense	1,879	1,828	1,686	1,681	1,650	1,489	1,496	1,399	1,436

Income before provision for income taxes	544	634	625	723	646	834	697	716	553
Provision for income taxes	166	177	197	231	217	217	231	244	188

Net income	$378	$457	$428	$492	$429	$617	$466	$472	$365

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

[LOGO]
(Proposed Holding Company for Naugatuck Valley Savings and Loan)

Up to 2,843,375 Shares
(Anticipated Maximum)

COMMON STOCK
Par Value $0.01 per share

PROSPECTUS

Ryan Beck & Co.

__________, 2004

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until ___or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

SEC filing fee(1)	$4,336
OTS filing fee	14,400
OTS and Connecticut Charter Conversion Fees	10,000
Connecticut filing fee	2,500
NASD filing fee(1)	3,922
Stock Market listing fee	100,000
EDGAR, printing, postage and mailing	100,000
Legal fees and expenses (including underwriter’s counsel fees)	230,000
Accounting fees and expenses	52,000
Appraiser’s fees and expenses	20,000
Business Plan fees and expenses	20,000
Marketing fees and expenses(1)	230,000
Reorganization agent fees and expenses	25,000
Transfer agent and registrar fees and expenses	20,000
Certificate printing	10,000
Miscellaneous	7,842

Total	$850,000

(1)	Estimated expenses based on the registration of 3,421,968 shares at $10.00 per share.

Item 14.	Indemnification of Directors and Officers

      In accordance with federal law, Article XII of the Registrant’s Bylaws provide as follows:

ARTICLE XII.

INDEMNIFICATION

      The Subsidiary Holding Company shall indemnify all officers, directors and employees of the Subsidiary Holding Company, and their heirs, executors and administrators, to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of the Subsidiary Holding Company, whether or not they continue to be a director or officer at the time of incurring such expenses or liabilities, such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

Item 15.	Recent Sales of Unregistered Securities

      None.

Item 16.	Exhibits and Financial Statement Schedules

      The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

      (a) List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter between Naugatuck Valley Savings and Loan, S.B. and Ryan Beck & Co.*
1.2	Form of Agency Agreement*
2.1	Plan of Reorganization and Minority Stock Issuance*
3.1	Charter of Naugatuck Valley Financial Corporation*
3.2	Bylaws of Naugatuck Valley Financial Corporation*
4.1	Specimen Stock Certificate of Naugatuck Valley Financial Corporation*
5.1	Opinion of Muldoon Murphy Faucette & Aguggia LLP re: Legality
8.1	Opinion of Muldoon Murphy Faucette & Aguggia LLP re: Federal Tax Matters*
8.2	Opinion of Snyder & Haller, P.C. re: State Tax Matters*
10.1	Form of Naugatuck Valley Savings and Loan Employee Stock Ownership Plan and Trust Agreement*
10.2	Form of ESOP Loan Documents*
10.3	Form of Naugatuck Valley Financial Corporation and Naugatuck Valley Savings and Loan Employment Agreement*
10.4	Form of Naugatuck Valley Savings and Loan Change in Control Agreement*
10.5	Naugatuck Valley Savings and Loan Directors’ Retirement Plan*
10.6	Naugatuck Valley Savings and Loan Employee Savings Plan*
10.7	Form of Naugatuck Valley Savings and Loan Supplemental Executive Retirement Plan*
10.8	Form of Naugatuck Valley Savings and Loan Employee Severance Compensation Plan*
10.9	Naugatuck Valley Savings and Loan, S.B. Death Benefit Agreement with John C. Roman*
10.10	Naugatuck Valley Savings and Loan, S.B. Death Benefit Agreement with Dominic J. Alegi, Jr.*
10.11	Naugatuck Valley Savings and Loan, S.B. Death Benefit Agreement with Lee R. Schlesinger*
23.1	Consent of Muldoon Murphy Faucette & Aguggia LLP*
23.2	Consent of Snyder & Haller, P.C.
23.3	Consent of Keller & Company, Inc.*
24.1	Powers of Attorney*
99.1	Appraisal Report Update of Keller & Company, Inc.(P)
99.2	Marketing Materials*
99.3	Subscription Order Form and Instructions*
99.4	Draft of Naugatuck Valley Savings and Loan Foundation Gift Instrument*
99.5	Proxy Statement for Special Meeting of Depositors of Naugatuck Savings and Loan and Revocable Proxy*

*	Previously filed.

(P)	The supporting financial schedules are being filed in paper pursuant to Rule 202 of Regulation S-T.

      (b) Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.	Undertakings

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Naugatuck, State of Connecticut, on August 11, 2004.

NAUGATUCK VALLEY FINANCIAL CORPORATION
(IN ORGANIZATION)

By:	/s/ JOHN C. ROMAN

John C. Roman
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ JOHN C. ROMAN John C. Roman	President, Chief Executive Officer and Director	August 11, 2004

/s/ LEE R. SCHLESINGER Lee R. Schlesinger	Vice President and Controller (principal accounting and financial officer)	August 11, 2004

* Ronald D. Lengyel	Chairman of the Board

* Carlos S. Batista	Director

* Richard M. Famiglietti	Director

* James A. Mengacci	Director

* Michael S. Plude	Director

* Camilo P. Vieira	Director

* Jane H. Walsh	Director

*	Pursuant to the Powers of Attorney filed as Exhibit 24.1 to the Registration Statement on Form S-1 for Naugatuck Valley Financial Corporation and Naugatuck Valley Savings and Loan, S.B. Employee Savings Plan on June 18, 2004.

/s/ JOHN C. ROMAN John C. Roman	President, Chief Executive Officer and Director	August 11, 2004